Exhibit 10.14

CONSOLIDATED AND RESTATED CREDIT AGREEMENT

by and among

BUILDING MATERIALS CORPORATION OF AMERICA,

THE LENDERS PARTY HERETO,

FLEET NATIONAL BANK,

as Documentation Agent,

BEAR STEARNS CORPORATE LENDING INC.,

as Syndication Agent,

and

THE BANK OF NEW YORK, as
Swing Line Lender and as Administrative Agent

with

BNY CAPITAL MARKETS, INC., as

Lead Arranger and Bookrunner

Dated as of December 30, 2002

TABLE OF CONTENTS

1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION
1.1. Definitions
1.2. Principles of Construction

2. AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT
2.1. Revolving Credit Loans
2.2. Revolving Credit Notes
2.3. Swing Line Loans
2.4. Swing Line Notes
2.5. Procedure for Borrowing
2.6. Termination or Reduction of Commitments
2.7. Prepayments
2.8. Use of Proceeds
2.9. Letter of Credit Sub-Facility
2.10. Letter of Credit Participation and Funding Commitments
2.11. Absolute Obligation With Respect to Letter of Credit Payments
2.12. Payments

3. INTEREST, FEES, YIELD PROTECTIONS, ETC.
3.1. Interest Rate and Payment Dates
3.2. Fees
3.3. Conversions
3.4. Concerning Interest Periods
3.5. Indemnification for Loss
3.6. Capital Adequacy
3.7. Reimbursement for Increased Costs
3.8. Illegality of Funding
3.9. Substituted Interest Rate
3.10. Taxes; Net Payments
3.11. Option to Fund
3.12. Replacement of Lenders

4. REPRESENTATIONS AND WARRANTIES
4.1. Subsidiaries; Capitalization
4.2. Existence and Power
4.3. Authority and Execution
4.4. Binding Agreement
4.5. Litigation

4.6. Required Consents
4.7. Absence of Defaults; No Conflicting Agreements
4.8. Compliance with Applicable Laws
4.9. Taxes
4.10. Governmental Regulations
4.11. Federal Reserve Regulations; Use of Loan Proceeds
4.12. Plans
4.13. Financial Statements
4.14. Property
4.15. Authorizations
4.16. Environmental Matters
4.17. Solvency
4.18. Absence of Certain Restrictions
4.19. No Misrepresentation

5. CONDITIONS TO EFFECTIVENESS
5.1. Evidence of Action
5.2. This Agreement
5.3. Notes
5.4. Chase Platinum Substitute Note and Fleet LC Agreement
5.5. Opinion of Counsel to the Borrower and its Subsidiaries

6. CONDITIONS OF LENDING - ALL LOANS AND LETTERS OF CREDIT
6.1. Compliance
6.2. Borrowing Request; Letter of Credit Request
6.3. Minimum Cash Amount
6.4. Loan Closings

7. AFFIRMATIVE COVENANTS
7.1. Financial Statements and Information
7.2. Certificates; Other Information
7.3. Legal Existence
7.4. Taxes
7.5. Insurance and Condemnation.
7.6. Performance of Obligations
7.7. Observance of Legal Requirements
7.8. Inspection of Property; Books and Records; Discussions
7.9. Authorizations
7.10. Financial Covenants
7.11. Additional Subsidiaries
7.12. Further Assurances; Certain Real Estate Matters
7.13. Environmental Compliance

7.14. Invested Cash, Marketable Securities and System Cash

8. NEGATIVE COVENANTS
8.1. Indebtedness
8.2. Liens
8.3. Merger, Consolidations and Acquisitions
8.4. Dispositions
8.5. Investments, Loans, Etc.
8.6. Restricted Payments
8.7. Business and Name Changes
8.8. ERISA
8.9. Prepayments of Indebtedness
8.10. Amendments, Etc. of Certain Agreements
8.11. Transactions with Affiliates
8.12. Limitation on Upstream Transfers
8.13. Capital Leases and Sale-Leaseback Transactions
8.14. Capital Expenditures
8.15. Asbestos Costs
8.16. Tax Sharing Payments

9. DEFAULT
9.1. Events of Default
9.2. Contract Remedies

10. THE ADMINISTRATIVE AGENT
10.1. Appointment
10.2. Delegation of Duties
10.3. Exculpatory Provisions
10.4. Reliance by Administrative Agent
10.5. Notice of Default
10.6. Non-Reliance on Administrative Agent and Other Lenders
10.7. Indemnification
10.8. Administrative Agent in Its Individual Capacity
10.9. Successor Administrative Agent
10.10. Documentation Agent, Syndication Agent and Lead Arranger
10.11. Appointment of Collateral Agent

11. OTHER PROVISIONS
11.1. Amendments and Waivers
11.2. Notices
11.3. No Waiver; Cumulative Remedies

11.4. Survival of Representations and Warranties and Certain Obligations
11.5. Expenses
11.6. Lending Offices
11.7. Successors and Assigns
11.8. Indemnity
11.9. Limitation of Liability
11.10. Counterparts
11.11. Adjustments; Set-off
11.12. Construction
11.13. Governing Law
11.14. Headings Descriptive
11.15. Severability
11.16. Integration
11.17. Consent to Jurisdiction
11.18. Service of Process
11.19. No Limitation on Service or Suit
11.20. WAIVER OF TRIAL BY JURY
11.21. Treatment of Confidential Information
11.22. Conversion to DIP Facility
11.23. Consolidation and Restatement
11.24. Chase Platinum Substitute Note
11.25. Fleet LC Agreement

EXHIBITS

Exhibit A	List of Revolving Credit Commitment Amounts
Exhibit B-1	Form of Revolving Credit A Note
Exhibit B-2	Form of Revolving Credit B Note
Exhibit B-3	Form of Swing Line A Note
Exhibit B-4	Form of Swing Line B Note
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Letter of Credit Request
Exhibit D	Form of Notice of Conversion
Exhibit E	Form of Compliance Certificate
Exhibit F-1	Form of Opinion of General Counsel to the Borrower and its Subsidiaries
Exhibit F-2	Form of Opinion of Special Counsel to the Borrower and its Subsidiaries
Exhibit G	Form of Chase Platinum Substitute Note
Exhibit H	Form of Assignment and Acceptance Agreement
Exhibit I	Form of Fleet LC Agreement
Exhibit J	[Intentionally Omitted]
Exhibit K	[Intentionally Omitted]
Exhibit L	Form of Demand Note
Exhibit M	Form of Depositary Control Agreement

CONSOLIDATED AND RESTATED CREDIT AGREEMENT, dated as of December 30, 2002, by and among BUILDING MATERIALS CORPORATION OF AMERICA, a Delaware corporation (the “Borrower”), the lenders party hereto (together with their respective assigns, the “Lenders”, each a “Lender”), FLEET NATIONAL BANK, as documentation agent (in such capacity, the “Documentation Agent”), BEAR STEARNS CORPORATE LENDING INC., as syndication agent (in such capacity, the “Syndication Agent”), and THE BANK OF NEW YORK, as agent for the Lenders (in such capacity, the “Administrative Agent”) and as swing line lender (in such capacity, the “Swing Line Lender”).  This Agreement consolidates and restates in their entirety the $110 Million Credit Agreement, the $100 Million Credit Agreement, the Chase Platinum Substitute Note and the Fleet LC Agreement.

1.                                       DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1.                              Definitions

As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

“ABR Advances”: the Swing Line Loans and the Revolving Credit Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Accountants”: Arthur Andersen LLP (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent.

“Accumulated Funding Deficiency”: as defined in Section 302 of ERISA.

“Acquisition”: with respect to the Borrower or any Subsidiary of the Borrower, the purchase or other acquisition by such Person, by any means whatsoever (including through a merger, dividend or otherwise and whether in a single transaction or in a series of related transactions), of (i) any Capital Stock of any other Person (other than a then existing Subsidiary of the Borrower) if, immediately thereafter, such other Person would be either a Subsidiary of such Person or otherwise under the control of such Person, or (ii) any business, going concern or division or segment of any other Person (other than the Borrower or any other Subsidiary of the Borrower), or all or substantially all of the assets of any of the foregoing.

“A Credit Exposure”: with respect to any A Lender as of any date, the sum as of such date of (i) the outstanding principal balance of such Lender’s Revolving Credit A Loans, (ii) such Lender’s Swing Line A Exposure, and (iii) such Lender’s Letter of Credit A Exposure.

“Administrative Agent”: as defined in the preamble to this Agreement, which term, as applicable, shall include The Bank of New York in its capacity as the “Administrative Agent” under and as defined in the $110 Million Credit Agreement and in its capacity as the “Administrative Agent” under and as defined in the $100 Million Credit Agreement.

“Advance”: with respect to a Loan, an ABR Advance or a Eurodollar Advance, as the case may be.

“Affected Advance”: as defined in Section 3.9.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities or other interests having ordinary voting power for the election of directors or other managing Persons thereof or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Fund”: with respect to any Person, any mutual fund that is advised or managed by (a) such Person, (b) a Fund Affiliate of such Person or (c) an entity or Fund Affiliate of an entity that administers or manages such Person.  For purposes of this definition, “Fund Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer, Affiliated Fund, adviser or manager of such Person, and each Person who is the beneficial owner of 5% or more of any class of Voting Shares of such Person.  For the purposes of this definition, “control “ means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Fund Distressed Debt Group”: each mutual fund and each Affiliated Fund of such mutual fund, in each case whose primary stated purpose is the purchase of distressed debt.

“Aggregate A Credit Exposure”: at any time, the sum at such time of (i) the outstanding principal balance of the Revolving Credit A Loans of all A Lenders, plus (ii) the outstanding principal balance of the Swing Line A Loans plus (iii) an amount equal to the Letter of Credit A Exposure of all A Lenders.

“Aggregate B Credit Exposure”: at any time, the sum at such time of (i) the outstanding principal balance of the Revolving Credit B Loans of all B Lenders, plus (ii) the outstanding principal balance of the Swing Line B Loans plus (iii) an amount equal to the Letter of Credit B Exposure of all B Lenders.

“Aggregate Commitment Percentage”: with respect to any Lender as of any date, the percentage as of such date equal to such Lender’s Revolving Credit A and B Commitment Amounts divided by the Aggregate Revolving Credit A and B Commitment Amounts (or, if no Revolving Credit A or B Commitments then exist, the percentage equal to such Lender’s Revolving Credit A and B Commitment Amounts on the last day upon which Revolving Credit A or B Commitments did exist divided by the Aggregate Revolving Credit A and B Commitment Amounts as in effect on such day).

“Aggregate Credit Exposure”: at any time, the sum of the Aggregate A Credit Exposure and the Aggregate B Credit Exposure at such time.

“Aggregate Revolving Credit A Commitment Amount”: at any time, the sum at such time of the Revolving Credit A Commitment Amounts of all A Lenders.

“Aggregate Revolving Credit B Commitment Amount”: at any time, the sum at such time of the Revolving Credit B Commitment Amounts of all B Lenders.

“Aggregate Revolving Credit Commitment Amount”: the sum of the Aggregate Revolving Credit A Commitment Amount and the Aggregate Revolving Credit B Commitment Amount at such time.

“Aggregate Voting Exposure”: the sum of (i) the Aggregate Revolving Credit Commitment Amount of all Lenders, (ii) the outstanding principal amount of the Chase Platinum Substitute Note and (iii) the undrawn face amount of the Fleet LC plus the amount of any unpaid drafts drawn under the Fleet LC.

“Agreement”: this Consolidated and Restated Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“A Lender”: a Lender having a Revolving Credit A Commitment or outstanding Revolving Credit A Loans, Swing Line A Exposure or Letter of Credit A Exposure.

“Alternate Base Rate”: on any date, a rate of interest per annum equal to the higher of (i) the Federal Funds Rate in effect on such date plus 1/2 of 1% or (ii) the BNY Rate in effect on such date.

“Alternate DIP Facility”: as defined in Section 11.22.

“Annual Asbestos Basket”: as defined in Section 8.15.

“Appeal Security”: cash, letters of credit or any other security deposited by the Borrower or any of its Subsidiaries on or after the Closing Date to secure any appeal bond or similar instrument in connection with any asbestos litigation.

“Appeal Security Drawn Amount”: an amount equal to the aggregate amount of all Appeal Security deposited on or after the Closing Date that has been drawn by the holder of the applicable appeal bond or similar instrument.

“Appeal Security Undrawn Amount”: an amount equal to (i) the aggregate original amount of all Appeal Security deposited on or after the Closing Date plus (ii) the amount of each increase to the face amount of any letter of credit constituting Appeal Security minus (iii) the sum of, without duplication (A) the amount of each reduction to the face amount of any such letter of credit not resulting from any drawing thereunder, (B) the undrawn face amount of any such letter of credit that has been terminated, and (C) the undrawn face amount of any such Appeal Security that has been returned to the Borrower or any of its Subsidiaries.

“Applicable Margin”: a rate per annum equal to (i) with respect to ABR Advances, 0.00%, and (ii) with respect to Eurodollar Advances, 2.64%; provided that if at any time during the pendency of a BMCA Bankruptcy (as defined in the Collateral Agent Agreement), (A) the Senior Note Lien Avoidance (as defined in the Collateral Agent Agreement) has occurred, (B) the 1999 Liens (as defined in the Collateral Agent Agreement) remain in full force and effect, and (C) the DIP Facility shall have come into effect, then, for the period from and after such time as such Senior Note Lien Avoidance shall have occurred, the Applicable Margin under the DIP Facility shall be increased by 1%.

“Approved Bank”: any bank whose (or whose parent company’s) unsecured non-credit supported short-term commercial paper rating from (i) Standard & Poor’s is at least A-1 or the equivalent thereof or (ii) Moody’s is at least P-1 or the equivalent thereof.

“Assignment”: as defined in Section 11.7(c).

“Assignment and Acceptance Agreement”: an assignment and acceptance agreement executed by an assignor and an assignee, substantially in the form of Exhibit H.

“Authorized Signatory”: as to (i) any Person which is a corporation, the chairman of the board, the president, any vice president, the chief financial officer or any other officer (acceptable to the Administrative Agent) thereof and (ii) any Person which is not a corporation, the general partner or other managing Person (acceptable to the Administrative Agent) thereof.

“B Credit Exposure”: with respect to any B Lender as of any date, the sum as of such date of (i) the outstanding principal balance of such Lender’s Revolving Credit B Loans, (ii) such Lender’s Swing Line B Exposure, and (iii) such Lender’s Letter of Credit B Exposure.

“B Lender”: a Lender having a Revolving Credit B Commitment or outstanding Revolving Credit B Loans, Swing Line B Exposure or Letter of Credit B Exposure.

“BNY”: The Bank of New York.

“BNY Capital Markets”: BNY Capital Markets, Inc.

“BNY Rate”: a rate of interest per annum equal to the rate of interest publicly announced in New York City by BNY from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

“Borrower Intercompany Investments”: demand loans which are (i) made by the Borrower to or in any Guarantor or (ii) made by any Guarantor to or in the Borrower or to or in any other Guarantor and, in each case, evidenced by a Demand Note.

“Borrowing Date”: any Business Day on which (i) the Lenders make Revolving Credit Loans, (ii) the Swing Line Lender makes a Swing Line Loan or (iii) the Issuing Bank issues a Letter of Credit.

“Borrowing Request”: a request for Revolving Credit Loans or a Swing Line Loan in the form of Exhibit C-1.

“Business Day”: (i) for all purposes other than as set forth in clause (ii) below, any day other than a Saturday, a Sunday or a day on which commercial banks located in New York City are authorized or required by law or other governmental action to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Advances, any day which is a Business Day described in clause (i) above and which is also a day on which eurodollar funding between banks may be carried on in London, England.

“Capital Expenditures”: of any Person means expenditures (whether paid in cash or other consideration or accrued as a liability) for fixed or capital assets (excluding any capitalized interest and any such asset acquired in connection with normal replacement and maintenance programs to the extent properly charged to current operations and excluding any replacement assets to the extent acquired with the proceeds of insurance) made by such Person, all as determined in accordance with GAAP.

“Capital Lease”: a lease the obligations in respect of which are required to be capitalized by the lessee thereunder for financial reporting purposes in accordance with GAAP.

“Capital Stock”: as to any Person, all shares, interests, partnership interests, limited liability company interests, participations, rights in or other equivalents (however designated) of such Person’s equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

“Cash Collateral Account”: an account maintained by the Collateral Agent pursuant to the Security Agreement and entitled the “Building Materials Corporation of America Cash Collateral Account”, provided that the name of such account shall be changed following the change of name of the Borrower.

“Cash Equivalents”: shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in full support thereof) having maturities of not more than six months from the date of acquisition, (ii) Dollar denominated domestic and Eurodollar time deposits, certificates of deposit and bankers acceptances of (x) any Lender or (y) any Approved Bank, in any such case with maturities of not more than six months from the date of acquisition, and (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with an unsecured non-credit supported short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s or at least P-1 or the equivalent by Moody’s, or guaranteed by any industrial or financial company with a long term unsecured non-credit supported senior debt rating of at least A or A-2, or the equivalent, by Standard & Poor’s or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition, provided that such securities, time deposits, certificates of deposit, bankers acceptances and commercial paper have been issued in the United States, have been deposited in the Cash Collateral Account and in respect of which the Collateral Agent has a first priority perfected security interest therein.

“Cash Management System”: as defined in Section 3.4(d)(iii) of the Security Agreement.

“Change of Control” means the occurrence of any of the following events: (i) prior to the time that at least 15% of the then outstanding Voting Shares of the Borrower or any Parent is publicly traded on a national securities exchange or in the NASDAQ (national market system), the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of majority voting power of the Voting Shares of the Borrower, whether as a result of issuance of securities of the Borrower or any of its Affiliates, any merger, consolidation, liquidation or dissolution of the Borrower or any of its Affiliates, any direct or indirect transfer of securities by any Permitted Holder or by any Parent or any of its Subsidiaries or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Shares of a corporation (the “specified corporation”) held by any other corporation (the “parent corporation”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, a majority of the Voting Shares of the parent corporation); (ii) any “Person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Voting Shares of the Borrower or any Parent; provided that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the Voting Shares of the Borrower or such Parent than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election of a majority of the Managing Person of the Borrower or such Parent; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Managing Person of the Borrower or G-I Holdings Inc. (together with any new members whose election by the Managing Person of the Borrower or G-I Holdings Inc., or whose nominations for election by the shareholders of the Borrower or G-I Holdings Inc., was approved by a vote of a majority of the members of such Managing Person then still in office who were either members at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Managing Person then in office.

“Chase Platinum Agreement”: the agreement, from time to time in effect, between JPMorgan Chase Bank (formerly, The Chase Manhattan Bank) and the Borrower providing for the leasing to the Borrower of 11,329 ounces of platinum.

“Chase Platinum Exposure”: with respect to any Voting Lender, the amount of the outstanding principal amount of the Chase Platinum Substitute Note held by such Voting Lender.

“Chase Platinum Substitute Note”: the note, dated as of the Effective Date, made by the Borrower to JPMorgan Chase Bank (formerly, The Chase Manhattan Bank) evidencing (i) the delivery of 11,329 ounces of platinum to JPMorgan Chase Bank in satisfaction of the Chase Platinum Agreement and (ii) the loan made by JPMorgan Chase Bank to the Borrower in an amount equal to the Borrower’s cost of purchase of such platinum as described in such note, as amended and restated as of December 30, 2002, a copy of which note, as amended and restated, is attached as Exhibit G and which note, as amended and restated, is incorporated by reference into this Agreement pursuant to Section 11.24.

“Closing Date”: December 4, 2000.

“Code”: the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

“Collateral”: means any and all “Collateral” as defined in any applicable Security Document.

“Collateral Agent”: means BNY, as Collateral Agent under the Collateral Agent Agreement.

“Collateral Agent Agreement”: means the Collateral Agent Agreement, dated as of December 22, 2000, among the (i) Administrative Agent under, and as defined in, the $110 Million Credit Agreement, (ii) the Administrative Agent under, and as defined in, the $100 Million Credit Agreement, (iii) the Collateral Agent, (iv) each trustee under each Senior Note Indenture, (v) JPMorgan Chase Bank, in connection with the Chase Platinum Substitute Note, and (vi) Fleet National Bank, in connection with the Fleet LC Agreement.

“Commitment”: a Revolving Credit A Commitment, a Revolving Credit B Commitment, the Letter of Credit A Commitment, the Letter of Credit B Commitment, the Swing Line A Commitment or the Swing Line B Commitment, as the case may be.

“Commitment Fee”: as defined in Section 3.2(a).

“Commitment Percentage”: as applicable and as the context may require, with respect to any Lender as of any date, the percentage as of such date equal to such Lender’s Revolving Credit A or B (as applicable) Commitment Amount divided by the Aggregate Revolving Credit A or B (as applicable) Commitment Amount (or, if no Revolving Credit A or B (as applicable) Commitments then exist, the percentage equal to such Lender’s Revolving Credit A or B (as applicable) Commitment Amount on the last day upon which Revolving Credit A or B (as applicable) Commitments did exist divided by the Aggregate Revolving Credit A or B (as applicable) Commitment Amount as in effect on such day).

“Compensatory Interest Payment”: as defined in Section 3.1(c).

“Compliance Certificate”: a certificate substantially in the form of Exhibit E.

“Consolidated”: the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA”: for any period, net income of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP for such period plus, to the extent not excluded (as set forth below) from net income, the sum of, without duplication, (i) Consolidated Interest Expense, (ii) provision for income taxes of the Borrower and its Subsidiaries, and (iii) depreciation, amortization and other non-cash charges of the Borrower and its Subsidiaries. For purposes of this definition the following shall be excluded for purposes of calculating net income: (a) extraordinary gains and losses, (b) non-recurring non-cash charges relating to the closing of the facilities described in Section 8.4(i) and non-recurring severance costs related thereto for the fiscal quarter ended December 31, 2000 in an aggregate amount not exceeding $2,300,000, (c) realized losses from the sale at any time on or after October 2, 2000 of Marketable Securities, such Marketable Securities itemized in the Consolidated Balance Sheet of the Borrower for the fiscal quarter ended October 1, 2000 under the line items entitled “Investments in Available For Sale Securities” and “Investments in Trading Securities”, (d) the one time charge related to an increase in the warranty reserve for the fiscal quarter ended December 31, 2000 in an amount not exceeding $15,000,000, (e) the non-recurring charge in an aggregate amount not exceeding $3,000,000 relating to the modification of the Borrower’s employee stock purchase program in existence on the Closing Date and (f) non-cash charges relating to stock options or related plans given to employees of the Borrower and its Subsidiaries.

“Consolidated Interest Expense”: for any period, cash interest expense of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP.

“Contingent Obligation”: as to any Person (a “secondary obligor”), any obligation of such secondary obligor (i) guaranteeing or in effect guaranteeing any return on any investment made by another Person, or (ii) guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (a “primary obligation”) of any other Person (a “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such secondary obligor, whether contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of a primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any primary obligation of the ability of a primary obligor to make payment of a primary obligation, (d) otherwise to assure or hold harmless the beneficiary of a primary obligation against loss in respect thereof, and (e) in respect of the liabilities of any partnership in which a secondary obligor is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such secondary obligor and its separate Property, provided, however, that the term

“Contingent Obligation” shall not include the indorsement of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of a primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Control Person”: as defined in Section 3.6.

“Conversion Date”: the date on which: (i) a Eurodollar Advance is converted to an ABR Advance, (ii) an ABR Advance is converted to a Eurodollar Advance or (iii) a Eurodollar Advance is converted to a new Eurodollar Advance.

“Credit Exposure”: with respect to any Lender as of any date, the sum as of such date of (i) the outstanding principal balance of such Lender’s aggregate Revolving Credit A and B Loans, (ii) such Lender’s aggregate Swing Line A and B Exposure, and (iii) such Lender’s aggregate Letter of Credit A and Exposure.

“Credit Party”: the Borrower and each Guarantor.

“Debt Obligations”: as defined in Section 9.1(f).

“Default”: any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

“Demand Note”: a demand promissory note, in the form of Exhibit L, endorsed in blank and pledged to the Collateral Agent pursuant to the Security Documents.

“Depositary Control Agreement”: an agreement among a Credit Party, a Qualified Depositary Institution and the Collateral Agent substantially in the form of Exhibit M, with such changes thereto as shall be agreed upon by such Credit Party, Qualified Depositary Institution and the Collateral Agent.

“DIP Facility”: as defined in Section 11.22.

“Disbursement Account No. 1”: as defined in the Security Agreement.

“Disbursement Account No. 2”: as defined in the Security Agreement.

“Disbursement Account No. 1 Cash”: cash on deposit in Disbursement Account No. 1.

“Disbursement Account No. 2 Cash”: cash on deposit in Disbursement Account No. 2.

“Disposition”: with respect to any Person, any sale, assignment, transfer or other disposition by such Person, by any means, of (i) the Capital Stock of any other Person, (ii) any business, going concern or division or segment thereof, or (iii) any other Property of such Person.

“Dollars” and “$”: lawful currency of the United States.

“Effective Date”: December 22, 2000.

“Employee Benefit Plan”: an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by the Borrower, any of its Subsidiaries or any ERISA Affiliate.

“Environmental Laws”: means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, or the management or release of any Hazardous Material.

“Environmental Liability”: means, as to any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

“ERISA Affiliate”: when used with respect to an Employee Benefit Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person which is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Code (or, solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, Sections 414(m) or (o) of the Code) of which the Borrower or any of its Subsidiaries is a member.

“Eurodollar Advances”: collectively, the Revolving Credit A or B (as applicable) Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each Eurodollar Advance, a rate of interest per annum, as determined by the Administrative Agent, obtained by dividing (and then rounding to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%):

(a)                                  the rate, as reported by BNY to the Administrative Agent, quoted by BNY to leading banks in the interbank eurodollar market as the rate at which BNY is offering Dollar deposits in an amount equal approximately to the Eurodollar Advance of BNY to which such Interest Period shall apply for a period equal to such Interest Period, as quoted at approximately 11:00 a.m. two Business Days prior to the first day of such Interest Period, by

(b)                                 a number equal to 1.00 minus the aggregate of the then stated maximum rates during such Interest Period of all reserve requirements (including marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority to which BNY and other major United States money center banks are subject, in respect of eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System), without benefit of credit for proration, exceptions or offsets which may be available from time to time to any Lender.

“Event of Default”: as defined in Section 9.1.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Taxes”:  collectively, in the case of any Indemnified Tax Person, (i) Taxes imposed on the net income of such Indemnified Tax Person by the jurisdiction in which such Indemnified Tax Person has its situs of organization or in which such Indemnified Tax Person’s lending office is located or is engaged in business, (ii) Taxes imposed on the net income of such Indemnified Tax Person (other than those Taxes described in clause (i)), except to the extent that such Taxes would not have been incurred but for the situs of organization, any place of business or the activities of the Borrower or any of its Subsidiaries in the jurisdiction imposing the Tax, (iii) Taxes (other than withholding Taxes) imposed on or measured by the gross income, gross receipts or capital of such Indemnified Tax Person, except to the extent that such Taxes would not have been incurred but for the situs of organization, any place of business or the activities of the Borrower or any of its Subsidiaries in the jurisdiction imposing the Tax, (iv) any withholding Taxes imposed with respect to a payment to a person who has become a Lender as a result of an Assignment to the extent such withholding arises as a result of Section 881(c)(3)(A) of the Code, (v) any Tax imposed on a transfer of a Note, and (vi) any Tax imposed as a result of the willful misconduct of such Indemnified Tax Person.

“Existing Credit Agreement”: as defined in the $110 Million Credit Agreement.

“Federal Funds Rate”: for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds

Rate for such day shall be the average of the quotations for such day on such transactions received by BNY as determined by BNY and reported to the Administrative Agent.

“Fees”: as defined in Section 2.12.

“Financial Officer”: as to any Person, the chief financial officer of such Person or such other officer as shall be satisfactory to the Administrative Agent.

“Financial Statements”: as defined in Section 4.13.

“Fleet LC”: the letter of credit in the amount of $3,551,781 issued by Fleet National Bank with respect to the Shafter, California IDB facility.

“Fleet LC Agreement”: collectively, (i) the Amended and Restated Reimbursement Agreement, dated as of September 22, 2000, between Fleet National Bank and Building Materials Manufacturing Corporation providing for the issuance of the Fleet LC, as amended by the First Amendment Agreement, dated as of December 4, 2000, and the Second Amendment Agreement, dated as of December 30, 2002, and (ii) the Parent Guarantee, dated as of December 4, 2000, pursuant to which the Borrower unconditionally guarantees to Fleet National Bank the obligations of Building Materials Manufacturing Corporation under the Amended and Restated Reimbursement Agreement described in clause (i) of this definition, a copy of which Amended and Restated Reimbursement Agreement as so amended and Parent Guarantee are attached as Exhibit I and which Amended and Restated Reimbursement Agreement as so amended and Parent Guarantee are incorporated by reference into this Agreement pursuant to Section 11.25.

“Fleet LC Exposure”: with respect to any Voting Lender, the amount of the undrawn face amount of the Fleet LC plus the amount of any unpaid drafts drawn under the Fleet LC held by such Voting Lender.

“Fronting Fees”: as defined in Section 3.2(c).

“Funded Current Liability Percentage”: as defined in Section 401(a)(29) of the Code.

“GAAP”: generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority”: any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

“Guarantor”: at any time, any Subsidiary of the Borrower that is a party to the Subsidiary Guaranty.

“Guaranty Documents”: means the Subsidiary Guaranty and each other guaranty agreement, instrument or other document executed or delivered pursuant to Section 7.11 or 7.12 to guarantee any of the Obligations.

“Hazardous Materials”: means all substances or wastes regulated or characterized as explosive, radioactive, toxic, hazardous, contaminant or pollutant under Environmental Laws, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes.

“Hedge Agreement”: any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar agreement or arrangement entered into to protect against or mitigate the effect of fluctuations in interest rates, foreign exchange rates or prices of commodities used in the business of the Borrower and its Subsidiaries.

“Highest Lawful Rate”: as to any Lender or any Issuing Bank, the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received by such Lender on the Note held by it or by such Issuing Bank pursuant to the Reimbursement Agreements, as the case may be, or which may be owing to such Lender or such Issuing Bank pursuant to the Loan Documents under the laws applicable to such Lender or such Issuing Bank and this transaction.

“Included Taxes”: all Taxes other than Excluded Taxes.

“Indebtedness”: as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money, (ii) indebtedness in respect of the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (iii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iv) obligations with respect to any conditional sale or title retention agreement, (v) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment thereof, (vi) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business), (vii) obligations under Capital Leases, (viii) all obligations of such Person in respect of Capital Stock subject to mandatory redemption or redemption at the option of the holder thereof, in whole or in part, and (ix) all Contingent Obligations of such Person in respect of any of the foregoing.

“Indemnified Liabilities”: as defined in Section 11.5.

“Indemnified Person”: as defined in Section 11.8.

“Indemnified Tax Person”: the Administrative Agent, the Swing Line Lender, any Issuing Bank or any Lender.

“Interest Coverage Ratio”: at any date of determination, the ratio of Consolidated EBITDA to Consolidated Interest Expense, in each case for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period.

“Interest Payment Date”: (i) as to any ABR Advance, the last day of each calendar month and each day that such ABR Advance is repaid or converted, (ii) as to any Swing Line Loan, the last day of each calendar month and the date on which the outstanding principal balance of such Swing Line Loan shall become due and payable in accordance with Section 2.3, (iii) as to any Eurodollar Advance, (x) the last day of each calendar month and (y) the last day of the Interest Period with respect to such Eurodollar Advance, and (iv) as to all Advances, the Maturity Date, provided that, for purposes of clauses (i), (ii) and (iii)(x) of this definition, if any such Interest Payment Date would otherwise end on a day that is not a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day.

“Interest Period”:

(a)                                  subject to the provisions of Section 3.4, with respect to any Eurodollar Advance requested by the Borrower, the period commencing on, as the case may be, the Borrowing Date or Conversion Date with respect to such Eurodollar Advance and ending one, two, three or six months thereafter, as selected by the Borrower in its irrevocable Borrowing Request or its irrevocable Notice of Conversion, provided, however, that (i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day and (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(b)                                 subject to the provisions of Section 3.4, with respect to any Swing Line Loan requested by the Borrower, the period commencing on the Borrowing Date with respect to such Swing Line Loan and ending on or between one and five Business Days thereafter, as selected by the Borrower in its irrevocable Borrowing Request, provided, however, that (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, and (ii) the Borrower shall select Interest Periods so as not to have more than three different Interest Periods outstanding at any one time for all Swing Line A or B (as applicable) Loans.

“Invested Cash”:  means cash and Cash Equivalents (excluding System Cash, Disbursement Account No. 1 Cash and Disbursement Account No. 2 Cash).

“Investments”: as defined in Section 8.5.

“Issuing Banks”: with respect to the Letters of Credit issued under (i) the Letter of Credit A Commitment, BNY and JPMorgan Chase Bank (formerly, The Chase Manhattan Bank) and (ii) the Letter of Credit B Commitment, BNY; each an “Issuing Bank”.

“Lead Arranger”: BNY Capital Markets.

“Lender”: as applicable and as the context may require, an A Lender or a B Lender.

“Letter of Credit”: as defined in Section 2.9(a).  With respect to the Letter of Credit A Commitment, the term “Letter of Credit” shall include all Letters of Credit issued under the Letter of Credit A Commitment, all “Letters of Credit” issued under and as defined in the $110 Million Credit Agreement, and all “Letters of Credit” issued under and as defined in the Existing Credit Agreement outstanding on the Effective Date under the Existing Credit Agreement.  With respect to the Letter of Credit B Commitment, the term “Letter of Credit” shall include all Letters of Credit issued under the Letter of Credit B Commitment and all “Letters of Credit” issued under and as defined in the $100 Million Credit Agreement.

“Letter of Credit Commissions”: as defined in Section 3.2(b).

“Letter of Credit A Commitment”: the commitment of the applicable Issuing Banks to issue Letters of Credit having an aggregate outstanding face amount up to the Aggregate Revolving Credit A Commitment Amount, and the commitment of the A Lenders to participate in the Letter of Credit A Exposure as set forth in Section 2.10.

“Letter of Credit B Commitment”: the commitment of the applicable Issuing Banks to issue Letters of Credit having an aggregate outstanding face amount up to $25,000,000, and the commitment of the B Lenders to participate in the Letter of Credit B Exposure as set forth in Section 2.10.

“Letter of Credit A Exposure”: as of any date and in respect of any A Lender, an amount equal to (i) the sum as of such date, without duplication, of (x) the aggregate undrawn face amount of all outstanding Letters of Credit issued under the Letter of Credit A Commitment, (y) the aggregate amount of unpaid drafts drawn on all Letters of Credit issued under the Letter of Credit A Commitment, and (z) the aggregate unpaid Reimbursement Obligations in respect of any Letters of Credit issued under the Letter of Credit A Commitment (after giving effect to any Revolving Credit A Loans made on such date to pay any such Reimbursement Obligations), multiplied by (ii) such A Lender’s applicable Commitment Percentage.

“Letter of Credit B Exposure”: as of any date and in respect of any B Lender, an amount equal to (i) the sum as of such date, without duplication, of (x) the aggregate undrawn face amount of all outstanding Letters of Credit issued under the Letter of Credit B Commitment, (y) the aggregate amount of unpaid drafts drawn on all Letters of Credit issued under the Letter of Credit B Commitment, and (z) the aggregate unpaid Reimbursement Obligations in respect of any Letters of Credit issued under the Letter of Credit B Commitment (after giving effect to any Revolving Credit B Loans made on such date to pay any such Reimbursement Obligations), multiplied by (ii) such B Lender’s applicable Commitment Percentage.

“Letter of Credit Participation”: with respect to each Lender, its obligations to each Issuing Bank hereunder.

“Letter of Credit Request”: a request in the form of Exhibit C-2, which, in the case of a request for the issuance of a Letter of Credit under the Letter of Credit B Commitment, shall also contain, among other things, a certification as to the satisfaction of Section 6.3.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement (other than an operating lease) and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Loan”: a Revolving Credit A Loan, a Revolving Credit B Loan, a Swing Line A Loan or a Swing Line B Loan, as the case may be.

“Loan Documents”: collectively, this Agreement, the Notes, the Reimbursement Agreements, the Guaranty Documents, the Security Documents and all other agreements, instruments and documents executed or delivered in connection herewith, in each case as amended, supplemented or otherwise modified from time to time.

“Loans”: the Revolving Credit A Loans, the Revolving Credit B Loans, the Swing Line A Loans and/or the Swing Line B Loans, as the case may be.

“Management Agreement”: the Amended and Restated Management Agreement, dated as of January 1, 1999, among GAF Corporation, G-I Holdings Inc., G Industries Corp., Merick Inc., GAF Fiberglass Corporation, International Specialty Products Inc., GAF Building Materials Corporation, GAF Broadcasting Company, Inc., the Borrower and ISP Opco Holdings Inc., and as the same may be further amended, supplemented or otherwise modified from time to time in accordance with Section 8.10.

“Managing Person”: with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Mandatory Borrowing”: as defined in Section 2.3(c).

“Margin Stock”: any “margin stock”, as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended, supplemented or otherwise modified from time to time.

“Marketable Securities”: liquid marketable securities (other than Cash Equivalents) owned by the Borrower and its Subsidiaries (free and clear of any restriction) which are traded on a major United States exchange (which shall include, without limitation, the NASDAQ (national market system)).

“Material Adverse Change”: a material adverse change in (i) the financial condition, operations, business, prospects or Property of (A) the Borrower or (B) the Borrower and its Subsidiaries taken as a whole (which in the case of clauses (A) and (B) shall exclude the status of asbestos related claims (other than asbestos related claims made by any Governmental Authority under any Environmental Laws) against the Borrower or any of its Subsidiaries), (ii) the ability of the Borrower or any of its Subsidiaries to perform any of its obligations under the Loan Documents to which it is a party or (iii) the ability of the Administrative Agent and the Lenders to enforce any of the Loan Documents.

“Material Adverse Effect”: a material adverse effect on (i) the financial condition, operations, business, prospects or Property of (A) the Borrower or (B) the Borrower and its Subsidiaries taken as a whole (which in the case of clauses (A) and (B) shall exclude the status of asbestos related claims (other than asbestos related claims made by any Governmental Authority under any Environmental Laws) against the Borrower or any of its Subsidiaries), (ii) the ability of the Borrower or any of its Subsidiaries to perform any of its obligations under the Loan Documents to which it is a party or (iii) the ability of the Administrative Agent and the Lenders to enforce any of the Loan Documents.

“Material Agreements”: collectively, the Senior Note Indentures, the Tax Sharing Agreement, the Management Agreement and the Receivables Purchase Documents.

“Maturity Date”: August 18, 2003, or such earlier date on which the Revolving Credit Notes shall become due and payable, whether by acceleration or otherwise.

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency or, if neither Moody’s Investors Service, Inc. nor any such successor shall be in the business of rating senior unsecured long-term debt, a nationally recognized rating agency in the United States selected by the Required Lenders.

“Mortgage”: means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations.  Each Mortgage shall be satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property”: means, initially, each parcel of real property and the improvements thereto owned by the Borrower or any Guarantor and identified on Schedule

1.1(m), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 7.11 or 7.12.

“Multiemployer Plan”: a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note”: a Revolving Credit A Note, a Revolving Credit B Note, the Swing Line A Note or the Swing Line B Note, as the case may be.

“Notes”: the Revolving Credit A Notes, the Revolving Credit B Notes, the Swing Line A Note and/or the Swing Line B Note, as the case may be.

“Notice of Conversion”: a notice substantially in the form of Exhibit D.

“Obligations”:  as defined in the Security Agreement.

“$100 Million Credit Agreement”: the Credit Agreement, dated as of December 4, 2000, by and among the Borrower, the Lenders party thereto, and BNY, as Swing Line Lender and as Administrative Agent, as amended by Amendment No. 1, dated as of December 22, 2000, and Amendment No. 2, dated as of March 8, 2001.

“$110 Million Credit Agreement”: the Amended and Restated Credit Agreement, dated as of December 4, 2000, by and among the Borrower, the Lenders party thereto, Fleet National Bank, as Documentation Agent, Bear Stearns Corporate Lending, Inc, as Syndication Agent, and BNY, as Swing Line Lender and as Administrative Agent, as amended by Amendment No. 1, dated as of December 22, 2000, and Amendment No. 2, dated as of March 8, 2001.

“Organizational Documents”: as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Original Effective Date”:  August 18, 1999.

“Outstanding Percentage”: as applicable and as the context may require:

(a)                                  as of any date and with respect to each A Lender, each Issuing Bank having a Letter of Credit A Commitment, and the Swing Line Lender with respect to Swing Line A Loans, as the case may be, a fraction the numerator of which is the Outstandings of such A Lender, such Issuing Bank, or the Swing Line Lender with respect to Swing Line A Loans, as applicable, on such date, and the denominator of which is the aggregate Outstandings of all A Lenders, such Issuing Banks and the Swing Line Lender with respect to Swing Line A Loans on such date, and

(b)                                 as of any date and with respect to each B Lender, each Issuing Bank having a Letter of Credit B Commitment, and the Swing Line B Lender with respect to Swing Line B Loans, as the case may be, a fraction the numerator of which is the Outstandings of such B Lender, such Issuing Bank, or the Swing Line Lender with respect to Swing Line B Loans, as applicable, on such date, and the denominator of which is the aggregate Outstandings of all B Lenders, such Issuing Banks and the Swing Line Lender with respect to Swing Line B Loans on such date.

“Outstandings”: as applicable and as the context may require,

(a)                                  as of any date, an amount equal to (i) with respect to any Issuing Bank having a Letter of Credit A Commitment, (A) the aggregate sum of all drafts honored under all Letters of Credit of such Issuing Bank issued under the Letter of Credit A Commitment after the Original Effective Date minus (B) all payments made after the Original Effective Date to such Issuing Bank by the Borrower and the A Lenders in reimbursement thereof or participation therein, as the case may be, (ii) with respect to the Swing Line Lender, (A) the outstanding principal balance on such date of all Swing Line A Loans minus (B) the aggregate sum of all payments by any A Lender in participation of such Swing Line A Loans, and (iii) with respect to each A Lender, the outstanding principal balance on such date of all the Revolving Credit A Loans of such A Lender plus (A) the aggregate sum of all payments by such A Lender in participation of the Reimbursement Obligations in respect of Letters of Credit issued under the Letter of Credit A Commitment and the Swing Line A Loans minus (B) all reimbursements received by such A Lender in respect thereof, and

(b)                                 as of any date, an amount equal to (i) with respect to any Issuing Bank having a Letter of Credit B Commitment, (A) the aggregate sum of all drafts honored under all Letters of Credit of such Issuing Bank issued under the Letter of Credit B Commitment after the Effective Date minus (B) all payments made after the Effective Date to such Issuing Bank by the Borrower and the B Lenders in reimbursement thereof or participation therein, as the case may be, (ii) with respect to the Swing Line Lender, (A) the outstanding principal balance on such date of all Swing Line B Loans minus (B) the aggregate sum of all payments by any B Lender in participation of such Swing Line B Loans, and (iii) with respect to each B Lender, the outstanding principal balance on such date of all the Revolving Credit B Loans of such B Lender plus (A) the aggregate sum of all payments by such B Lender in participation of the Reimbursement Obligations in respect of Letters of Credit issued under the Letter of Credit B Commitment and the Swing Line B Loans minus (B) all reimbursements received by such B Lender in respect thereof.

“Parent Letter of Credit”: as defined in Section 2.9(a).

“Parent Letter of Credit Amount”: an amount equal to (i) the aggregate original face amount of all Parent Letters of Credit issued on or after the Closing Date plus (ii) the amount of each increase to the face amount of any such Parent Letter of Credit minus (iii) the sum of, without duplication (A) the amount of each reduction to the face amount of any such

Parent Letter of Credit not resulting from any drawing thereunder and (B) the undrawn face amount of any such Parent Letter of Credit that has been terminated.

“Parents”: collectively, (i) G-I Holdings Inc. and any Subsidiary of G-I Holdings Inc. (and their respective successors), in each case so long as such corporation owns directly or indirectly a majority of the Voting Shares of the Borrower, and (ii) solely for purpose of the definition of “Change of Control”, any other Person that may own directly or indirectly a majority of the Voting Shares of the Borrower.

“Payroll Accounts”: deposit accounts maintained in the ordinary course of business by the Borrower or any of its Subsidiaries for the purpose of paying payroll and related benefit costs and remitting withholding and other payroll taxes and costs.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

“Pension Plan”: at any date of determination, any Employee Benefit Plan (including a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Borrower, any of its Subsidiaries or any ERISA Affiliate.

“Permitted Holders”: collectively, (i) Samuel J. Heyman, his heirs, administrators, executors and entities of which a majority of the Voting Shares is owned by Samuel J. Heyman, his heirs, administrators or executors and (ii) any Person controlled, directly or indirectly, by Samuel J. Heyman or his heirs, administrators or executors.

“Permitted Lien”: a Lien permitted to exist under Section 8.2.

“Person”: any individual, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of “ERISA Affiliate”, a trade or business.

“Petty Cash Accounts”: deposit accounts maintained in the ordinary course of business by the Borrower or any of its Subsidiaries for the purpose of reimbursing employees for ordinary course expenditures or for other incidental expenses, such deposit accounts for the Borrower and its Subsidiaries not to exceed $100,000 in the aggregate.

“Prohibited Transaction”: a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Property”: all types of real, personal, tangible, intangible or mixed property.

“Proposed Lender”: as defined in Section 3.12.

“Qualified Depositary Institution”: any commercial bank organized under the laws of the United States of America or any State thereof that (i) is listed on Schedule 1.1(q) or (ii) either (x) has capital and surplus in excess of $50,000,000 or (y) is satisfactory to the Administrative Agent and, in either case, whose deposits are federally insured.

“Receivables Purchase Documents”: collectively, (i) the Pooling and Services Agreement, dated as of November 1, 1996, among the Borrower, BMCA Receivables Corporation and BNY, as trustee, as supplemented by the Series 1996-1 Supplement, dated as of November 1, 1996, and the Receivables Purchase Agreement, dated as of November 1, 1996, among the Borrower and BMCA Receivables Corporation, and (ii) any amendment, modification, waiver, extension or replacement of such documents on terms and conditions that could not reasonably be expected to (x) denigrate the value of the security interest of the Collateral Agent in the Capital Stock of the Receivables Subsidiary or in any other Collateral, including any accounts receivable of the Borrower or any of its Subsidiaries (other than the Receivables Subsidiary) not subject to the documents described in clause (i) of this definition, or (y) restrict the rights of the Collateral Agent to foreclose or otherwise pursue its remedies under the Security Agreement with respect to such Capital Stock or such other Collateral, in either case in comparison to such value or rights in existence immediately prior to such amendment, modification, waiver, extension or replacement under such documents (it being understood that advance rates, eligibility requirements, concentration limits and a maturity date (provided such maturity date is later than September 30, 2001) more favorable to the Receivables Subsidiary shall not be deemed to denigrate such value or restrict such rights), provided that the aggregate amount of indebtedness to be incurred under such documents shall not exceed $115,000,000.

“Receivables Subsidiary”: BMCA Receivables Corporation, a special-purpose Delaware corporation, or any other special-purpose Subsidiary of the Borrower hereafter created or acquired that deals exclusively with the purchase and sale of the receivables of the Borrower and its Subsidiaries as permitted by Section 8.5(i).

“Regulatory Change”: the occurrence of any of the following after the Effective Date: (i) the adoption of any treaty, constitution, law, rule or regulation, (ii) the issuance or promulgation of any directive, guideline or request from any Governmental Authority (whether or not having the force of law), or (iii) any change in the interpretation of any existing treaty, constitution, law, rule, regulation, directive, guideline or request by any Governmental Authority.

“Reimbursement Agreement”: as defined in Section 2.9(b).

“Reimbursement Obligation”: the obligation of the Borrower to reimburse an Issuing Bank for amounts drawn under a Letter of Credit of such Issuing Bank.

“Reportable Event”: with respect to any Pension Plan, (i) any event set forth in Sections 4043(c) (other than a Reportable Event as to which the 30 day notice requirement is waived by the PBGC under applicable regulations), 4062(c) or 4063(a) of ERISA or the regulations thereunder, (ii) an event requiring the Borrower, any of its Subsidiaries or any ERISA Affiliate to provide security to a Pension Plan under Section 401(a)(29) of the Code, or (iii) any failure to make any payment required by Section 412(m) of the Code.

“Required A Lenders”: at any time (i) prior to the Revolving Credit Commitment Termination Date, Voting A Lenders having Voting A Exposures greater than or equal to 51% of the Aggregate Voting A Exposure and (ii) on or after the Revolving Credit Commitment Termination Date, Voting A Lenders having aggregate (x) A Credit Exposures, (y) Chase Platinum Exposures and (z) Fleet LC Exposures greater than or equal to 51% of the Aggregate Voting A Exposure (or, if there is no A Credit Exposure, Chase Platinum Exposure or Fleet LC Exposure, Voting A Lenders having Voting A Exposures greater than or equal to 51% of the Aggregate Voting A Exposure immediately prior to there being no Voting A Exposure).

“Required B Lenders”: at any time (i) prior to the Revolving Credit Commitment Termination Date, Voting B Lenders having Voting B Exposures greater than or equal to 51% of the Aggregate Voting B Exposure and (ii) on or after the Revolving Credit Commitment Termination Date, Voting B Lenders having aggregate (x) B Credit Exposures, (y) Chase Platinum Exposures and (z) Fleet LC Exposures greater than or equal to 51% of the Aggregate Voting B Exposure (or, if there is no B Credit Exposure, Chase Platinum Exposure or Fleet LC Exposure, Voting B Lenders having Voting B Exposures greater than or equal to 51% of the Aggregate Voting B Exposure immediately prior to there being no Voting B Exposure).

“Required Lenders”: at any time (i) prior to the Revolving Credit Commitment Termination Date, Voting Lenders having Voting Exposures greater than or equal to 51% of the Aggregate Voting Exposure and (ii) on or after the Revolving Credit Commitment Termination Date, Voting Lenders having aggregate (x) Credit Exposures, (y) Chase Platinum Exposures and (z) Fleet LC Exposures greater than or equal to 51% of the Aggregate Voting Exposure (or, if there is no Credit Exposure, Chase Platinum Exposure or Fleet LC Exposure, Voting Lenders having Voting Exposures greater than or equal to 51% of the Aggregate Voting Exposure immediately prior to there being no Voting Exposure).

“Responsible Officer”: with respect to any Person, the Chairman of the Board, the President, the Chief Financial Officer, the Chief Executive Officer or the Treasurer of such Person.

“Restricted Payment”: as to any Person (i) any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock or other equity interest in such Person now or hereafter outstanding (other than a dividend payable solely in shares of such Capital Stock to the holders of such shares), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition, direct or indirect, of any shares of any class of Capital Stock or other equity interest in such Person now or hereafter outstanding, and (iii) any other loan or payment made by the Borrower or any of its Subsidiaries to any Parent or on behalf of any Parent (other than any payment made pursuant to the terms of the Tax Sharing Agreement).

“Revolving Credit A Commitment”: in respect of any A Lender, such A Lender’s undertaking during the Revolving Credit Commitment Period to make Revolving Credit A Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding the Revolving Credit A Commitment Amount of such A Lender.

“Revolving Credit B Commitment”: in respect of any B Lender, such B Lender’s undertaking during the Revolving Credit Commitment Period to make Revolving Credit B Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding the Revolving Credit B Commitment Amount of such B Lender.

“Revolving Credit Commitment”: as applicable and as the context may require, a Revolving Credit A Commitment or a Revolving Credit B Commitment.

“Revolving Credit A Commitment Amount”: as of any date and with respect to any A Lender, (i) the amount set forth adjacent to its name under the heading “Revolving Credit A Commitment Amount” in Exhibit A on such date, (ii) in the event that such A Lender is not listed in Exhibit A, the “Revolving Credit A Commitment Amount” which such A Lender shall have assumed from another A Lender in accordance with Section 3.12 or 11.7 on or prior to such date, or (iii) the amount set forth in any Revolving Credit Commitment Supplement executed by such A Lender, in each case as the same may be adjusted from time to time pursuant to Sections 2.6, 3.12 and 11.7.

“Revolving Credit B Commitment Amount”: as of any date and with respect to any B Lender, (i) the amount set forth adjacent to its name under the heading “Revolving Credit B Commitment Amount” in Exhibit A on such date, (ii) in the event that such B Lender is not listed in Exhibit A, the “Revolving Credit B Commitment Amount” which such B Lender shall have assumed from another B Lender in accordance with Section 3.12 or 11.7 on or prior to such date, or (iii) the amount set forth in any Revolving Credit Commitment Supplement executed by such B Lender, in each case as the same may be adjusted from time to time pursuant to Sections 2.6, 3.12 and 11.7.

“Revolving Credit Commitment Period”: the period from the Effective Date until the Revolving Credit Commitment Termination Date.

“Revolving Credit Commitment Termination Date”: the earlier of the Business Day immediately preceding the Maturity Date or such other date upon which the Revolving Credit A or B (as applicable) Commitments shall have been terminated in accordance herewith.

“Revolving Credit A Loan” and “Revolving Credit A Loans”: as defined in Section 2.1.  The terms “Revolving Credit A Loan” and “Revolving Credit A Loans” shall also include all “Revolving Credit Loans” made under and as defined in the $110 Million Credit Agreement and all “Revolving Credit Loans” made under and as defined in the Existing Credit Agreement outstanding on the Effective Date under the Existing Credit Agreement.

“Revolving Credit B Loan” and “Revolving Credit B Loans”: as defined in Section 2.1. The terms “Revolving Credit B Loan” and “Revolving Credit B Loans” shall also include all “Revolving Credit Loans” made under and as defined in the $100 Million Credit Agreement.

“Revolving Credit Loan”: as applicable and as the context may require, a Revolving Credit A Loan or a Revolving Credit B Loan.

“Revolving Credit Loans”: as applicable and as the context may require, Revolving Credit A Loans, Revolving Credit B Loans, or Revolving Credit A Loans and Revolving Credit B Loans.

“Revolving Credit A Note” and “Revolving Credit A Notes”: as defined in Section 2.2.

“Revolving Credit B Note” and “Revolving Credit B Notes”: as defined in Section 2.2.

“Revolving Credit Notes”: as applicable and as the context may require, Revolving Credit A Notes, Revolving Credit B Notes, or Revolving Credit A Notes and Revolving Credit B Notes.

“Sale-Leaseback Transaction”: as defined in Section 8.13.

“SEC”: the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

“Secured Parties”: as defined in the Security Agreement.

“Security Agreement”: means the Security Agreement, dated as of December 22, 2000, among the Borrower, the Subsidiary Guarantors and the Collateral Agent, for the benefit of the Secured Parties.

“Security Documents”: means the Security Agreement, the Collateral Agent Agreement, the Mortgages, the Depositary Control Agreements and each other security agreement, instrument or other document executed or delivered pursuant to Sections 7.11 or 7.12 or pursuant to the Security Agreement to secure any of the Obligations.

“Senior Note Indentures”: collectively, (i) the Indenture, dated as of December 9, 1996, between the Borrower and BNY, as trustee, pursuant to which 8-5/8% Senior Notes due 2006 were issued, (ii) the Indenture, dated as of October 20, 1997, between the Borrower and BNY, as trustee, pursuant to which 8% Senior Notes due 2007 were issued, (iii) the Indenture, dated as of July 17, 1998, between the Borrower and The Bank of New York, as trustee, pursuant to which 7.75% Senior Notes due 2005 were issued, (iv) the Indenture, dated as of December 3, 1998, between the Borrower and The Bank of New York, as trustee, pursuant to which 8.00% Senior Notes due 2008 were issued, and (v) the Indenture, dated as of July 5, 2000, between the

Borrower and The Bank of New York, as trustee, pursuant to which 10.50% Senior Notes due 2002 were issued, as each Indenture described in clauses (i) - (iv) above has been supplemented by a First Supplemental Indenture, dated as of January 1, 1999, and by a Second Supplemental Indenture, dated as of December 4, 2000, and as the Indenture described in clause (v) above has been supplemented by a First Supplemental Indenture, dated as of December 4, 2000, and as each of the same may be further amended, supplemented or otherwise modified from time to time in accordance with Section 8.10.

“Solvent”: with respect to any Person on a particular date, the condition that on such date, (i) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute an unreasonably small amount of capital.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability after taking into account probable payments by co-obligors.

“Special Counsel”: Bryan Cave LLP, special counsel to the Administrative Agent.

“Standard & Poor’s”: Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency or, if neither such division nor any such successor shall be in the business of rating senior unsecured long-term debt, a nationally recognized rating agency in the United States selected by the Required Lenders.

“Standby Letters of Credit”: as defined in Section 2.9(a).

“Subsidiary”: as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the Managing Person thereof, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, limited liability company, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined.

“Subsidiary Guaranty”: the Subsidiary Guaranty, dated as of December 22, 2000, by and among the Subsidiaries party thereto and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

“Swing Line A Commitment”: the undertaking of the Swing Line Lender during the Swing Line Commitment Period to make Swing Line A Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not in excess of the Swing Line A Commitment Amount, and the commitment of the A Lenders to participate therein as set forth in Section 2.3, as the same may be reduced pursuant to Section 2.6.

“Swing Line B Commitment”: the undertaking of the Swing Line Lender during the Swing Line Commitment Period to make Swing Line B Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not in excess of the Swing Line B Commitment Amount, and the commitment of the B Lenders to participate therein as set forth in Section 2.3, as the same may be reduced pursuant to Section 2.6.

“Swing Line A Commitment”: as applicable and as the context may require, the Swing Line A Commitment or the Swing Line B Commitment.

“Swing Line A Commitment Amount”: $5,000,000.

“Swing Line B Commitment Amount”: $5,000,000.

“Swing Line Commitment Period”: the period from the Effective Date to, but excluding, the Swing Line Termination Date.

“Swing Line A Exposure”: at any time, in respect of any A Lender, an amount equal to the aggregate outstanding principal amount of the Swing Line A Loans at such time multiplied by such A Lender’s applicable Commitment Percentage at such time.

“Swing Line B Exposure”: at any time, in respect of any B Lender, an amount equal to the aggregate outstanding principal amount of the Swing Line B Loans at such time multiplied by such B Lender’s applicable Commitment Percentage at such time.

“Swing Line A Loan” and “Swing Line A Loans”: as defined in Section 2.3(a). The terms “Swing Line A Loan” and “Swing Line A Loans” shall also include all “Swing Line Loans” made under and as defined in the $110 Million Credit Agreement, and all “Swing Line Loans” made under and as defined in the Existing Credit Agreement outstanding on the Effective Date under the Existing Credit Agreement.

“Swing Line B Loan” and “Swing Line B Loans”: as defined in Section 2.3(a). The terms “Swing Line B Loan” and “Swing Line B Loans” shall also include all “Swing Line Loans” made under and as defined in the $100 Million Credit Agreement.

“Swing Line Loan”: as applicable and as the context may require, a Swing Line A Loan or a Swing Line B Loan.

“Swing Line Loans”: as applicable and as the context may require, Swing Line A Loans, Swing Line B Loans or Swing Line A Loans and Swing Line B Loans.

“Swing Line A Note”: as defined in Section 2.4.

“Swing Line B Note”: as defined in Section 2.4.

“Swing Line Note”: as applicable and as the context may require, a Swing Line A Note or a Swing Line B Note.

“Swing Line Participation Amount”: as defined in Section 2.3(d).

“Swing Line Termination Date”: the date which is fifteen days prior to the Maturity Date, or if earlier, the Revolving Credit Commitment Termination Date.

“System Cash”: means any cash of the Borrower and its Subsidiaries (other than the Receivables Subsidiary, provided that any cash of the Receivables Subsidiary that is distributed or otherwise paid to the Borrower or any of its other Subsidiaries shall constitute System Cash upon receipt by the Borrower or any such other Subsidiary) not deposited in the Cash Collateral Account, excluding (i) any cash deposited in Payroll Accounts in amounts not exceeding the amounts calculated by the Borrower to be reasonably sufficient to fund the next payroll and related benefit costs and remit withholding and other payroll taxes and related costs of the Borrower and its Subsidiaries, (ii) any cash deposited in Petty Cash Accounts, (iii) any cash deposited in Disbursement Account No. 1 in amounts calculated by the Borrower to be reasonably sufficient to cover checks drawn on and presented for payment against Disbursement Account No. 1 and transfers of funds (including ACH and wire transfers) out of Disbursement Account No. 1, in either case for the payment when due of costs, expenditures and obligations of the Borrower and its Subsidiaries permitted by this Agreement, and (iv) any cash deposited in Disbursement Account No. 2 for the payment when due of costs, expenditures and obligations of the Borrower and its Subsidiaries permitted by this Agreement, provided that cash in Disbursement Account No. 2 shall not exceed $1,000,000 at any time.

“Tax”: any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Tax Sharing Agreement”: the Tax Sharing Agreement, dated as of January 31, 1994, among GAF Corporation, G-I Holdings Inc. and the Borrower, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 8.10.

“Termination Event”: with respect to any Pension Plan, (i) a Reportable Event, (ii) the termination of a Pension Plan, or the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination, in each case under Section 4041(c) of ERISA, (iii) the institution of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.

“Trade Letters of Credit”: as defined in Section 2.9(a).

“Trademark License Agreement”: the Trademark License Agreement, dated as of April 12, 1989, by and between GAF Chemicals Corporation and GAF Building Materials Corporation.

“Unfunded Pension Liabilities”: with respect to any Pension Plan, at any date of determination, the amount determined by taking the accumulated benefit obligation, as disclosed in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”, over the fair market value of Pension Plan assets.

“United States”: the United States of America (including the States thereof and the District of Columbia).

“Unqualified Amount”: as defined in Section 3.1(c).

“Unrecognized Retiree Welfare Liability”: with respect to any Employee Benefit Plan that provides postretirement benefits other than pension benefits, the amount of the transition obligation, as determined in accordance with Statement of Financial Accounting Standards No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” as of the most recent valuation date, that has not been recognized as an expense in an income statement of the Borrower and its Subsidiaries, provided that prior to the date such Statement is applicable to the Borrower, such amount shall be based on an estimate made in good faith of such transition obligation.

“Upstream Transfers”: as defined in Section 8.12.

“U.S. Person”: a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under any laws of the United States, or any estate or trust that is subject to United States federal income taxation regardless of the source of its income.

“Voting A Exposure”: with respect to any Voting A Lender, the sum of (i) the Revolving Credit A Commitment Amount of such Voting A Lender, (ii) the outstanding principal amount of the Chase Platinum Substitute Note held by such Voting A Lender and (iii) the undrawn face amount of the Fleet LC plus the amount of any unpaid drafts drawn under the Fleet LC held by such Voting A Lender.

“Voting B Exposure”: with respect to any Voting B Lender, the sum of (i) the Revolving Credit B Commitment Amount of such Voting B Lender, (ii) the outstanding principal amount of the Chase Platinum Substitute Note held by such Voting B Lender and (iii) the undrawn face amount of the Fleet LC plus the amount of any unpaid drafts drawn under the Fleet LC held by such Voting B Lender.

“Voting Exposure”: with respect to any Voting Lender, the sum of (i) the Revolving Credit A and B Commitment Amount of such Voting Lender, (ii) the outstanding principal amount of the Chase Platinum Substitute Note held by such Voting Lender and (iii) the undrawn face amount of the Fleet LC plus the amount of any unpaid drafts drawn under the Fleet LC held by such Voting Lender.

“Voting A Lenders”: the A Lenders, JPMorgan Chase Bank under the Chase Platinum Substitute Note (and each other holder thereof), and Fleet National Bank under the Fleet LC Agreement (and each other holder thereof).

“Voting B Lenders”: the B Lenders, JPMorgan Chase Bank under the Chase Platinum Substitute Note (and each other holder thereof), and Fleet National Bank under the Fleet LC Agreement (and each other holder thereof).

“Voting Lenders”: the A and B Lenders, JPMorgan Chase Bank under the Chase Platinum Substitute Note (and each other holder thereof), and Fleet National Bank under the Fleet LC Agreement (and each other holder thereof).

“Voting Shares”: with respect to any Person, all outstanding shares of any class or classes (however designated) of Capital Stock of such Person entitled to vote generally in the election of members of the Managing Person thereof.

1.2.                              Principles of Construction

(a)                                  All terms defined in a Loan Document shall have the meanings given such terms therein when used in the other Loan Documents or any certificate, opinion or other document made or delivered pursuant thereto, to the extent not otherwise provided therein.

(b)                                 As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement (or as the Administrative Agent may reasonably request) setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)                                  The words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in a Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, and Section, schedule and exhibit references contained therein shall refer to Sections thereof or schedules or exhibits thereto unless otherwise expressly provided therein.

(d)                                 The phrase “may not” is prohibitive and not permissive.

(e)                                  Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

(f)                                    Unless specifically provided in a Loan Document to the contrary, any reference to a time shall refer to such time in New York.

(g)                                 Unless specifically provided in a Loan Document to the contrary, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

(h)                                 References in any Loan Document to a fiscal period shall refer to that fiscal period of the Borrower.

(i)                                     The words “include” and “including”, when used in each Loan Document, shall mean that the same shall be included “without limitation”, unless otherwise expressly provided therein.

(j)                                     Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

2.                                       AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT

2.1.                              Revolving Credit Loans

(a)                                  Subject to the terms and conditions hereof, each A Lender severally (and not jointly) agrees to make revolving credit loans (each a “Revolving Credit A Loan” and, as the context may require, collectively with all other Revolving Credit A Loans of such A Lender and with the Revolving Credit A Loans of all other A Lenders, the “Revolving Credit A Loans”) in Dollars to the Borrower from time to time during the Revolving Credit Commitment Period, provided that immediately after giving effect thereto (i) such A Lender’s A Credit Exposure shall not exceed such Lender’s Revolving Credit A Commitment Amount, and (ii) the Aggregate A Credit Exposure shall not exceed the Aggregate Revolving Credit A Commitment Amount.  During the Revolving Credit Commitment Period, the Borrower may borrow, prepay in whole or in part and reborrow under the Revolving Credit A Commitments, all in accordance with the terms and conditions of this Agreement.  Subject to the provisions of Sections 2.5 and 3.3, at the option of the Borrower, Revolving Credit A Loans may be made as one or more (i) ABR Advances, (ii) Eurodollar Advances or (iii) any combination thereof.

(b)                                 Subject to the terms and conditions hereof, each B Lender severally (and not jointly) agrees to make revolving credit loans (each a “Revolving Credit B Loan” and, as the context may require, collectively with all other Revolving Credit B Loans of such B Lender and with the Revolving Credit B Loans of all other B Lenders, the “Revolving Credit B Loans”) in

Dollars to the Borrower from time to time during the Revolving Credit Commitment Period, provided that immediately after giving effect thereto (i) such B Lender’s B Credit Exposure shall not exceed such Lender’s Revolving Credit B Commitment Amount, and (ii) the Aggregate B Credit Exposure shall not exceed the Aggregate Revolving Credit B Commitment Amount.  During the Revolving Credit Commitment Period, the Borrower may borrow, prepay in whole or in part and reborrow under the Revolving Credit B Commitments, all in accordance with the terms and conditions of this Agreement.  Subject to the provisions of Sections 2.5 and 3.3, at the option of the Borrower, Revolving Credit B Loans may be made as one or more (i) ABR Advances, (ii) Eurodollar B Advances or (iii) any combination thereof.

2.2.                              Revolving Credit Notes

(a)                                  The Revolving Credit A Loans made by each A Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit B-1 (each, as indorsed or modified from time to time, a “Revolving Credit A Note” and, collectively with the Revolving Credit A Notes of all other A Lenders, the “Revolving Credit A Notes”), payable to the order of such A Lender and dated the Effective Date.  The outstanding principal balance of the Revolving Credit A Loans shall be due and payable on the Revolving Credit Commitment Termination Date.

(b)                                 The Revolving Credit B Loans made by each B Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit B-2 (each, as indorsed or modified from time to time, a “Revolving Credit B Note” and, collectively with the Revolving Credit B Notes of all other B Lenders, the “Revolving Credit B Notes”), payable to the order of such B Lender and dated the Effective Date.  The outstanding principal balance of the Revolving Credit B Loans shall be due and payable on the Revolving Credit Commitment Termination Date.

2.3.                              Swing Line Loans

(a)                                  (i)  Subject to the terms and conditions of this Agreement, the Swing Line Lender agrees to make swing line loans (each a “Swing Line A Loan” and, collectively, the “Swing Line A Loans”) in Dollars to the Borrower from time to time during the Swing Line Commitment Period, provided that immediately after giving effect thereto, (i) the aggregate unpaid balance of the Swing Line A Loans shall not exceed the Swing Line A Commitment Amount, and (ii) the Aggregate A Credit Exposure of all A Lenders shall not exceed the Aggregate Revolving Credit A Commitment Amount.  During the Swing Line Commitment Period, the Borrower may borrow, prepay in whole or in part and reborrow under the Swing Line A Commitment, all in accordance with the terms and conditions of this Agreement.

(ii)  Subject to the terms and conditions of this Agreement, the Swing Line Lender agrees to make swing line loans (each a “Swing Line B Loan” and, collectively, the “Swing Line B Loans”) in Dollars to the Borrower from time to time during the Swing Line Commitment Period, provided that immediately after giving effect thereto, (i) the aggregate unpaid balance of the Swing Line B Loans shall not exceed the Swing Line B Commitment

Amount, and (ii) the Aggregate B Credit Exposure of all B Lenders shall not exceed the Aggregate Revolving Credit B Commitment Amount.  During the Swing Line Commitment Period, the Borrower may borrow, prepay in whole or in part and reborrow under the Swing Line B Commitment, all in accordance with the terms and conditions of this Agreement.

(b)                                 The Swing Line Lender shall not be obligated to make any Swing Line A or B (as applicable) Loan at a time when any A or B (as applicable) Lender shall be in default of its obligations under this Agreement unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to such defaulting Lender’s participation in such Swing Line Loan.  The Swing Line Lender will not make a Swing Line A or B (as applicable) Loan if the Administrative Agent or any A or B (as applicable) Lender, by notice to the Swing Line Lender and the Borrower no later than one Business Day prior to the Borrowing Date with respect to such Swing Line Loan, shall have determined that the conditions set forth in Section 6 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making such Swing Line Loan.  Each Swing Line A or B (as applicable) Loan shall be due and payable on the earliest to occur of the last day of the Interest Period applicable thereto, fifteen days prior to the Maturity Date, the date on which the Swing Line A or B (as applicable) Commitment shall have been voluntarily terminated by the Borrower in accordance with Section 2.6, and the date on which the Swing Line A or B (as applicable) Loans shall become due and payable pursuant to the provisions hereof, whether by acceleration or otherwise.

(c)                                  On any Business Day on which a Swing Line A or B (as applicable) Loan shall remain unpaid, the Swing Line Lender may, in its sole discretion, give notice to the A or B (as applicable) Lenders and the Borrower that such outstanding Swing Line Loan shall be funded with a borrowing of Revolving Credit A or B (as applicable) Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Sections 9.1(g) or (h)), in which case a borrowing of Revolving Credit A or B (as applicable) Loans made as ABR Advances (each such borrowing, a “Mandatory Borrowing”), shall be made by all A or B (as applicable) Lenders pro rata based on each such Lender’s applicable Commitment Percentage on (i) such Business Day if such notice was given prior to 11:00 a.m. or (ii) the immediately succeeding Business Day if such notice was given after 11:00 a.m.  The proceeds of each Mandatory Borrowing shall be remitted directly to the Swing Line Lender to repay such outstanding Swing Line A or B (as applicable) Loan.  Each A or B (as applicable) Lender irrevocably agrees to make a Revolving Credit A or B (as applicable) Loan pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swing Line Lender notwithstanding: (i) the amount of such Mandatory Borrowing may not comply with the minimum amount for A or B (as applicable) Loans otherwise required hereunder, (ii) whether any condition specified in Section 6 is then unsatisfied, (iii) whether a Default or an Event of Default then exists, (iv) the Borrowing Date of such Mandatory Borrowing, (v) the aggregate principal amount of all A or B (as applicable) Loans then outstanding, (vi) the Aggregate A or B (as applicable) Credit Exposure at such time and (vii) the Aggregate Revolving Credit A or B (as applicable) Commitment Amount at such time.

(d)                                 Upon each receipt by an A or B (as applicable) Lender of notice of an Event of Default from the Administrative Agent pursuant to Section 10.5, such Lender shall purchase unconditionally, irrevocably, and severally (and not jointly) from the Swing Line Lender a participation in the outstanding Swing Line A or B (as applicable) Loans (including accrued interest thereon) in an amount equal to the product of its applicable Commitment Percentage and the outstanding amount of the Swing Line A or B (as applicable) Loans plus all accrued and unpaid interest thereon (the “Swing Line Participation Amount”).  Each A or B (as applicable) Lender shall also be liable for an amount equal to the product of its applicable Commitment Percentage and any amounts paid by the Borrower pursuant to this Section 2.3 that are subsequently rescinded or avoided, or must otherwise be restored or returned.  Such liabilities shall be absolute and unconditional and without regard to the occurrence of any Default or Event of Default or the compliance by the Borrower with any of its obligations under the Loan Documents.

(e)                                  In furtherance of subsection (d) above, upon each receipt by an A or B (as applicable) Lender of notice of an Event of Default from the Administrative Agent pursuant to Section 10.5, such Lender shall promptly make available to the Administrative Agent for the account of the Swing Line Lender its Swing Line A or B (as applicable) Participation Amount at the office of the Administrative Agent specified in Section 11.2, in lawful money of the United States and in immediately available funds.  The Administrative Agent shall deliver the payments made by each A or B (as applicable) Lender pursuant to the immediately preceding sentence to the Swing Line Lender promptly upon receipt thereof in like funds as received.  Each A or B (as applicable) Lender shall indemnify and hold harmless the Administrative Agent and the Swing Line Lender from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses resulting from any failure on the part of such Lender to pay, or from any delay in paying the Administrative Agent any amount such Lender is required to pay in accordance with this Section 2.3 (except in respect of losses, liabilities or other obligations suffered by the Administrative Agent or the Swing Line Lender, as the case may be, resulting from the gross negligence or willful misconduct of the Administrative Agent or the Swing Line Lender, as the case may be), and such Lender shall be required to pay interest to the Administrative Agent for the account of the Swing Line Lender from the date such amount was due until paid in full, on the unpaid portion thereof, at a rate of interest per annum equal to (i) from the date such amount was due until the third day therefrom, the Federal Funds Rate, and (ii) thereafter, the Federal Funds Rate plus 2%, payable upon demand by the Swing Line Lender.  The Administrative Agent shall distribute such interest payments to the Swing Line Lender upon receipt thereof in like funds as received.

(f)                                    Whenever the Administrative Agent is reimbursed by the Borrower, for the account of the Swing Line Lender, for any payment in connection with Swing Line Loans and such payment relates to an amount previously paid by a Lender pursuant to this Section, the Administrative Agent will promptly pay over such payment to such Lender.

2.4.                              Swing Line Notes

(a)                                  The Swing Line A Loans made by the Swing Line Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit B-3 (as indorsed or modified from time to time, including all replacements thereof and substitutions therefor, the “Swing Line A Note”), payable to the order of the Swing Line Lender, dated the Effective Date and in the stated principal amount equal to the Swing Line A Commitment Amount.

(b)                                 The Swing Line B Loans made by the Swing Line Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit B-4 (as indorsed or modified from time to time, including all replacements thereof and substitutions therefor, the “Swing Line B Note”), payable to the order of the Swing Line Lender, dated the Effective Date and in the stated principal amount equal to the Swing Line B Commitment Amount.

2.5.                              Procedure for Borrowing

(a)                                  Revolving Credit Loans. The Borrower may borrow under the Revolving Credit A or B (as applicable) Commitments on any Business Day during the Revolving Credit A or B (as applicable) Commitment Period, provided that the Borrower shall notify the Administrative Agent by the delivery of a Borrowing Request, which shall be sent by facsimile and shall be irrevocable (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Borrowing Request manually signed by the Borrower), no later than: 1:00 p.m. three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Advances, and 11:00 a.m. on the requested Borrowing Date, in the case of ABR Advances, specifying (A) the aggregate principal amount to be borrowed under such Revolving Credit Commitments, (B) the requested Borrowing Date, (C) whether such borrowing is to consist of one or more Eurodollar Advances, ABR Advances, or a combination thereof and (D) if the borrowing is to consist of one or more Eurodollar Advances, the length of the Interest Period for each such Eurodollar Advance.  Each (i) Eurodollar Advance to be made on a Borrowing Date, when aggregated with all amounts to be converted to a Eurodollar Advance on such date and having the same Interest Period as such first Eurodollar Advance, shall equal no less than $1,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof and (ii) each ABR Advance made on each Borrowing Date shall equal no less than $1,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof or, if less, the unused portion of the Aggregate Revolving Credit A or B (as applicable) Commitment Amount.

(b)                                 Swing Line Loans.  The Borrower may borrow under the Swing Line A or B (as applicable) Commitment on any Business Day during the Swing Line Commitment Period, provided that the Borrower shall notify the Administrative Agent and the Swing Line Lender (by telephone or facsimile confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent and the Swing Line Lender of a Borrowing Request, manually signed by the Borrower) no later than: 1:00 p.m. on the requested Borrowing Date, specifying (i) the aggregate principal amount to be borrowed under such Swing Line

Commitment, (ii) the requested Borrowing Date, and (iii) the amount and the length of the Interest Period for each Swing Line A or B (as applicable) Loan, provided, however, that no Interest Period selected in respect of any Swing Line Loan shall end after fifteen days prior to the Maturity Date.  The Swing Line Lender will then, subject to its determination that the terms and conditions of this Agreement have been satisfied, make the requested amount available promptly on that same day, to the Administrative Agent who, thereupon, will promptly make such amount available to the Borrower at the office of the Administrative Agent specified in Section 11.2 by crediting the account of the Borrower on the books of such office of the Administrative Agent.  Each borrowing of Swing Line A or B (as applicable) Loans shall be in an aggregate principal amount equal to $500,000 or such amount plus a whole multiple of $100,000 in excess thereof or, if less, the unused portion of the Swing Line A or B (as applicable) Commitment Amount.

(c)                                  Funding of Revolving Credit Loans. Upon receipt of each Borrowing Request requesting Revolving Credit A or B (as applicable) Loans, the Administrative Agent shall promptly notify each A or B (as applicable) Lender thereof.  Subject to its receipt of the notice referred to in the preceding sentence, each A or B (as applicable) Lender will make the amount of its applicable Commitment Percentage of such requested Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent set forth in Section 11.2 not later than 12:00 noon on the relevant Borrowing Date requested by the Borrower, in funds immediately available to the Administrative Agent at such office.  The amounts so made available to the Administrative Agent on such Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, be made available on such date to the Borrower by the Administrative Agent at the office of the Administrative Agent specified in Section 11.2 by crediting the account of the Borrower on the books of such office with the aggregate of said amounts received by the Administrative Agent.

(d)                                 Failure to Fund. Unless the Administrative Agent shall have received prior notice from an A or B (as applicable) Lender (by telephone or otherwise, such notice to be promptly confirmed by facsimile or other writing) that such Lender will not make available to the Administrative Agent such Lender’s applicable Commitment Percentage of the Revolving Credit A or B (as applicable) Loans requested by the Borrower, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the Borrowing Date in accordance with this Section, provided that such Lender received notice of such requested Revolving Credit Loans from the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount.  If and to the extent such A or B (as applicable) Lender shall not have so made its applicable Commitment Percentage of such Revolving Credit A or B (as applicable) Loans available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower to the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the applicable interest rate set forth in Section 3.1 for ABR Advances, and, in the case of such Lender, at a rate of interest per annum equal to the Federal Funds Rate for the first three days after the due date of such payment until the date such payment is received by the Administrative Agent and the Federal Funds Rate plus 2% thereafter.  Such payment by the Borrower, however, shall be (i) without prejudice to its rights against such A or B (as applicable) Lender and (ii) in place of, and not in addition to, the interest payable pursuant to the terms of Section 3.1(a).  If such A or B (as applicable) Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Revolving Credit A or B (as applicable) Loan as part of the Revolving Credit A or B (as applicable) Loans for purposes of this Agreement, which Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such Revolving Credit Loans.

(e)                                  Netting. If a Lender makes a new A or B (as applicable) Revolving Credit Loan or Swing Line Loan on a Borrowing Date on which the Borrower is to repay an existing A or B (as applicable) Revolving Credit Loan or Swing Line Loan from such Lender, such Lender shall apply the proceeds of such new Loan to make such repayment, and only the excess of the proceeds of such new Loan over the outstanding principal balance of such existing Loan being repaid need be made available to the Administrative Agent.

2.6.                              Termination or Reduction of Commitments

(a)                                  Voluntary Termination or Reduction.

(i)                                     The Borrower shall have the right, upon at least three Business Days’ prior written notice to the Administrative Agent, (A) at any time when the Aggregate A or B (as applicable) Credit Exposure shall be zero, to terminate the Revolving Credit A or B (as applicable) Commitments of all of the A or B (as applicable) Lenders, and (B) at any time and from time to time when the Aggregate Revolving Credit A or B (as applicable) Commitment Amount shall exceed the Aggregate A or B (as applicable) Credit Exposure, to reduce permanently the Aggregate Revolving Credit A or B (as applicable) Commitment Amount by a sum not greater than the amount of such excess, provided, however, that each such partial reduction shall be in the amount of $5,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.

(ii)                                  The Borrower shall have the right, upon at least one Business Day’s prior written notice to the Administrative Agent and the Swing Line Lender to reduce permanently the Swing Line A or B (as applicable) Commitment Amount in whole at any time, or in part from time to time, to an amount not less than the aggregate principal balance of the Swing Line A or B (as applicable) Loans then outstanding (after giving effect to any contemporaneous prepayment thereof), provided, however, that each partial reduction of the Swing Line A or B (as applicable) Commitment Amount shall be in an amount equal to $1,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.

(b)                                 Termination of the Revolving Credit Commitments.  Upon any termination of the Revolving Credit A or B (as applicable) Commitments of all of the A or B

(as applicable) Lenders, the Borrower shall prepay the outstanding principal balance of the A or B (as applicable) Revolving Credit Loans and Swing Line Loans and deposit an amount equal to the Letter of Credit A or B (as applicable) Exposure of all A or B (as applicable) Lenders at such time in a cash collateral account with and under the exclusive dominion and control of the Administrative Agent.

(c)                                  Reductions in General.  Each reduction of the Aggregate Revolving Credit A or B (as applicable) Commitment Amount shall be made by reducing each Lender’s Revolving Credit A or B (as applicable) Commitment Amount by an amount equal to such Lender’s applicable Commitment Percentage of such reduction.  Simultaneously with each reduction of the Aggregate Revolving Credit A or B (as applicable) Commitment Amount under this Section, the Borrower shall pay the Commitment Fee accrued on the amount by which the Aggregate Revolving Credit A or B (as applicable) Commitment Amount is being reduced.

2.7.                              Prepayments

(a)                                  Voluntary Prepayments. The Borrower may, at its option, prepay the Revolving Credit A or B (as applicable) Loans without premium or penalty (but subject to Section 3.5), in full at any time or in part from time to time by notifying the Administrative Agent in writing no later than 12:00 noon on the proposed prepayment date, in the case of any such Revolving Credit Loans consisting of ABR Advances, and at least two Business Days prior to the proposed prepayment date, in the case of any such Revolving Credit Loans consisting of Eurodollar Advances, specifying whether such Revolving Credit Loans to be prepaid consist of Revolving Credit A or B (as applicable) Loans, whether such Revolving Credit Loans consist of ABR Advances, Eurodollar Advances, or a combination thereof, the amount to be prepaid and the date of prepayment.  Each such notice shall be irrevocable and the amount specified in each such notice shall be due and payable on the date specified, together with accrued interest to the date of such payment on the amount prepaid.  Upon receipt of such notice, the Administrative Agent shall promptly notify each A or B (as applicable) Lender thereof.  Each partial prepayment of the Revolving Credit A or B (as applicable) Loans pursuant to this subsection shall be in an aggregate principal amount of $500,000 or such amount plus a whole multiple of $100,000 in excess thereof, or, if less, the outstanding principal balance of the Revolving Credit A or B (as applicable) Loans.  After giving effect to any partial prepayment with respect to Eurodollar Advances which were made (whether as the result of a borrowing or a conversion) on the same date and which had the same Interest Period, the outstanding principal balance of such Eurodollar Advances shall exceed (subject to Section 3.3) $1,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.  Swing Line Loans may not be prepaid.

(b)                                 Mandatory Prepayments. At any time when the Invested Cash plus the sum of (i) the book value (as determined in accordance with GAAP and reflected in the most recent Consolidated balance sheet delivered to the Administrative Agent and the Lenders pursuant to Section 7.1(d)) of the City of Michigan City, Indiana Economic Development Taxable Revenue Bonds Series 1999 held by the Borrower and its Subsidiaries and (ii) the Marketable Securities of the Borrower and its Subsidiaries (other than any Receivables Subsidiary) on a Consolidated basis in accordance with GAAP exceed $50,000,000, the Borrower shall immediately repay any outstanding Revolving Credit B Loans and Swing Line B Loans in an aggregate amount equal to such excess.

(c)                                  In General.  Simultaneously with each prepayment of a Loan, the Borrower shall prepay all accrued interest on the amount prepaid through the date of prepayment.  Unless otherwise specified by the Borrower, each prepayment of Revolving Credit A or B (as applicable) Loans shall first be applied to ABR Advances.  With respect to prepayments made with respect to Section 2.7(b), such prepayment shall be applied first to prepay outstanding Swing Line B Loans in full and then to prepay outstanding Revolving Credit B Loans.  If any prepayment is made in respect of any Eurodollar Advance, in whole or in part, prior to the last day of the applicable Interest Period, the Borrower agrees to indemnify the Lenders in accordance with Section 3.5.

2.8.                              Use of Proceeds

The Borrower agrees that the proceeds of the Loans shall be used solely for working capital purposes and for permitted capital expenditures not inconsistent with the provisions hereof.  Notwithstanding anything to the contrary contained in any Loan Document, the Borrower agrees that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to purchase or carry any Margin Stock or for a purpose which violates any law, including the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended.

2.9.                              Letter of Credit Sub-Facility

(a)                                  Subject to the terms and conditions of this Agreement, each Issuing Bank shall, in reliance on the agreement of the other A or B (as applicable) Lenders set forth in Section 2.10, issue standby letters of credit (the “Standby Letters of Credit”) or commercial (trade) letters of credit (the “Trade Letters of Credit”, and together with the Standby Letters of Credit, the “Letters of Credit”, each, individually, a “Letter of Credit”) denominated in Dollars during the Revolving Credit Commitment Period for the account of the Borrower and for the benefit of, in the case of Letters of Credit issued under the Letter of Credit A Commitment, the Borrower, any of its Subsidiaries or any Parent, and , in the case of Letters of Credit issued under the Letter of Credit B Commitment, the Borrower or any of its Subsidiaries, provided that immediately after the issuance of each Letter of Credit (i) the Letter of Credit A or B (as applicable) Exposure of all A or B (as applicable) Lenders shall not exceed the Aggregate Revolving Credit A or B (as applicable) Commitment Amount, (ii) in the case of Letters of Credit issued under the Letter of Credit A Commitment, the Letter of Credit A Exposure of all A Lenders attributable to all Letters of Credit issued for the benefit of any Parent (each, a “Parent Letter of Credit”) shall not exceed $20,000,000, and (iii) the Aggregate A or B (as applicable) Credit Exposure shall not exceed the Aggregate Revolving Credit A or B (as applicable) Commitment Amount, and provided further that with respect to the issuance of any Parent Letter of Credit, the Borrower would be permitted to make a demand loan to a Parent pursuant to the terms of Section 8.6(ii) in an amount equal to the face amount of such Parent Letter of Credit.  Each Letter of Credit shall have an expiration date which shall be not later than the earlier of (i) twelve months after the date of issuance thereof, and (ii) fifteen days prior to the Maturity Date.  No Letter of Credit shall be issued if the Administrative Agent or any A or B (as applicable) Lender, by notice to the applicable Issuing Bank and the Borrower no later than one Business Day prior to the Borrowing Date with respect to the issuance of such Letter of Credit, shall have determined that the conditions set forth in Section 6 have not been satisfied and such conditions remain unsatisfied as of the requested time of the issuance of Letter of Credit.

(b)                                 Each Letter of Credit shall be issued for the account of the Borrower for the benefit of, in the case of Letters of Credit issued under the Letter of Credit A Commitment, the Borrower, any of its Subsidiaries or any Parent, and, in the case of Letters of Credit issued under the Letter of Credit B Commitment, the Borrower or any of its Subsidiaries, in each case in favor of a beneficiary who has requested the issuance of such Letter of Credit as a condition to a transaction entered into in the ordinary course of business.  The Borrower shall give the Administrative Agent a Letter of Credit Request for the issuance of each Letter of Credit by no later than 11:00 a.m., three Business Days prior to the requested date of issuance.  Each Letter of Credit Request shall specify whether the requested Letter of Credit is to be issued under the Letter of Credit A or B Commitment and shall be accompanied by the applicable Issuing Bank’s standard letter of credit application, standard reimbursement agreement (each a “Reimbursement Agreement”) and such other documentation as such Issuing Bank may reasonably require, executed by the Borrower.  Upon receipt of such Letter of Credit Request from the Borrower, the Administrative Agent shall promptly notify the applicable Issuing Bank and each other A or B (as applicable) Lender thereof.  Each Letter of Credit shall be in form and substance reasonably satisfactory to the applicable Issuing Bank, with such provisions with respect to the conditions under which a drawing may be made thereunder and the documentation required in respect of such drawing as such Issuing Bank shall reasonably require.  The applicable Issuing Bank shall, on the proposed date of issuance and subject to the terms and conditions of the Reimbursement Agreement and to the other terms and conditions of this Agreement, issue the requested Letter of Credit.  On or before the issuance of each Parent Letter of Credit, such Parent shall have executed and delivered to the Borrower a Demand Note, in an amount equal to the face amount of such Parent Letter of Credit, evidencing the obligations of such Parent to reimburse the Borrower for any drawings under such Parent Letter of Credit, which Demand Note shall have been pledged to the Collateral Agent pursuant to the Security Documents.

(c)                                  Upon each payment by an Issuing Bank of a draft drawn under a Letter of Credit, the Borrower shall immediately pay to the Administrative Agent, for the account of such Issuing Bank, an amount equal to such payment in immediately available funds.

(d)                                 Notwithstanding anything to the contrary contained herein or in any Reimbursement Agreement, to the extent that the terms of this Agreement shall be inconsistent with the terms of such Reimbursement Agreement, the terms of this Agreement shall govern.

2.10.                        Letter of Credit Participation and Funding Commitments

(a)                                  Each A or B (as applicable) Lender hereby unconditionally, irrevocably and severally (and not jointly) for itself only and without any notice to or the taking of any action by such Lender, takes an undivided participating interest in the obligations of each Issuing Bank under and in connection with each Letter of Credit in an amount equal to such Lender’s applicable Commitment Percentage of the amount of such Letter of Credit.  Each A or B (as applicable) Lender shall be liable to each Issuing Bank for its applicable Commitment Percentage of (i) the unreimbursed amount of any draft drawn and honored under each of its Letters of Credit, and (ii) any amounts paid by the Borrower pursuant to Sections 2.9(c) or 2.11 that are subsequently rescinded or avoided, or must otherwise be restored or returned.  Such liabilities shall be unconditional and without regard to the occurrence of any Default or the compliance by the Borrower with the Loan Documents.

(b)                                 Each Issuing Bank will promptly notify the Administrative Agent, and the Administrative Agent will promptly notify each A or B (as applicable) Lender (which notice shall be promptly confirmed in writing) of the date and the amount of any draft presented under each of its Letters of Credit with respect to which full reimbursement is not made as provided in Section 2.9(c), and forthwith upon receipt of each such notice, such A or B (as applicable) Lender (other than the applicable Issuing Bank in its capacity as a Lender) shall make available to the Administrative Agent for the account of the applicable Issuing Bank its applicable Commitment Percentage of the amount of such unreimbursed draft at the office of the Administrative Agent specified in Section 11.2, in immediately available funds before 4:00 p.m., on the day such notice was given by the Administrative Agent, if the relevant notice was given by the Administrative Agent at or prior to 1:00 p.m., on such day, and before 12:00 noon, on the next Business Day, if the relevant notice was given by the Administrative Agent after 1:00 p.m., on such day.  The Administrative Agent shall distribute the payments made pursuant to the immediately preceding sentence to the applicable Issuing Bank promptly upon receipt thereof in like funds as received.  Each Lender shall indemnify and hold harmless the Administrative Agent and each Issuing Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) resulting from any failure on the part of such Lender to perform its obligations under this Section 2.10 (except in respect of losses, liabilities or other obligations suffered by such Issuing Bank to the extent resulting from the gross negligence or willful misconduct of such Issuing Bank).  If a Lender does not make any payment required under this Section 2.10 when due, such Lender shall be required to pay interest to the Administrative Agent for the account of the applicable Issuing Bank (upon demand therefor) the amount of such payment at a rate of interest per annum equal to the Federal Funds Rate for the first three days after the due date of such payment and the Federal Funds Rate plus 2% thereafter until the date such payment is received by the Administrative Agent.  The Administrative Agent shall distribute such interest payments to the applicable Issuing Bank upon receipt thereof in like funds as received.

(c)                                  Whenever an Issuing Bank is reimbursed by the Borrower or the Administrative Agent is reimbursed by the Borrower, for the account of such Issuing Bank, for any payment under a Letter of Credit issued by it and such payment relates to an amount previously paid by a Lender pursuant to this Section 2.10, the Administrative Agent (or such Issuing Bank, to the extent that it has received the same) will pay over such payment to such

Lender (i) before 4:00 p.m. on the day such payment from the Borrower is received, if such payment is received at or prior to 1:00 p.m. on such day, or (ii) before 12:00 noon on the next succeeding Business Day, if such payment from the Borrower is received after 1:00 p.m. on such day.

2.11.                        Absolute Obligation With Respect to Letter of Credit Payments

The Borrower’s obligation to reimburse the Administrative Agent for the account of any Issuing Bank in respect of each payment under or in respect of such Issuing Bank’s Letters of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the beneficiary of such Letter of Credit, the Administrative Agent, such Issuing Bank, as issuer of such Letter of Credit, any Lender or any other Person, including, without limitation, any defense based on the failure of any drawing to conform to the terms of such Letter of Credit, any drawing document proving to be forged, fraudulent or invalid, or the legality, validity, regularity or enforceability of such Letter of Credit; provided, that, with respect to any Letter of Credit, the foregoing shall not relieve the applicable Issuing Bank of any liability it may have to the Borrower for any actual damages sustained by the Borrower arising from a wrongful payment under such Letter of Credit made as a result of such Issuing Bank’s gross negligence or willful misconduct.

2.12.                        Payments

(a)                                  Except as otherwise expressly provided herein, each payment, including each prepayment, of principal and interest on the Loans, of the Commitment Fee, the Letter of Credit Commissions, the Fronting Fees and of all of the other fees to be paid by the Borrower to the Administrative Agent and the Lenders in connection with the Loan Documents (the Commitment Fee, the Letter of Credit Commissions and the Fronting Fees, together with all of such other fees, being sometimes hereinafter collectively referred to as the “Fees”) shall be made prior to 1:00 p.m., on the date such payment is due to the Administrative Agent for the account of the applicable Lenders at the Administrative Agent’s office specified in Section 11.2, in each case in lawful money of the United States, in immediately available funds and without set-off or counterclaim.  The failure of the Borrower to make any such payment by such time shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after 1:00 p.m., on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest.  Promptly upon receipt thereof by the Administrative Agent, each payment of principal and interest on the Revolving Credit A or B (as applicable) Loans or the Swing Line A or B (as applicable) Loans shall be remitted by the Administrative Agent in like funds as received to the Swing Line Lender, each Issuing Bank and each A or B (as applicable) Lender (i) first, pro rata according to its Outstanding Percentage of the amount of interest which is then due and payable on the Revolving Credit A or B (as applicable) Loans or the Swing Line A or B (as applicable) Loans of such Lender, and (ii) second, pro rata according to its Outstanding Percentage of the amount of principal which is then due and payable on the Revolving Credit A or B (as applicable) Loans or the Swing Line A or B (as applicable) Loans of such Lender. Promptly upon receipt thereof by the Administrative Agent, each payment of the

Commitment Fee in respect of the Revolving Credit A or B (as applicable) Commitment shall be remitted by the Administrative Agent in like funds as received to each A or B (as applicable) Lender pro rata according to such Lender’s Revolving Credit A or B (as applicable) Commitment Amount or, if the Revolving Credit A or B (as applicable) Commitments shall have terminated or been terminated, according to the outstanding principal balance of such Lender’s Revolving Credit A or B (as applicable) Loans.

(b)                                 If any payment hereunder, under the Notes or under any Reimbursement Agreement shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided in the definition of Interest Period) shall be extended to the next Business Day and (except with respect to payments in respect of the Fees) interest shall be payable at the applicable rate specified herein during such extension, provided, however that if such next Business Day is after the Maturity Date, any such payment shall be due on the immediately preceding Business Day.

3.                                       INTEREST, FEES, YIELD PROTECTIONS, ETC.

3.1.                              Interest Rate and Payment Dates

(a)                                  Prior to Default. Except as otherwise provided in Section 3.1(b) and 3.1(c), the Loans shall bear interest on the outstanding principal balance thereof at the applicable interest rate or rates per annum set forth below:

ADVANCES	RATE

Each ABR Advance	Alternate Base Rate plus the Applicable Margin.

Each Eurodollar Advance	Eurodollar Rate for the applicable Interest Period plus the Applicable Margin.

Each Swing Line Loan	Alternate Base Rate plus the Applicable Margin.

(b)                                 Default Rate.  Upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance of the Loans and any overdue interest or other amount payable under the Loan Documents shall bear interest, payable on demand, at a rate per annum (whether before or after the entry of a judgment thereon) equal to the Alternate Base Rate plus the Applicable Margin plus 2%.

(c)                                  Highest Lawful Rate. At no time shall the interest rate payable on the Loans of any Lender, together with the Fees and all other amounts payable under the Loan Documents to such Lender, to the extent the same are construed to constitute interest, exceed the Highest Lawful Rate applicable to such Lender.  If with respect to any Lender for any period during the term of this Agreement, any amount paid to such Lender under the Loan Documents, to the extent the same shall (but for the provisions of this Section) constitute or be deemed to constitute interest, would exceed the maximum amount of interest permitted by the Highest Lawful Rate applicable to such Lender during such period (such amount being hereinafter referred to as an “Unqualified Amount”), then (i) such Unqualified Amount shall be applied or shall be deemed to have been applied as a prepayment of the Loans of such Lender, and (ii) if in any subsequent period during the term of this Agreement, all amounts payable under the Loan Documents to such Lender in respect of such period which constitute or shall be deemed to constitute interest shall be less than the maximum amount of interest permitted by the Highest Lawful Rate applicable to such Lender during such period, then the Borrower shall pay to such Lender in respect of such period an amount (each a “Compensatory Interest Payment”) equal to the lesser of (x) a sum which, when added to all such amounts, would equal the maximum amount of interest permitted by the Highest Lawful Rate applicable to such Lender during such period, and (y) an amount equal to the Unqualified Amount less all other Compensatory Interest Payments made in respect thereof.

(d)                                 In General. Interest on ABR Advances, Eurodollar Advances and Swing Line Loans shall be calculated on the basis of a 360-day year, in each case, for the actual number of days elapsed.  Except as otherwise expressly provided herein, interest on each Loan shall be payable in arrears on each Interest Payment Date and upon each payment (including prepayment) of such Loan.  Any change in the interest rate on the Loans resulting from a change in the Alternate Base Rate or reserve requirements shall become effective as of the opening of business on the day on which such change shall become effective.  The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the BNY Rate.  Each determination of the Alternate Base Rate or a Eurodollar Rate by the Administrative Agent pursuant to this Agreement shall be conclusive and binding on all parties hereto absent manifest error.  The Borrower acknowledges that to the extent interest payable on ABR Advances is based on the BNY Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on ABR Advances on the BNY Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which any Lender may now or in the future make loans to other borrowers.

3.2.                              Fees

(a)                                  Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for the account of the A or B (as applicable) Lenders in accordance with each such Lender’s applicable Commitment Percentage, a fee (the “Commitment Fee”), during the Revolving Credit Commitment Period, at a rate per annum equal to 0.50% of the excess of the average daily Aggregate Revolving Credit A or B (as applicable) Commitment Amount over the sum of the aggregate outstanding principal balance of the Revolving Credit A or B (as applicable) Loans on such day and the Letter of Credit A or B (as applicable) Exposure of all of the A or B (as applicable) Lenders.  The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December of each year, commencing on the first such day following the Effective Date and ending on the Revolving Credit Commitment Termination Date.  The Commitment Fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

(b)                                 Letter of Credit Commissions. The Borrower agrees to pay to the Administrative Agent, for the account of the A or B (as applicable) Lenders in accordance with each such Lender’s applicable Commitment Percentage, commissions (the “Letter of Credit Commissions”) with respect to the Letters of Credit for the period from and including the date of issuance of each thereof to the expiration date thereof, at a rate per annum equal to 2.64% (or, upon the occurrence and during the continuance of an Event of Default, 4.64%), on the average daily maximum amount available under any contingency to be drawn under such Letter of Credit.  The Letter of Credit Commissions shall be (i) calculated on the basis of a 360-day year for the actual number of days elapsed and (ii) payable quarterly in arrears on the last day of each March, June, September and December of each year and on the Revolving Credit Commitment Termination Date.

(c)                                  Letter of Credit Fronting Fees.  The Borrower agrees to pay to Administrative Agent, for the account of each Issuing Bank, a fee (the “Fronting Fees”) with respect to the Letters of Credit issued by such Issuing Bank for the period from and including the date of issuance of each thereof to the expiration date thereof, at a rate per annum equal to 0.250% on the average daily maximum amount available under any contingency to be drawn under such Letters of Credit.  The Fronting Fees shall be (i) calculated on the basis of a 360-day year for the actual number of days elapsed and (ii) payable quarterly in arrears on the last day of each March, June, September and December of each year and on the Revolving Credit Commitment Termination Date.  In addition to the Fronting Fees, the Borrower agrees to pay to each Issuing Bank, for its own account, its standard fees and charges customarily charged to customers similar to the Borrower with respect to any of the Letters of Credit issued by such Issuing Bank.

(d)                                 Administrative Agent’s Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.

3.3.                              Conversions

(a)                                  The Borrower may elect from time to time to convert one or more Eurodollar Advances to ABR Advances by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election, specifying whether such Advances constitute Revolving Credit A or B (as applicable) Loans and the amount to be converted, provided, that any such conversion of Eurodollar Advances shall only be made on the last day of the Interest Period applicable thereto.  In addition, the Borrower may elect from time to time to convert (i) ABR Advances to Eurodollar Advances and (ii) Eurodollar Advances to new Eurodollar Advances by selecting a new Interest Period therefor, in each case by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election, in the case of a conversion to Eurodollar Advances, specifying whether such Advances constitute Revolving

Credit A or B (as applicable) Loans, the amount to be so converted and the initial Interest Period relating thereto, provided that any such conversion of ABR Advances to Eurodollar Advances shall only be made on a Business Day and any such conversion of Eurodollar Advances to new Eurodollar Advances shall only be made on the last day of the Interest Period applicable to the Eurodollar Advances which are to be converted to such new Eurodollar Advances.  Each such notice shall be irrevocable and shall be given by the delivery by facsimile of a Notice of Conversion (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Notice of Conversion manually signed by the Borrower).  The Administrative Agent shall promptly provide the A or B (as applicable) Lenders with notice of each such election.  Advances may be converted pursuant to this Section in whole or in part, provided that the amount to be converted to each Eurodollar Advance with respect to the Revolving Credit A or B (as applicable) Loans, when aggregated with any Eurodollar Advance to be made on such date with respect to such Revolving Credit Loans in accordance with Section 2.5 and having the same Interest Period as such first Eurodollar Advance, shall equal no less than $1,000,000 or such amount plus a whole multiple of $1,000,000 in excess thereof.

(b)                                 Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of a Default or an Event of Default, the Borrower shall have no right to elect to convert any existing ABR Advance to a new Eurodollar Advance or to convert any existing Eurodollar Advance to a new Eurodollar Advance.  In such event, all ABR Advances shall be automatically continued as ABR Advances and all Eurodollar Advances shall be automatically converted to ABR Advances on the last day of the Interest Period applicable to such Eurodollar Advance.

(c)                                  Each conversion shall be effected by each A or B (as applicable) Lender by applying the proceeds of its new ABR Advance or Eurodollar Advance, as the case may be, to its Advances (or portion thereof) being converted (it being understood that any such conversion shall not constitute a borrowing for purposes of Sections 4, 5 or 6).

3.4.                              Concerning Interest Periods

Notwithstanding any other provision of any Loan Document:

(a)                                  If the Borrower shall have failed to elect a Eurodollar Advance under Section 2.5 or 3.3, as the case may be, in connection with any borrowing of new Revolving Credit A or B (as applicable) Loans or expiration of an Interest Period with respect to any existing Eurodollar Advance, the amount of such Revolving Credit Loans subject to such borrowing or such existing Eurodollar Advance shall thereafter be an ABR Advance until such time, if any, as the Borrower shall elect to convert such ABR Advances to a Eurodollar Advance pursuant to Section 3.3.

(b)                                 No Interest Period selected in respect of the borrowing of, or the conversion to, any Eurodollar Advance shall end after the Maturity Date, and no Interest Period selected in respect of the borrowing of any Swing Line Loan shall end after fifteen days prior to the Maturity Date.

(c)                                  The Borrower shall not be permitted to have more than five Eurodollar Advances outstanding at any one time with respect to the Revolving Credit A or B (as applicable) Loans, it being agreed that each borrowing of a Eurodollar Advance pursuant to a single Borrowing Request shall constitute the making of one Eurodollar Advance for the purpose of calculating such limitation.

3.5.                              Indemnification for Loss

Notwithstanding anything contained herein to the contrary, if the Borrower shall fail for any reason to borrow a Revolving Credit Loan in respect of which it shall have requested a Eurodollar Advance or convert an Advance to a Eurodollar Advance after it shall have notified the Administrative Agent of its intent to do so, or if a Eurodollar Advance shall terminate for any reason prior to the last day of the Interest Period applicable thereto, or if the Borrower shall for any reason prepay or repay all or any part of the principal amount of a Eurodollar Advance prior to the last day of the Interest Period applicable thereto, the Borrower shall indemnify each A or B (as applicable) Lender against, and pay on demand directly to such Lender the amount (calculated by such Lender using any method chosen by such Lender which is customarily used by such Lender for such purpose) equal to any loss or out-of-pocket expense suffered by such Lender as a result of such failure to borrow or convert, or such termination, repayment or prepayment, including any loss, cost or expense suffered by such Lender in liquidating or employing deposits acquired to fund or maintain the funding of such Eurodollar Advance, or redeploying funds prepaid or repaid, in amounts which correspond to such Eurodollar Advance and any internal processing charge customarily charged by such Lender in connection therewith.

3.6.                              Capital Adequacy

If the amount of capital required or expected to be maintained by any Lender, the Swing Line Lender or any Issuing Bank or any Person directly or indirectly owning or controlling such Lender, the Swing Line Lender or any Issuing Bank (each a “Control Person”), shall be affected by the occurrence of a Regulatory Change and such Lender, the Swing Line Lender or such Issuing Bank shall have determined that such Regulatory Change shall have had or will thereafter have the effect of reducing the rate of return on such Lender’s, such Issuing Bank’s, the Swing Line Lender’s or such Control Person’s capital in respect of the Loans, Letters of Credit, Revolving Credit A or B (as applicable) Commitment, Swing Line A or B (as applicable) Commitment, Letter of Credit A or B (as applicable) Commitment or Letter of Credit or Swing Line Loan participations made or maintained by such Lender, the Swing Line Lender or such Issuing Bank, or of the Reimbursement Obligations owed to such Issuing Bank, in any case to a level below that which such Lender, such Issuing Bank, the Swing Line Lender or such Control Person could have achieved or would thereafter be able to achieve but for such Regulatory Change (after taking into account such Lender’s, such Issuing Bank’s, the Swing Line Lender’s or such Control Person’s policies regarding capital adequacy) by an amount deemed by such Lender, the Swing Line Lender or such Issuing Bank to be material, then, within ten days after demand by such Lender or such Issuing Bank, the Borrower shall pay to such Lender, such Issuing Bank, the Swing Line Lender or such Control Person such additional amount or amounts as shall be sufficient to compensate such Lender, such Issuing Bank, the Swing Line Lender or such Control

Person for such reduction, provided that if such Lender, such Issuing Bank, the Swing Line Lender or such Control Person fails to notify the Borrower of any such event requiring additional compensation within 45 days after such Lender, such Issuing Bank, the Swing Line Lender or such Control Person has obtained knowledge of such event, such Lender, such Issuing Bank, the Swing Line Lender or such Control Person, as the case may be, shall only be entitled to compensation under this Section 3.6 for costs incurred from and after the date 45 days prior to the date that such Lender, such Issuing Bank, the Swing Line Lender or such Control Person, as the case may be, does give such notice.

3.7.                              Reimbursement for Increased Costs

If any Lender, the Administrative Agent, the Swing Line Lender or any Issuing Bank shall determine that a Regulatory Change:

(a)                                  does or shall subject it to any Tax of any kind whatsoever with respect to any Eurodollar Advances or Swing Line Loans or its obligations under this Agreement to make Eurodollar Advances or Swing Line Loans, or change the basis of taxation of payments to it of principal, interest or any other amount payable hereunder in respect of its Eurodollar Advances or Swing Line Loans, or impose on the Administrative Agent, such Issuing Bank, the Swing Line Lender or such Lender any other condition regarding its Letters of Credit including any Tax required to be withheld from any amounts payable under the Loan Documents (except for imposition of, or change in the rate of, any Excluded Tax applicable to such Lender); or

(b)                                 does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender in respect of its Eurodollar Advances which is not otherwise included in the determination of a Eurodollar Rate or against any Letters of Credit issued by such Issuing Bank or participated in by any Lender;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing, converting or maintaining its Eurodollar Advances, or its commitment to make such Eurodollar Advances or Swing Line Loans, as the case may be, or to reduce any amount receivable hereunder in respect of its Eurodollar Advances, or to increase the cost to such Issuing Bank of issuing or maintaining its Letters of Credit or the cost to any Lender of participating therein or the cost to the Administrative Agent, the Swing Line Lender or such Issuing Bank of performing its respective functions hereunder with respect to the Letters of Credit, then, in any such case, the Borrower shall pay such Lender, the Administrative Agent, the Swing Line Lender or such Issuing Bank, as the case may be, within ten days after demand therefor, such additional amounts as is sufficient to compensate such Lender, such Issuing Bank, the Swing Line Lender or the Administrative Agent, as the case may be, for such additional cost or reduction in such amount receivable which such Lender, such Issuing Bank, the Swing Line Lender or the Administrative Agent, as the case may be, deems to be material as determined by such Lender, such Issuing Bank, the Swing Line Lender or the Administrative Agent, as the case may be; provided, however, that nothing in this Section shall require the Borrower to indemnify the Lenders, the

Administrative Agent, the Swing Line Lender or any Issuing Bank, as the case may be, with respect to any withholding Tax for which the Borrower has no obligation under Section 3.10.  No failure by any Lender or the Administrative Agent, the Swing Line Lender, or any Issuing Bank to demand, and no delay in demanding, compensation for any increased cost shall constitute a waiver of its right to demand such compensation at any time, provided that if the Administrative Agent, such Issuing Bank, the Swing Line Lender or such Lender fails to notify the Borrower of any such increased cost within 45 days after the Administrative Agent, such Issuing Bank, the Swing Line Lender or such Lender has obtained knowledge of such increased cost, the Administrative Agent, such Issuing Bank, the Swing Line Lender or such Lender, as the case may be, shall only be entitled to payment under this Section 3.7 for such increased cost incurred from and after the date 45 days prior to the date that the Administrative Agent, such Issuing Bank, the Swing Line Lender or such Lender, as the case may be, does give such notice.  A statement setting forth the calculations of any additional amounts payable pursuant to this Section submitted by a Lender, the Administrative Agent, the Swing Line Lender or an Issuing Bank, as the case may be, to the Borrower shall be conclusive absent manifest error.

3.8.                              Illegality of Funding

Notwithstanding any other provision hereof, if any Lender shall reasonably determine that any Regulatory Change shall make it unlawful for such Lender to make or maintain any Eurodollar Advance as contemplated by this Agreement, such Lender shall promptly notify the Borrower and the Administrative Agent thereof, and (i) the commitment of such Lender to make such Eurodollar Advances or convert ABR Advances to Eurodollar Advances shall forthwith be suspended, (ii) such Lender shall fund its portion of each requested Eurodollar Advance as an ABR Advance and (iii) such Lender’s Revolving Credit Loans then outstanding as such Eurodollar Advances, if any, shall be converted automatically to an ABR Advance on the last day of the then current Interest Period applicable thereto or at such earlier time as may be required by law.  If the commitment of any Lender with respect to Eurodollar Advances is suspended pursuant to this Section and such Lender shall have obtained actual knowledge that it is once again legal for such Lender to make or maintain Eurodollar Advances, such Lender shall promptly notify the Administrative Agent and the Borrower thereof and, upon receipt of such notice by each of the Administrative Agent and the Borrower, such Lender’s commitment to make or maintain Eurodollar Advances shall be reinstated.

3.9.                              Substituted Interest Rate

In the event that (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding) that by reason of circumstances affecting the interbank eurodollar market either adequate or reasonable means do not exist for ascertaining the Eurodollar Rate, or (ii) Required A or B Lenders shall have notified the Administrative Agent that they have determined (which determination shall be made on a reasonable basis and in good faith and shall be conclusive and binding) that the applicable Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such Eurodollar Rate, with respect to any portion of the Revolving Credit Loans that the Borrower has requested be made as Eurodollar Advances or Eurodollar Advances that will result from the requested conversion of any portion of the Advances into or of Eurodollar Advances (each, an “Affected Advance”), the Administrative Agent shall promptly notify the Borrower and the A or B (as applicable) Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected Advances.  If the Administrative Agent shall give such notice, (a) any Affected Advances shall be made as ABR Advances, (b) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to ABR Advances and (c) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to ABR Advances.  Until any notice under clauses (i) or (ii), as the case may be, of this Section has been withdrawn by the Administrative Agent (by notice to the Borrower promptly upon either (x) the Administrative Agent having determined that such circumstances affecting the interbank eurodollar market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate, or (y) the Administrative Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances, no further Eurodollar Advances shall be required to be made by the A or B (as applicable) Lenders, nor shall the Borrower have the right to convert all or any portion of the Revolving Credit A or B (as applicable) Loans to or as Eurodollar Advances.

3.10.                        Taxes; Net Payments

(a)                                  All payments made by the Borrower under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any Included Taxes required by law to be withheld from any amounts payable under the Loan Documents.  In the event that the Borrower is prohibited by law from making payments under the Loan Documents free of deductions or withholdings in respect of Included Taxes, then the Borrower shall pay such additional amounts to the Administrative Agent, for the benefit of the Indemnified Tax Persons, as may be necessary in order that the actual amounts received by each Indemnified Tax Person in respect of interest and any other amount payable under the Loan Documents after deduction or withholding (and after payment of any additional taxes or other charges due as a consequence of the payment of such additional amounts) shall equal the amount that would have been received if such deduction or withholding were not required.  In the event that any such deduction or withholding with respect to Included Taxes can be reduced or nullified as a result of the application of any relevant double taxation convention, the relevant Indemnified Tax Person will cooperate with the Borrower (at the sole expense of the Borrower) in making application to the relevant taxing authorities to seek to obtain such reduction or nullification, so long as it would not be disadvantageous to such Indemnified Tax Person, provided, however, that no Indemnified Tax Person shall have any obligation to engage in litigation with respect thereto.  If the Borrower shall make any payments under this Section 3.10 or shall make any deductions or withholdings from amounts paid in accordance with this Section 3.10, the Borrower shall, as promptly as practicable thereafter, forward to the Administrative Agent original or certified copies of official receipts or other evidence acceptable to the Administrative Agent establishing such payment and the Administrative Agent in turn shall distribute copies of such receipts to each Indemnified Tax Person.  If payments under the Loan Documents to any Indemnified Tax Person are or become subject to any withholding, such Indemnified Tax Person shall (unless otherwise required by a Governmental Authority or as a result of any treaty, convention, law, rule, regulation, order or similar directive applicable to such Indemnified Tax Person) use its best efforts to designate a different office or branch to which payments are to be made under the Loan Documents from that initially selected thereby, if such designation would avoid or mitigate such withholding and would not be disadvantageous to such Indemnified Tax Person.  In the event that any Indemnified Tax Person shall have determined that it received a refund or credit for Included Taxes paid by the Borrower under this Section 3.10, such Indemnified Tax Person shall promptly notify the Administrative Agent and the Borrower of such fact and shall remit to the Borrower the amount of such refund or credit applicable to the payments made by the Borrower in respect of such Indemnified Tax Person under this Section 3.10.

(b)                                 Each Indemnified Tax Person shall deliver to the Borrower such certificates, documents, or other evidence as the Borrower may reasonably require from time to time as are necessary to establish that such Indemnified Tax Person is not subject to withholding under Section 1441, 1442 or 3406 of the Code or as may be necessary to establish, under any law imposing upon the Borrower, hereafter, an obligation to withhold any portion of the payments made by the Borrower under the Loan Documents, that payments to the Administrative Agent on behalf of such Indemnified Tax Person are not subject to withholding.  Notwithstanding any provision herein to the contrary, the Borrower shall not have any obligation to pay to the Administrative Agent for the benefit of any Indemnified Tax Person any amount which the Borrower is required to withhold (and shall have no obligation to otherwise indemnify any Lender with respect to such amount) to the extent that the Borrower’s obligation to withhold is due to the failure of such Indemnified Tax Person to file any required statement, certificate or other document with respect to exemption which such Borrower requested of it.

(c)                                  Each Indemnified Tax Person not incorporated under the laws of the United States or any State thereof shall deliver to the Borrower such certificates, documents, or other evidence as the Borrower may reasonably require from time to time as are necessary to establish that such Indemnified Tax Person is not subject to withholding under Section 1441, 1442 or 3406 of the Code or as may be necessary to establish, under any law imposing upon the Borrower, hereafter, an obligation to withhold any portion of the payments made by the Borrower under the Loan Documents, that payments to the Administrative Agent on behalf of such Indemnified Tax Person are not subject to withholding.  Notwithstanding any provision herein to the contrary, the Borrower shall not have any obligation to pay to the Administrative Agent for the benefit of any Indemnified Tax Person any amount which the Borrower is liable to withhold due to the failure of such Indemnified Tax Person to file any statement of exemption required by the Code.

3.11.                        Option to Fund

Each Lender has indicated that, if the Borrower requests a Eurodollar Advance such Lender may wish to purchase one or more deposits in order to fund or maintain its funding of its applicable Commitment Percentage of such Eurodollar Advance during the Interest Period with respect thereto; it being understood that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid in respect of such Eurodollar Advance and any amounts owing under Sections 3.5 and 3.7.  Each Lender shall be entitled to fund and maintain its funding of all or any part of each Eurodollar Advance in any manner it sees fit, but all such determinations hereunder shall be made as if each Lender had actually funded and maintained its applicable Commitment Percentage of each Eurodollar Advance during the applicable Interest Period through the purchase of deposits in an amount equal to its applicable Commitment Percentage of such Eurodollar Advance having a maturity corresponding to such Interest Period.  Any Lender may fund its applicable Commitment Percentage of each Eurodollar Advance from or for the account of any branch or office of such Lender as such Lender may choose from time to time.

3.12.                        Replacement of Lenders

Notwithstanding the foregoing, if (i) any Lender shall request compensation or additional amounts pursuant to Section 3.6, 3.7 or 3.10 and such amounts are in excess of those being generally charged by the other Lenders, (ii) any Lender shall give any notice to the Borrower or the Administrative Agent pursuant to Section 3.8, (iii) a receiver or custodian shall have been appointed for any Lender and such Lender shall be in default of its obligations under this Agreement, or (iv) a Lender fails or refuses to agree to a request by the Borrower or to amend or waive, or grant any consent under, any provision of any Loan Document under circumstances when such amendment, waiver or consent requires the approval of all the Lenders to be effective and has been approved by the Administrative Agent, the Borrower may require that such Lender transfer all of its right, title and interest under this Agreement and such Lender’s Notes to any lender identified by the Borrower (a “Proposed Lender”) if such Proposed Lender agrees to assume all of the obligations of such Lender for consideration equal to the outstanding principal amount of such Lender’s Loans and all unreimbursed sums paid by such Lender under Section 2.10(b), together with all accrued and unpaid interest thereon to the date of such transfer and all other accrued and unpaid amounts payable under the Loan Documents to such Lender on or prior to the date of such transfer (including any accrued and unpaid fees hereunder and any amounts which would be payable under Section 3.5 as if all of such Lender’s Loans were being prepaid in full on such date).  Subject to the execution and delivery of new Notes and an Assignment and Acceptance Agreement and the satisfaction of the requirements contained in Section 11.7, such Proposed Lender shall be a “Lender” for all purposes hereunder.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements of the Borrower contained in Sections 3.5, 3.6, 11.5, 11.8 and 11.9 (without duplication of any payments made to such Lender by the Borrower or the Proposed Lender) shall survive for the benefit of any Lender replaced under this Section with respect to the time prior to such replacement.

4.                                       REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Lenders to make the Revolving Credit Loans, each Issuing Bank to issue the Letters of Credit and the Lenders to participate therein, and the Swing Line Lender to make the Swing Line Loans and the Lenders to participate therein, the Borrower makes the following representations and warranties to the Administrative Agent, each Issuing Bank, the Swing Line Lender and each Lender:

4.1.                              Subsidiaries; Capitalization

As of the Effective Date, the Borrower has only the Subsidiaries set forth on, and the authorized, issued and outstanding Capital Stock of the Borrower and each such Subsidiary is as set forth on, Schedule 4.1.  As of the Effective Date, except as set forth on Schedule 4.1, the shares of, or partnership or other interests in, each Subsidiary of the Borrower are owned beneficially and of record by the Borrower or another Subsidiary of the Borrower, are free and clear of all Liens and are duly authorized, validly issued, fully paid and nonassessable.  As of the Effective Date, except as set forth on Schedule 4.1, (i) neither the Borrower nor any of its Subsidiaries has issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof, (ii) there are no agreements, voting trusts or understandings binding upon the Borrower or any of its Subsidiaries with respect to the voting securities of the Borrower or any of its Subsidiaries or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing, and (iii) all of the outstanding Capital Stock of each Subsidiary of the Borrower is owned by the Borrower or another Subsidiary of the Borrower.

4.2.                              Existence and Power

Each of the Borrower and each of its Subsidiaries is duly organized or formed and validly existing in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

4.3.                              Authority and Execution

Each of the Borrower and each of its Subsidiaries has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party all of which have been duly authorized by all proper and necessary corporate, partnership or other applicable action and are in full compliance with its Organizational Documents, except where the failure to be in such full compliance could not reasonably be expected to have a Material Adverse Effect.  The Borrower and each of its Subsidiaries has duly executed and delivered the Loan Documents to which it is a party.

4.4.                              Binding Agreement

The Loan Documents (other than the Notes) constitute, and the Notes, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of each Credit Party, in each case, to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

4.5.                              Litigation

Except as set forth on Schedule 4.5, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower, any of its Subsidiaries or any other Credit Party) pending or, to the knowledge of the Borrower, threatened against the Borrower, any of its Subsidiaries or any other Credit Party or maintained by the Borrower, any of its Subsidiaries or any other Credit Party or which may affect the Property of the Borrower, any of its Subsidiaries or any other Credit Party or any of their respective Properties or rights, which (i) could reasonably be expected to have a Material Adverse Effect or (ii) (x) on the Closing Date, call into question the validity or enforceability of, or otherwise seek to invalidate, or might, individually or in the aggregate, materially and adversely affect, any Loan Document or any of the transactions contemplated thereby, or (y) on any other date on which the representations and warranties under this Agreement are made or deemed to be made, have resulted in any judgment or decree that affects the validity or enforceability of, or invalidates, or might, individually or in the aggregate, materially and adversely affect, any Loan Document or any of the transactions contemplated thereby.

4.6.                              Required Consents

Except for information filings required to be made in the ordinary course of business which are not a condition to the performance by the Borrower or any of its Subsidiaries under the Loan Documents to which it is a party, no consent, authorization or approval of, filing with, notice to, or exemption by, stockholders or holders of any other equity interest, any Governmental Authority or any other Person is required to authorize, or is required in connection with the execution, delivery or performance by the Credit Parties of the Loan Documents to which the Borrower or any of its Subsidiaries is a party or is required as a condition to the validity or enforceability of the Loan Documents against the Credit Parties to which any of the same is a party.  The Borrower, prior to each borrowing by it hereunder, has obtained all necessary approvals and consents of, and has filed or caused to be filed all reports, applications, documents, instruments and information required to be filed pursuant to all applicable laws, rules, regulations and requests of, all Governmental Authorities in connection with such borrowing.

4.7.                              Absence of Defaults; No Conflicting Agreements

(a)                                  Neither the Borrower, any of its Subsidiaries nor any other Credit Party is in default under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound, the effect of which default could reasonably be expected to have a Material Adverse Effect.  The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien (other than the Lien created by the Security Documents) upon any Property of the Borrower or any of its Subsidiaries or result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement, the effect of which could reasonably be expected to have a Material Adverse Effect.

(b)                                 Neither the Borrower, any of its Subsidiaries nor any other Credit Party is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse Effect.

4.8.                              Compliance with Applicable Laws

The Borrower and each of its Subsidiaries is complying in all respects with all laws, regulations, rules and orders of all Governmental Authorities which are applicable to the Borrower or such Subsidiary, a violation of which could reasonably be expected to have a Material Adverse Effect.

4.9.                              Taxes

Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in accordance with Section 7.4) which would be material to the Borrower or to the Borrower and its Subsidiaries taken as a whole, and no tax Liens have been filed with respect thereto (other than a Lien described in Section 8.2(i)).  The charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries with respect to all taxes are, to the best knowledge of the Borrower, adequate for the payment of such taxes, and the Borrower knows of no unpaid assessment which is due and payable against the Borrower or any of its Subsidiaries or any claims being asserted which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in accordance with Section 7.4, and for which adequate reserves have been set aside in accordance with GAAP.

4.10.                        Governmental Regulations

Neither the Borrower, any of its Subsidiaries nor any Person controlled by, controlling, or under common control with, the Borrower or any of its Subsidiaries, is (i) subject to regulation under the Public Utility Holding Company Act of 1935, as amended, or the Federal Power Act, as amended, or is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness (other than provisions of laws generally), including statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services or (ii) is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.11.                        Federal Reserve Regulations; Use of Loan Proceeds

Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  The Borrower will use the proceeds of all Loans and Letters of Credit in compliance with the provisions of Section 2.8.

4.12.                        Plans

Each Employee Benefit Plan is in compliance with ERISA, the Code and all other applicable state and federal law, in all material respects.  The Borrower and all ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards under ERISA and the Code with respect to each Employee Benefit Plan.  No event or condition has occurred and is continuing as to which the Borrower would be under an obligation to provide notice under Section 7.2(d), (e), (f) or (g).

4.13.                        Financial Statements

The Borrower has heretofore delivered to the Administrative Agent and the Lenders copies of the (i) audited Consolidated Balance Sheet of the Borrower as of December 31, 1999, and the related Consolidated Statement of Operations, Stockholder’s Equity and Cash Flow for the fiscal year then ended and (ii) the unaudited Consolidated Balance Sheets of the Borrower as of April 2, 2000, July 2, 2000 and October 1, 2000 and the related Consolidated Statement of Operations, Stockholder’s Equity and Cash Flow for the respective fiscal quarters then ended (with the related notes and schedules, the “Financial Statements”).  The Financial Statements fairly present the Consolidated financial condition and results of the operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of such unaudited statements, to normal year-end adjustments) and have been prepared in conformity with GAAP.  Except as set forth in the Financial Statements and as set forth on Schedule 4.13, since December 31, 1999, the Borrower and each of its Subsidiaries has conducted its business only in the ordinary course and there has been no Material Adverse Change.

4.14.                        Property

(a)                                  Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)                                 Schedule 4.14 sets forth the address of each real property that is owned or leased by the Borrower or any of the Subsidiaries as of the Effective Date.

4.15.                        Authorizations

(a)                                  The Borrower possesses or has the right to use all franchises, licenses and other rights set forth in the Trademark License Agreement, and with respect to which it is in compliance, with no known conflict with the valid rights of others.  No event has occurred which permits or, to the best knowledge of the Borrower, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of the Trademark License Agreement.

(b)                                 Each of the Borrower and each of its Subsidiaries possesses or has the right to use all other franchises, licenses and other rights as are material and necessary for the conduct of its business, and with respect to which it is in compliance, with no known conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect.  No event has occurred which permits or, to the best knowledge of the Borrower, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of any such other franchise, license or other right which revocation or termination could reasonably be expected to have a Material Adverse Effect.

4.16.                        Environmental Matters

(a)                                  Except as set forth on Schedule 4.16 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have become subject to any Environmental Liability, (iii) have received notice of any claim with respect to any Environmental Liability or (iv) know of any basis that could reasonably be expected to result in the Borrower or any of its Subsidiaries incurring any Environmental Liability.

(b)                                 Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 4.16, that, individually or in the aggregate, has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(c)                                  Since the dates of its formation or organization, neither the Borrower nor any of its Subsidiaries has used asbestos or any asbestos product in the manufacture of any of its products or otherwise in its business or, to the best knowledge of the Borrower, has sold any asbestos or asbestos related product.

4.17.                        Solvency

Each of the Borrower and its Subsidiaries is Solvent.

4.18.                        Absence of Certain Restrictions

No indenture, certificate of designation for preferred stock, agreement or instrument to which the Borrower or any of its Subsidiaries is a party (other than this

Agreement), prohibits or limits in any way, directly or indirectly the ability of any Subsidiary (other than any Receivables Subsidiary) of the Borrower to make Restricted Payments or repay any Indebtedness to the Borrower or to another Subsidiary of the Borrower.

4.19.                        No Misrepresentation

No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Borrower or any of its Subsidiaries in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact or omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made.

5.                                       CONDITIONS TO EFFECTIVENESS

The effectiveness of this Agreement shall be subject to the fulfillment of the following conditions precedent:

5.1.                              Evidence of Action

The Administrative Agent shall have received a certificate, dated the effective date of this Agreement, of the Secretary or Assistant Secretary or other analogous counterpart of the Borrower (i) attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary corporate action (in form and substance satisfactory to the Administrative Agent) taken by it to authorize this Agreement and the transactions contemplated hereby, (ii) attaching a true and complete copy of its Organizational Documents or certifying that there has been no change in its Organizational Documents since the Effective Date, (iii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign this Agreement, including therein a signature specimen of such officer or officers and (iv) certifying that the Borrower is in good standing in the jurisdiction of its formation and in each other jurisdiction in which it is qualified to do business, except, in the case of such other jurisdiction, when the failure to be in good standing in such jurisdiction would not have a Material Adverse Effect.

5.2.                              This Agreement

The Administrative Agent shall have received counterparts of this Agreement signed by the Borrower, the Administrative Agent, JPMorgan Chase Bank (formerly, The Chase Manhattan Bank), as a party to the Chase Substitute Platinum Note, Fleet National Bank, as a party to the Fleet LC Agreement, and Building Materials Manufacturing Corporation, as a party to the Fleet LC Agreement.

5.3.                              Notes

The Administrative Agent shall have received a new Revolving Credit A Note for each A Lender, a new Revolving Credit B Note for each B Lender, and a new Swing Line A Note and Swing Line B Note for the Swing Line Lender in replacement of the Revolving Credit Notes and Swing Line Notes issued under the $110 Million Credit Agreement and the $100 Million Credit Agreement.

5.4.                              Chase Platinum Substitute Note and Fleet LC Agreement

The Administrative Agent shall have received a copy of the fully executed Chase Platinum Substitute Note and the Second Amendment Agreement to the Fleet LC Agreement.

5.5.                              Opinion of Counsel to the Borrower and its Subsidiaries

The Administrative Agent shall have received an opinion of (i) Richard A. Weinberg, General Counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1, and (ii) Weil, Gotshal & Manges LLP, special counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2, each addressed to the Administrative Agent, the Swing Line Lender, the Issuing Banks, the Lenders and the Collateral Agent and dated the effective date of this Agreement.  It is understood that such opinions are being delivered to the Administrative Agent, the Swing Line Lender, the Issuing Banks, the Lenders and the Collateral Agent upon the direction of the Borrower and its Subsidiaries and that the Administrative Agent, the Swing Line Lender, the Issuing Banks, the Lenders and the Collateral Agent may and will rely on such opinions.

6.                                       CONDITIONS OF LENDING - ALL LOANS AND LETTERS OF CREDIT

The obligation of each A or B (as applicable) Lender to make a Revolving Credit A or B (as applicable) Loan, the Swing Line Lender to make a Swing Line A or B (as applicable) Loan or each Issuing Bank to issue any Letter of Credit (and each A or B (as applicable) Lender to participate therein) on a Borrowing Date is subject to the satisfaction of the following conditions precedent as of the date of such Revolving Credit Loan or Swing Line Loan or the issuance of such Letter of Credit, as the case may be:

6.1.                              Compliance

On each Borrowing Date and after giving effect to the Loans to be made and the Letters of Credit to be issued thereon (i) there shall exist no Default or Event of Default, (ii) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date, and (iii) each Credit Party shall be in compliance with all of the terms, covenants and conditions of the Loan Documents to which it is a party.  Each borrowing by the Borrower and each request by the Borrower for the issuance of a Letter of Credit shall constitute a representation and warranty by the Borrower as of such Borrowing Date that each of the foregoing matters is true and correct in all respects.

6.2.                              Borrowing Request; Letter of Credit Request

With respect to the Loans to be made, and the Letters of Credit to be issued, on each Borrowing Date, the Administrative Agent shall have received, (i) in the case of Loans, a Borrowing Request and (ii) in the case of Letters of Credit, a Letter of Credit Request together with the applicable Issuing Bank’s standard letter of credit application, Reimbursement Agreement and such other documentation as such Issuing Bank may reasonably require, in each case duly executed by an Authorized Signatory of the Borrower.

6.3.                              Minimum Cash Amount

On each Borrowing Date with respect to the making of Revolving Credit B Loans or Swing Line B Loans and the issuance of Letters of Credit under the Letter of Credit B Commitment, the Invested Cash plus the sum of (i) the book value (as determined in accordance with GAAP and reflected in the most recent Consolidated balance sheet delivered to the Administrative Agent and the Lenders pursuant to Section 7.1(d)) of the City of Michigan City, Indiana Economic Development Taxable Revenue Bonds Series 1999 held by the Borrower and its Subsidiaries and (ii) the Marketable Securities of the Borrower and its Subsidiaries (other than any Receivables Subsidiary) on a Consolidated basis in accordance with GAAP shall be less than $50,000,000.

6.4.                              Loan Closings

All documents required by the provisions of the Loan Documents to be executed or delivered to the Administrative Agent or any Lender on or before the applicable Borrowing Date shall have been so executed and delivered on or before such Borrowing Date.

7.                                       AFFIRMATIVE COVENANTS

The Borrower agrees that, so long as this Agreement is in effect, any Loan or Reimbursement Obligation (contingent or otherwise) in respect of any Letter of Credit remains outstanding and unpaid, or any other amount is owing under any Loan Document to any Lender, any Issuing Bank or the Administrative Agent, the Borrower shall:

7.1.                              Financial Statements and Information

Maintain, and cause each of its Subsidiaries to maintain, a standard system of accounting in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent and each Lender:

(a)                                  As soon as available, but in any event within 95 days after the end of each fiscal year, a copy of the Consolidated Balance Sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, together with the related Consolidated Statement of Operations, Stockholders’ Equity and Cash Flow as of and through the end of such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year.  The Consolidated Balance Sheet and Consolidated Statement of Operations, Stockholders’ Equity and Cash Flow

shall be audited and certified without qualification by the Accountants, which certification shall (i) state that the examination by such Accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and (ii) include the opinion of such Accountants that such Consolidated financial statements have been prepared in accordance with GAAP in a manner consistent with prior fiscal periods, except as otherwise specified in such opinion.  Notwithstanding any of the foregoing, the Borrower may satisfy its obligation to furnish its Consolidated Balance Sheet and Consolidated Statement of Operations, Stockholders’ Equity and Cash Flow by furnishing copies of the Borrower’s annual report on Form 10-K in respect of such fiscal year, together with the financial statements required to be attached thereto or incorporated by reference therein, provided the Borrower is required to file such annual report on Form 10-K with the SEC and such filing is actually made.

(b)                                 As soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the Consolidated Balance Sheet of the Borrower and its Subsidiaries as at the end of each such quarterly period, together with the related Consolidated Statement of Operations and Cash Flows for such period and for the elapsed portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the corresponding periods of the preceding fiscal year, certified by a Financial Officer of the Borrower as presenting fairly the Consolidated financial condition and the Consolidated results of operations of the Borrower and its Subsidiaries in accordance with GAAP.  Notwithstanding any of the foregoing, the Borrower may satisfy its obligation to furnish its quarterly Consolidated Balance Sheet and Consolidated Statement of Operations and Cash Flow by furnishing copies of the Borrower’s quarterly report on Form 10-Q in respect of such fiscal quarter, together with the financial statements required to be attached thereto or incorporated by reference therein, provided the Borrower is required to file such quarterly report on Form 10-Q with the SEC and such filing is actually made.

(c)                                  Within 50 days after the end of each of the first three fiscal quarters (95 days after the end of the last fiscal quarter), a Compliance Certificate, certified by a Financial Officer of the Borrower.

(d)                                 Within 30 days after the end of each fiscal month, a copy of the Consolidated Balance Sheet of the Borrower and its Subsidiaries as at the end of each such fiscal month, together with the related Consolidated Statement of Operations and Cash Flows (including, without limitation, line items for Capital Expenditures and payments made to any Parent or any Affiliate of the Borrower) for such period and for the elapsed portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the corresponding periods of the preceding fiscal year, certified by a Financial Officer of the Borrower as presenting fairly the Consolidated financial condition and the Consolidated results of operations of the Borrower and its Subsidiaries in accordance with GAAP.

(e)                                  Within 30 days after the end of each fiscal month, a report detailing asbestos claims, asbestos settlements, asbestos judgments and asbestos legal fees, in each case for such fiscal month period and for the elapsed portion of the fiscal year through such fiscal month period.

(f)                                    Such other information as the Administrative Agent or any Lender may reasonably request from time to time.

7.2.                              Certificates; Other Information

Furnish to the Administrative Agent and each Lender:

(a)                                  Prompt written notice if: (i) any Indebtedness of the Borrower or any of its Subsidiaries in an aggregate amount in excess of $5,000,000 for the Borrower and its Subsidiaries is declared or shall become due and payable prior to its stated maturity, or is called and not paid when due, (ii) a default shall have occurred under, or the holder or obligee of, any note (other than the Notes), certificate, security or other evidence of Indebtedness, with respect to any other Indebtedness of the Borrower or any of its Subsidiaries has the right to declare Indebtedness in an aggregate amount in excess of $5,000,000 for the Borrower and its Subsidiaries due and payable prior to its stated maturity, or (iii) there shall occur and be continuing a Default or an Event of Default;

(b)                                 Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other document naming the Borrower or any of its Subsidiaries a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document, (ii) any lapse or other termination of any license, permit, franchise or other authorization issued to the Borrower or any of its Subsidiaries by any Person or Governmental Authority, which lapse or termination could reasonably be expected to have a Material Adverse Effect, and (iii) any refusal by any Person or Governmental Authority to renew or extend any such material license, permit, franchise or other authorization, which lapse, termination, refusal or dispute could reasonably be expected to have a Material Adverse Effect;

(c)                                  Promptly upon becoming available, copies of all (i) registration statements (other than with respect to employee benefit plans), regular, periodic or special reports, schedules and other material which the Borrower or any of its Subsidiaries may now or hereafter be required to file with or deliver to any securities exchange or the SEC, and (ii) financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall generally send to analysts or all public holders of its Capital Stock in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement);

(d)                                 Prompt written notice in the event that the Borrower, any of its Subsidiaries or any ERISA Affiliate knows, or has reason to know, that (i) any Termination Event with respect to a Pension Plan has occurred or will occur, (ii) any condition exists with respect to a Pension Plan which presents a material risk of termination of the Pension Plan under

Section 4041(c) or 4042 of ERISA, imposition of a material excise tax, requirement to provide security to the Pension Plan or other material liability on the Borrower, any of its Subsidiaries or any ERISA Affiliate, (iii) the Borrower, any of its Subsidiaries or any ERISA Affiliate has filed under Section 4041(a)(2) of ERISA a notice of termination of, or intent to terminate, a Pension Plan, (iv) the Borrower, any of its Subsidiaries or any ERISA Affiliate has applied for a waiver of the minimum funding standard under Section 412 of the Code with respect to a Pension Plan, (v) the aggregate amount of the Unfunded Pension Liabilities under all Pension Plans is in excess of $5,000,000, (vi) the aggregate amount of Unrecognized Retiree Welfare Liability under all applicable Employee Benefit Plans is in excess of $1,000,000, (vii) the Borrower, any of its Subsidiaries or any ERISA Affiliate has engaged in a Prohibited Transaction with respect to an Employee Benefit Plan, (viii) the imposition of any material tax against the Borrower, any of its Subsidiaries or any ERISA Affiliate under Section 4980B(a) of the Code or (ix) the assessment of a material civil penalty against the Borrower, any of its Subsidiaries or any ERISA Affiliate under Section 502(c) of ERISA, together with a certificate of a Financial Officer of the Borrower setting forth the details of such event and the action which the Borrower, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto, together with a copy of all notices and filings with respect thereto.

(e)                                  Prompt written notice in the event that the Borrower, any of its Subsidiaries or any ERISA Affiliate shall receive a demand letter from the PBGC notifying the Borrower, such Subsidiary or such ERISA Affiliate of any final decision finding liability and the date by which such liability must be paid, together with a copy of such letter and a certificate of a Financial Officer of the Borrower setting forth the action which the Borrower, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto.

(f)                                    Promptly upon the same becoming available, and in any event by the date such amendment is adopted, a copy of any Pension Plan amendment that the Borrower, any of its Subsidiaries or any ERISA Affiliate proposes to adopt which would require the posting of security under Section 401(a)(29) of the Code, together with a certificate of a Financial Officer of the Borrower setting forth the reasons for the adoption of such amendment and the action which the Borrower, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto.

(g)                                 As soon as possible and in any event by the tenth day after any required installment or other payment under Section 412 of the Code owed to a Pension Plan shall have become due and owing by the Borrower, any of its Subsidiaries or any ERISA Affiliate and remain unpaid, a copy of the notice of failure to make required contributions provided to the PBGC by the Borrower, any of its Subsidiaries or any ERISA Affiliate under Section 412(n) of the Code, together with a certificate of a Financial Officer setting forth the action which the Borrower, such Subsidiary or such ERISA Affiliate proposes to take with respect thereto.

(h)                                 Prompt written notice upon any development in asbestos litigation that could reasonably be expected to have a Material Adverse Effect.

(i)                                     Such other information as the Administrative Agent or any Lender shall reasonably request from time to time.

7.3.                              Legal Existence

Except as may otherwise be permitted by Sections 8.3 and 8.4, maintain, and cause each of its Subsidiaries to maintain, its corporate, partnership or analogous existence, as the case may be, in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect, provided, however, that any Guarantor may be dissolved, provided that (i) no Event of Default shall then exist and be continuing, (ii) all of the Property of such Guarantor shall be transferred to the Borrower or any other Guarantor, (iii) no such dissolution shall adversely affect the Collateral (including the nature, status, quality or value thereof) or the interest of the Collateral Agent therein, and (iv) no Guarantor that creates accounts receivable may dissolve into any other Guarantor or the Borrower unless the accounts receivable of such Guarantor (or attributable to the line of business engaged in by such Guarantor) shall, after giving effect to such dissolution, constitute Collateral under the Security Agreement and shall be expressly excluded for all purposes from being sold to the Receivables Subsidiary pursuant to the Receivables Purchase Documents or otherwise being subject to any restriction contained in the Receivables Purchase Documents.

7.4.                              Taxes

Pay and discharge when due, and cause each of its Subsidiaries so to do, any Tax upon or with respect to the Borrower or such Subsidiary and any Tax upon the income, profits and Property of the Borrower and its Subsidiaries, which if unpaid, could reasonably be expected to have a Material Adverse Effect or become a Lien on Property of the Borrower or such Subsidiary (other than a Lien described in Section 8.2(i)), unless and to the extent only that any such Tax shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary and provided that such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor.

7.5.                              Insurance and Condemnation.

(a)                                  Liability Insurance.  Maintain, and cause each Subsidiary to maintain, insurance with financially sound insurance carriers on such of its Property, against at least such risks, and in at least such amounts, as are customarily insured against by similar businesses, in each case naming the Administrative Agent and the Collateral Agent as an additional insured under such policies.

(b)                                 Property Insurance.  Maintain such property and other insurance as is customarily maintained by companies engaged in similar businesses.  All such property insurance shall name the Collateral Agent, under a standard loss payable clause, as a loss payee, as its interest may appear, in respect of each claim resulting in a payment under any such insurance policy exceeding $500,000 and shall contain such endorsements as the Collateral Agent shall require.  If the Borrower or any of its Subsidiaries shall receive the proceeds of any insurance, the Borrower shall cause such proceeds to be deposited in a deposit account with a Qualified Depositary Institution that is subject to an effective Depositary Control Agreement.

(c)                                  Condemnation Awards.  If the Borrower or any of its Subsidiaries shall receive the proceeds of any condemnation or similar awards, the Borrower shall cause such proceeds to be deposited in a deposit account with a Qualified Depositary Institution that is subject to an effective Depositary Control Agreement.

(d)                                 Insurance Policies.  The Borrower shall deliver to the Administrative Agent on the Effective Date and on each anniversary thereof a detailed list of all insurance of the Borrower and its Subsidiaries then in effect, stating the names of the carriers thereof, the policy numbers, the insureds thereunder, the amounts of insurance, dates of expiration thereof, and the Property and risks covered thereby, together with a certificate of an Authorized Signatory certifying that in the opinion of such officer such insurance complies with the obligations of the Borrower under this Section 7.5, and is in full force and effect.  Promptly upon request therefor, the Borrower shall deliver or cause to be delivered to the Administrative Agent originals or duplicate originals of all such policies of insurance.

7.6.                              Performance of Obligations

Pay and discharge when due, and cause each of its Subsidiaries so to do, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could (i) reasonably be expected to have a Material Adverse Effect, or (ii) become a Lien upon Property of the Borrower or any of its Subsidiaries other than a Permitted Lien, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted, and provided that such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor.

7.7.                              Observance of Legal Requirements

Observe and comply in all respects, and cause each of its Subsidiaries so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by it, provided that such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor.

7.8.                              Inspection of Property; Books and Records; Discussions

(a)                                  At all reasonable times, upon reasonable prior notice, permit representatives of the Administrative Agent and each Lender to visit the offices of the Borrower and each of its Subsidiaries, to examine the books and records thereof and Accountants’ reports relating thereto, and to make copies or extracts therefrom, to discuss the affairs of the Borrower and each such Subsidiary with the respective officers thereof, and to examine and inspect the Property of the Borrower and each such Subsidiary and to meet and discuss the affairs of the Borrower and each such Subsidiary with the Accountants.

(b)                                 Upon the occurrence and during the continuance of any Default, Event of Default or Material Adverse Change, at the request of the Required A or B Lenders and at the expense of the Borrower, permit financial consultants or other representatives of the Administrative Agent or any Lender to visit the offices of the Borrower and each of its Subsidiaries, to examine the books and records thereof and Accountants’ reports relating thereto and to make copies or extracts therefrom, to discuss the affairs of the Borrower and each such Subsidiary with the respective officers thereof, to examine and inspect the Property of the Borrower and each such Subsidiary, to meet and discuss the affairs of the Borrower and each such Subsidiary with the Accountants, and to prepare reports relating thereto.

7.9.                              Authorizations

Maintain, and cause each of its Subsidiaries to maintain, in full force and effect, all licenses, franchises, permits, licenses, authorizations and other rights as are necessary for the conduct of its business, except to the extent the failure to so maintain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.10.                        Financial Covenants

(a)                                  Interest Coverage Ratio.  Maintain as of the end of any fiscal quarter during each period set forth below, an Interest Coverage Ratio of not less than the applicable ratio set forth below:

Period	Ratio

Effective Date through the fiscal quarter ending on or about June 30, 2002	1.35:1.00

the fiscal quarter beginning on or about July 1, 2002 and thereafter	1.50:1.00.

(b)                                 Minimum Consolidated EBITDA.  Maintain as of the end of any fiscal quarter Consolidated EBITDA for the immediately preceding four fiscal quarters of not less than $80,000,000.

7.11.                        Additional Subsidiaries

If any Subsidiary is formed or acquired after the Effective Date, the Borrower will notify the Administrative Agent and the Lenders in writing thereof within three Business Days prior to the date on which such Subsidiary is to be formed or acquired and (i) the Borrower will cause such Subsidiary (other than the Receivables Subsidiary) to (a) execute and deliver each applicable Guaranty Document (or otherwise become a party thereto in the manner provided therein) and become a party to each applicable Security Document in the manner provided therein, in each case within five Business Days after the date on which such Subsidiary is formed or acquired and (ii) promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Administrative Agent or the Required Lenders shall reasonably request, (b) if any equity securities issued by any such Subsidiary are owned or held by or on behalf of the Borrower or any Guarantor or any loans, advances or other debt is owed or owing by any such Subsidiary to the Borrower or any Guarantor, the Borrower will cause such equity securities and promissory notes and other instruments evidencing such loans, advances and other debt to be pledged pursuant to the Security Documents within five Business Days after the date on which such Subsidiary is formed or acquired, and (c) deliver (i) a certificate, dated the date such Subsidiary shall have become a party to the Subsidiary Guaranty, executed by such Subsidiary and substantially in the form of, and with substantially the same attachments as, the certificate which would have been required under Section 5.1 if such Subsidiary had become a party to the Subsidiary Guaranty on or before the Effective Date, and (ii) an opinion of counsel to such Subsidiary, covering the same matters with respect to such Subsidiary as were covered by the opinions delivered pursuant to Section 5.14 of the $110 Million Credit Agreement and the $100 Million Credit Agreement, in form and substance satisfactory to the Administrative Agent, and (iii) such other documents as the Administrative Agent shall request.

7.12.                        Further Assurances; Certain Real Estate Matters

(a)                                  [Intentionally Omitted]

(b)                                 [Intentionally Omitted]

(c)                                  The Borrower will use its commercially reasonable best efforts to deliver or, as applicable, cause each of its Subsidiaries to deliver, to the Collateral Agent as soon as possible (i) counterparts of a Mortgage with respect to each Mortgaged Property listed on Part B of Schedule 1.1(m), signed on behalf of the record owner of such Mortgaged Property, (ii) a current title search report in standard form issued by a nationally recognized title insurance company with respect to each such Mortgaged Property, (iii) such UCC-1 financing statements and other documents, instruments or agreements that the Administrative Agent reasonably requests with respect to each such Mortgaged Property for purposes of creating and perfecting a valid mortgage lien on each such such Mortgaged Property, (iv) a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each

Mortgage on each such Mortgaged Property as a valid first Lien on such Mortgaged Property described therein, free of any other Liens except as permitted by Section 8.2, in form and substance reasonably acceptable to the Administrative Agent, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (v) such existing surveys of such Mortgaged Property as the Borrower or its Subsidiaries may have, (vi) a copy of any existing phase I environmental report issued for each such Mortgaged Property as the Borrower or its Subsidiaries may have, (vii) such customary opinions of local counsel to the Borrower with respect to such Mortgages as the Administrative Agent shall reasonably require and (viii) such other customary documentation with respect to such Mortgages and such Mortgaged Property, including copies of all appraisals issued with respect thereto, as the Administrative Agent may reasonably request.

(d)                                 With respect to each Mortgaged Property listed on Part B of Schedule 1.1(m), the Borrower will use its commercially reasonable best efforts to deliver or, as applicable, cause each of its Subsidiaries to deliver, to the Collateral Agent as soon as possible a collateral assignment (satisfactory in form and substance to the Administrative Agent) of all of its rights or options to acquire the underlying real estate and improvements constituting a part of such Mortgaged Property.

(e)                                  With respect to leased real property the landlord of which is an Affiliate of the Borrower, the Borrower will deliver or, as applicable, cause each of its Subsidiaries to deliver, to the Collateral Agent as soon as possible a landlord lien waiver with respect to each such leased real property, such landlord lien waiver to be in customary form and reasonably satisfactory to the Administrative Agent.

(f)                                    With respect to leased real property the landlord of which is not an Affiliate of the Borrower, the Borrower will use its commercially reasonable best efforts to deliver or, as applicable, cause each of its Subsidiaries to deliver, to the Collateral Agent as soon as possible a landlord lien waiver with respect to each such leased real property, such landlord lien waiver to be in customary form and reasonably satisfactory to the Administrative Agent.

(g)                                 The Borrower will, and will cause each Guarantor to, execute any and all further documents, financing statements, agreements (including guarantee agreements and security agreements) and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law, or which the Administrative Agent or the Required A or B Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect (including as a result of any change in applicable law) the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower and the Guarantors.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(h)                                 If any assets (including any real property or improvements thereto or any interest therein that exceed $1,000,000 in value) are acquired by the Borrower or any Guarantor after the Effective Date (other than Payroll Accounts, Petty Cash Accounts and assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Guarantors to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraphs (a), (b), (c), (d), (e) and (f) of this Section and shall deliver all documents, certificates and instruments required to be delivered pursuant to Section 5.5 of the $110 Million Credit Agreement and the $100 Million Credit Agreement as if such assets existed on the Effective Date, all at the expense of the Borrower and the Guarantors.

7.13.                        Environmental Compliance

The Borrower will, and will cause each Subsidiary to, use and operate all of its facilities and property in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where noncompliance with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

7.14.                        Invested Cash, Marketable Securities and System Cash

(a)                                  The Borrower will, and will cause each Subsidiary (other than any Receivable Subsidiary) to (i) deposit and maintain on deposit all of its Invested Cash in the Cash Collateral Account, (ii) [Intentionally Omitted], (iii) cause all of its System Cash to be deposited in Qualified Depositary Institutions and prior to any such deposit, cause each such Qualified Depositary Institution to execute and deliver to the Collateral Agent a Depositary Control Agreement and (iv) comply with the Cash Management System.

(b)                                 The Borrower will cause the Receivables Subsidiary to promptly transfer to the Borrower, for deposit in a Qualified Depositary Institution that has executed and delivered to the Collateral Agent a Depositary Control Agreement, cash held by the Receivables Subsidiary in excess of the cash required to be held by the Receivables Subsidiary pursuant to the Receivables Purchase Documents.

8.                                       NEGATIVE COVENANTS

The Borrower agrees that, so long as this Agreement is in effect, any Loan or Reimbursement Obligation (contingent or otherwise) in respect of any Letter of Credit remains outstanding and unpaid, or any other amount is owing under any Loan Document to any Lender, any Issuing Bank or the Administrative Agent, the Borrower shall not, directly or indirectly:

8.1.                              Indebtedness

Create, incur, assume or suffer to exist any liability for Indebtedness, or permit any of its Subsidiaries so to do, except (i) Indebtedness under the Loan Documents, (ii) Indebtedness of the Borrower or any of its Subsidiaries existing on the Effective Date as set forth on Schedule 8.1, (iii) Borrower Intercompany Investments, (iv) the Chase Platinum Substitute Note, and (v) Indebtedness with respect to Capital Leases and purchase money Indebtedness of the Borrower or any of its Subsidiaries (including any extension, replacement or refinance of such Capital Lease or purchase money Indebtedness), provided that any such extension, replacement or refinance (x) does not result in an increase in the outstanding principal amount of such Capital Lease or purchase money Indebtedness from that in effect on the Effective Date, and (y) does not result in the annual lease payments/debt service payable under such Capital Lease or purchase money Indebtedness (as so extended, replaced or refinanced) exceeding the annual lease payments/debt service (without giving effect to any balloon or similar payments) payable under such Capital Lease or purchase money Indebtedness immediately prior to such extension, replacement or refinance.

8.2.                              Liens

Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or permit any of its Subsidiaries so to do, except (i) Liens for any Tax or governmental charge in the ordinary course of business which are not delinquent or which are being contested in accordance with Section 7.4 or 7.6, provided that enforcement of such Liens is stayed pending such contest, (ii) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (but not ERISA), (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety, performance and appeal bonds, contractual or warranty requirements and other obligations of like nature arising in the ordinary course of business, (iv) zoning ordinances, easements, rights of way, minor defects, irregularities, and other similar restrictions affecting real Property which do not materially adversely affect the value of such real Property or the financial condition of the Borrower or of the Borrower and its Subsidiaries taken as a whole or materially impair its use for the operation of the business of the Borrower or any such Subsidiary, (v) Liens arising by operation of law such as mechanics’, materialmen’s, carriers’, warehousemen’s liens incurred in the ordinary course of business which are not delinquent or which are being contested in accordance with Section 7.6, provided that enforcement of such Liens is stayed pending such contest, (vi) Liens arising out of judgments or decrees which are being contested in accordance with Section 7.6, provided that enforcement of such Liens is stayed pending such contest, (vii) Liens in favor of the Administrative Agent, the Issuing Banks and the Lenders under the Loan Documents and Liens in favor of the Collateral Agent under the Security Documents, (viii) broker’s Liens securing the payment of commissions and management fees in the ordinary course of business, (ix) Liens on Property (including replacements of such Property or additions or accessions thereto pursuant to applicable law) existing on the Effective Date as set forth on Schedule 8.2, (x) Liens under Capital Leases or purchase money Indebtedness permitted by Section 8.1(v), provided that such Liens attach only to the Property so acquired pursuant to such Capital Leases or purchase money Indebtedness (including replacements thereof or additions or accessions thereto pursuant to applicable law), and (xi) Liens arising solely from the filing of UCC financing statements for precautionary purposes in connection with true operating leases or conditional sales of property that are otherwise permitted under the Agreement and under which the Borrower or any of its Subsidiaries is lessee or on accounts receivable and related intangible rights in connection with non-recourse sales of accounts receivable of the Borrower to a Receivables Subsidiary pursuant to and in accordance with the Receivables Purchase Documents.

8.3.                              Merger, Consolidations and Acquisitions

Consolidate with, merge into or with any Person, make any Acquisition or enter into any binding agreement to do any of the foregoing which is not contingent on obtaining the consent of the Required Lenders, or permit any of its Subsidiaries so to do, except:

(a)                                  any wholly-owned Guarantor may merge with any other wholly-owned Guarantor or with the Borrower, provided that (i) no such merger shall adversely affect the Collateral (including the nature, status, quality or value thereof) or the interest of the Collateral Agent therein, (ii) the Borrower shall be the survivor in any merger involving the Borrower and (iii) no Guarantor that creates accounts receivable may merge with any other Guarantor or with the Borrower unless the accounts receivable of such Guarantor (or attributable to the line of business engaged in by such Guarantor) shall, after giving effect to such merger, constitute Collateral under the Security Agreement and shall be expressly excluded for all purposes from being sold to the Receivables Subsidiary pursuant to the Receivables Purchase Documents or otherwise being subject to any restriction contained in the Receivables Purchase Documents;

(b)                                 Investments permitted by Section 8.5; and

(c)                                  Dispositions permitted by Section 8.4.

8.4.                              Dispositions

Make any Disposition, or permit any of its Subsidiaries so to do, except:

(a)                                  Dispositions of inventory or other assets (including, without limitation, Marketable Securities, Cash Equivalents and Hedge Agreements) in the ordinary course of business or the disposition of platinum in connection with the satisfaction of the Chase Platinum Agreement;

(b)                                 Dispositions of shares of stock, notes or other securities or other equity interests owned by the Borrower or any of its Subsidiaries, other than any such equity interests of (i) any Subsidiaries of the Borrower, or (ii) other Persons, unless such equity interests are held solely as an investment and without a view to participating in the management of such other Person;

(c)                                  Dispositions by means of a lease or sublease of Property of the Borrower or any of its Subsidiaries, so long as the Borrower or such Subsidiary continues to reflect ownership of such Property in its financial statements in accordance with GAAP;

(d)                                 Dispositions of Property (other than accounts receivable) by the Borrower or any of its Subsidiaries to the Borrower or any Guarantor;

(e)                                  Dispositions of Property pursuant to a condemnation proceeding;

(f)                                    sales or transfers of accounts receivable (and related intangible rights) to any Receivables Subsidiary pursuant to and in accordance with the Receivables Purchase Documents;

(g)                                 the destruction of Property as a result of casualty;

(h)                                 Dispositions of Property which, in the reasonable opinion of the Borrower or such Subsidiary, is obsolete or no longer useful in the conduct of its business;

(i)                                     the Disposition of the Ontario, Port Arthur, Corvallis, Monroe, Houston and Leatherback facilities of the Borrower, provided that at least 50% of the consideration received for each such Disposition shall be cash and no Default or Event of Default shall exist immediately before or after giving effect thereto;

(j)                                     any Disposition the fair market value of which is less than $5,000,000 and, when aggregated with all other Dispositions made pursuant to this Section 8.4(j) within the same fiscal year, is less than $15,000,000; and

(k)                                  Dispositions in the ordinary course of business by means of a license or a sublicense, to the extent the proceeds thereof (excluding reimbursements, indemnities and the like) are included in the income before taxes and extraordinary items of the Borrower or such Subsidiary;

provided that in connection with Dispositions pursuant to subsections (i) or (j) above, upon receipt of any net proceeds by the Borrower or any of its Subsidiaries as a result thereof, the Borrower shall immediately cause such net proceeds to be deposited with a Qualified Depositary Institution that is subject to an effective Depositary Control Agreement.

8.5.                              Investments, Loans, Etc.

At any time, directly or indirectly, purchase or otherwise hold, own, acquire or invest in the Capital Stock of, evidence of indebtedness or other obligation or security issued by, any other Person, or make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or become a partner or joint venturer in any partnership or joint venture, or enter into any Hedge Agreement, or make any other investment (whether in cash or other Property) in any other Person, or make any commitment or otherwise to agree to do any of the foregoing (all of which are sometimes referred to herein as “Investments”), or permit any of its Subsidiaries so to do, except:

(a)                                  Investments in Cash Equivalents on deposit in the Cash Collateral Account;

(b)                                 Investments existing on the Effective Date as set forth on Schedule 8.5;

(c)                                  (i)                                     Investments of System Cash in the form of deposits in normal business banking accounts in a Qualified Depositary Institution that is subject to an effective Depositary Control Agreement, (ii) Investments in the form of deposits in Payroll Accounts with Qualified Depositary Institutions, (iii) Investments in the form of deposits in Petty Cash Accounts with Qualified Depositary Institutions, (iv) Investments in the form of deposits in Disbursement Account No. 1, and (v) Investments in the form of deposits in Disbursement Account No. 2;

(d)                                 Investments in Hedge Agreements, provided that such Investments are used for hedging purposes and in the ordinary course of business;

(e)                                  Borrower Intercompany Investments;

(f)                                    (i) loans or advances to employees of the Borrower or any of its Subsidiaries (other than any Permitted Holder) for travel and relocation expenses incurred in the ordinary course of business, and (ii) other loans or advances to employees of the Borrower or any of its Subsidiaries (other than any Permitted Holder) in an aggregate outstanding amount not to exceed $1,000,000;

(g)                                 [Intentionally Omitted]

(h)                                 [Intentionally Omitted]

(i)                                     Investments by any Receivables Subsidiary to the extent required pursuant to and in accordance with the Receivables Purchase Documents;

(j)                                     Investments in any “strategic alliance” joint marketing arrangement, provided that such Investments do not exceed $750,000 in the aggregate for any fiscal year;

(k)                                  Loans made to employees of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $6,000,000 in order for such employees to purchase equity securities of the Borrower pursuant to an employee stock purchase or similar program;

(l)                                     any loan made by the Borrower or any of its Subsidiaries to any Parent, provided that such loan shall be permitted under Section 8.6; and

(m)                               loans or advances to suppliers of the Borrower or any of its Subsidiaries relating to the operations or business thereof in an aggregate outstanding amount not to exceed $250,000 for any single supplier and $1,000,000 for all suppliers.

8.6.                              Restricted Payments

Declare or pay any Restricted Payments payable in cash or otherwise or apply any of its Property thereto or set apart any sum therefor, or permit any of its Subsidiaries so to do, except that: (i) a wholly-owned Subsidiary of the Borrower may declare and pay Restricted Payments to the Borrower or to any Guarantor, and (ii) the Borrower may make demand loans (which loans shall be evidenced by a Demand Note) to any Parent, provided that (a) the aggregate amount of all such loans shall not exceed (1) for the period from the Closing Date until the first anniversary thereof, the unused portion of the Annual Asbestos Basket for such period minus the Parent Letter of Credit Amount minus the Appeal Security Undrawn Amount, (2) for the period from the first anniversary of the Closing Date until the second anniversary of the Closing Date, $20,000,000 (not exceeding $10,000,000 per fiscal quarter of such year) plus the unused portion of the Annual Asbestos Basket for the period from the Closing Date until the second anniversary of the Closing Date minus the Parent Letter of Credit Amount minus the Appeal Security Undrawn Amount, and (3) for the period from the second anniversary of the Closing Date until the third anniversary of the Closing Date, $5,000,000 plus the unused portion of the Annual Asbestos Basket for the period from the Closing Date until the third anniversary of the Closing Date plus the unused portion of such $20,000,000 for the period from the first anniversary of the Closing Date until the second anniversary of the Closing Date minus the Parent Letter of Credit Amount minus the Appeal Security Undrawn Amount, and (b) immediately before and after giving effect thereto no Default or Event of Default shall exist.

8.7.                              Business and Name Changes

Materially change the nature of the business of the Borrower and its Subsidiaries taken as a whole as conducted on the Effective Date.

8.8.                              ERISA

Permit or cause any Pension Plan to have a Funded Current Liability Percentage of less than 60%, or increase benefits, or permit any of its Subsidiaries so to do, under any Employee Benefit Plan or establish or contribute to any new Employee Benefit Plan except to the extent that the same could not reasonably be expected to result in a Material Adverse Effect.

8.9.                              Prepayments of Indebtedness

Prepay or obligate itself to prepay, in whole or in part, Indebtedness under any Senior Note Indenture, the Fleet LC Agreement or the Chase Platinum Substitute Note or permit any of its Subsidiaries so to do.

8.10.                        Amendments, Etc. of Certain Agreements

Enter into or agree to any amendment, modification or waiver of any term or condition of its Organizational Documents or any of the Material Agreements in any way that could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries so to do, or, with respect to the Receivables Purchase Documents, that could reasonably be expected to (x) denigrate the value of the security interest of the Collateral Agent in the Capital Stock of the Receivables Subsidiary or in any other Collateral, including any accounts receivable of the Borrower or any of its Subsidiaries (other than the Receivables Subsidiary) not subject to the documents described in clause (i) of the definition of Receivables Purchase Documents, or (y) restrict the rights of the Collateral Agent to foreclose or otherwise pursue its remedies under the Security Agreement with respect to such Capital Stock or such other Collateral, in either case in comparison to such value or rights in existence under the Receivables Purchase Documents immediately prior to such amendment, modification or waiver (it being understood that advance rates, eligibility requirements, concentration limits and a maturity date (provided such maturity date is later than September 30, 2001) more favorable to the Receivables Subsidiary shall not be deemed to denigrate such value or restrict such rights).

8.11.                        Transactions with Affiliates

Except with respect to any Restricted Payment permitted by Section 8.6, become a party to any transaction with an Affiliate, or permit any of its Subsidiaries so to do, unless the terms and conditions relating thereto are as favorable to the Borrower or such Subsidiary as those which would be obtainable at the time in a comparable arms-length transaction with a Person other than an Affiliate.

8.12.                        Limitation on Upstream Transfers

Permit or cause any of its Subsidiaries (other than any Receivables Subsidiary) to enter into or agree, or otherwise be or become subject, to any agreement, contract or other arrangement (other than this Agreement) with any Person pursuant to the terms of which (i) such Subsidiary is or would be prohibited from making any advances to the Borrower or declaring or paying any cash dividends on any class of its Capital Stock owned directly or indirectly by the Borrower or any of the other Subsidiaries or from making any other distribution on account of any class of any such Capital Stock (herein referred to as “Upstream Transfers”), or (ii) the declaration or payment of Upstream Transfers on an annual or cumulative basis is or would be otherwise limited or restricted.

8.13.                        Capital Leases and Sale-Leaseback Transactions

Enter into any arrangement with any Person, or permit any of its Subsidiaries so to do, (i) constituting a Capital Lease or (ii) providing for the leasing (pursuant to a Capital Lease) by the Borrower or such Subsidiary of Property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of the

Borrower or such Subsidiary (a “Sale-Leaseback Transaction”), except Capital Leases and Sale-Leaseback Transactions of the Borrower or any of its Subsidiaries existing on the Effective Date as set forth on Schedule 8.13 and Capital Leases permitted under Section 8.1(v).

8.14.                        Capital Expenditures

Permit Capital Expenditures of the Borrower and the Subsidiaries to exceed (i) for the fiscal quarter ending on or about December 31, 2000, $15,800,000, (ii) from January 1, 2001 through and including December 31, 2001, $40,000,000, (iii) from January 1, 2002 through and including December 31, 2002, $30,000,000 plus the sum of 75% of the excess (up to $15,000,000) of Consolidated EBITDA for the four fiscal quarter period ending December 31, 2001 over $100,000,000 up to $120,000,000 and 100% of the excess (up to $15,000,000) of Consolidated EBITDA for the four fiscal quarter period ending December 31, 2001 over $120,000,000, and (iv) from January 1, 2003 through and including the Maturity Date, $30,000,000 plus the sum of 75% of the excess (up to $15,000,000) of Consolidated EBITDA for the four fiscal quarter period ending December 31, 2002 over $100,000,000 up to $120,000,000 and 100% of the excess (up to $15,000,000) of Consolidated EBITDA for the four fiscal quarter period ending December 31, 2002 over $120,000,000.  In calculating Capital Expenditures for any period set forth above, (i) there should be deducted from Capital Expenditures for such period the amount of any reimbursement due the Borrower or any of its Subsidiaries, but not paid during such period, from lessors under leases, which amount, had it been paid during such period, would have reduced the amount of Capital Expenditures for such period, (ii) there shall be added to Capital Expenditures for such period the amount of any reimbursement paid to the Borrower or any of its Subsidiaries during such period from lessors under leases to the extent such reimbursement had been deducted from Capital Expenditures for a prior period pursuant to clause (i) above, and (iii) there shall be excluded from Capital Expenditures the cost of the Borrower’s purchase of platinum in connection with the Chase Platinum Substitute Note.

8.15.                        Asbestos Costs

Permit all costs (including, without limitation, payments, settlements, judgments, the Appeal Security Drawn Amount and legal costs) of the Borrower and its Subsidiaries in connection with asbestos claims to exceed $2,000,000 per fiscal quarter (for any four fiscal quarter period, the “Annual Asbestos Basket”), provided that the Appeal Security Drawn Amount may exceed $2,000,000 per fiscal quarter but shall not exceed $8,000,000 for any four fiscal quarter period and shall be deemed usage of the Annual Asbestos Basket.

8.16.                        Tax Sharing Payments.

Permit any payments made by the Borrower or any of its Subsidiaries under the Tax Sharing Agreement (a) to be on terms other than the terms contained in the Tax Sharing Agreement, and (b) to exceed (i) for the period from the Closing Date through the last day of the fiscal year ending on or about December 31, 2000, $0, (ii) for the fiscal year ending on or about December 31, 2001, $0, and (iii) for the fiscal year ending on or about December 31, 2002 and for each fiscal year thereafter, $5,000,000 for such fiscal year if Consolidated EBITDA for the immediately preceding fiscal year is between $100,000,000 and $120,000,000 and $10,000,000 for such fiscal year if Consolidated EBITDA for the immediately preceding fiscal year is greater than $120,000,000.

9.                                       DEFAULT

9.1.                              Events of Default

The following shall each constitute an “Event of Default” hereunder:

(a)                                  The failure of the Borrower to make any payment of principal on any Note, or any reimbursement payment hereunder or under any Reimbursement Agreement, when due and payable; or

(b)                                 The failure of the Borrower to make any payment of interest, Fees, expenses or other amounts payable under any Loan Document or otherwise to the Administrative Agent with respect to the loan facilities established hereunder within three Business Days of the date when due and payable; or

(c)                                  The failure of the Borrower to observe or perform any covenant or agreement contained in Sections 2.8, 7.3, 7.10, 7.11, 7.14 or Section 8; or

(d)                                 The failure of any Credit Party to observe or perform any other term, covenant, or agreement contained in any Loan Document and such failure shall have continued unremedied for a period of 30 days after a Responsible Officer of such Credit Party shall have obtained knowledge thereof; or

(e)                                  Any representation or warranty made by any Credit Party (or by an officer thereof on its behalf) in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

(f)                                    (i) Liabilities and/or other obligations of the Borrower (other than its obligations hereunder) or any of its Subsidiaries, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness or operating leases (“Debt Obligations”) in an aggregate amount in excess of $5,000,000 (A) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (B) shall not be paid when due or within any grace period for the payment thereof, or (ii) as a consequence of the occurrence or continuation of any event or condition, the Borrower or any of its Subsidiaries has become obligated to purchase or repay any Debt Obligations in an aggregate amount in excess of $5,000,000 for the Borrower and its Subsidiaries before the regularly scheduled maturity date thereof, or (iii) any holder or holders (or any trustee or agent on its or their behalf) of any Debt Obligations in an aggregate amount in excess of $5,000,000 for the Borrower and its Subsidiaries shall have the right to declare such liabilities or obligations due and payable prior to the expressed maturity thereof; or

(g)                                 The Borrower or any of its Subsidiaries shall (i) suspend or discontinue its business (except as permitted pursuant to Section 7.3), (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution (except as permitted pursuant to Section 7.3) of the Borrower or such Subsidiary; or

(h)                                 An order for relief is entered under the bankruptcy or insolvency laws of any jurisdiction or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any of its Subsidiaries bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower or any of its Subsidiaries under the bankruptcy or insolvency laws of any jurisdiction, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any of its Subsidiaries, or of any substantial part of the Property of any thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower or any of its Subsidiaries, and any such decree or order continues unstayed and in effect for a period of 60 days; or

(i)                                     Judgments or decrees against the Borrower or any of its Subsidiaries aggregating in excess of $5,000,000 for the Borrower and its Subsidiaries shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; or

(j)                                     Any Loan Document shall cease, for any reason, to be in full force and effect, or any Credit Party shall so assert in writing or shall disavow any of its obligations under any Loan Document; or

(k)                                  The occurrence of a Change of Control; or

(l)                                     any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under any Security Document or any foreclosure, distraint, sale or similar proceedings have been commenced with respect to any Collateral; or

(m)                               (i) any Termination Event shall occur; (ii) any Accumulated Funding Deficiency, whether waived, shall exist with respect to any Pension Plan; (iii) any Person shall engage in any Prohibited Transaction involving any Employee Benefit Plan; (iv) the Borrower, any of its Subsidiaries or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to a Pension Plan under Title IV of ERISA; (v) the imposition of any tax under Section 4980B(a) of the Code; (vi) the assessment of a civil penalty with respect to any Employee Benefit Plan under Section 502(c) of ERISA; or (vii) any other event or condition shall occur or exist with respect to an Employee Benefit Plan which, in the case of clauses (i) through (vii), individually or in the aggregate, would be reasonably likely to constitute a Material Adverse Effect; or

(n)                                 the declaration or payment of any Restricted Payment described in clauses (i) and (ii) of the definition of Restricted Payment by, or loan to any shareholder of, G-I Holdings Inc., other than pursuant to a court order expressly permitting such declaration or payment.

9.2.                              Contract Remedies

(a)                                  Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (i) if it is an Event of Default specified in Sections 9.1(g) or 9.1(h), all Revolving Credit A and B Commitments, the Swing Line A and B Commitments and the Letter of Credit A and B Commitments shall immediately and automatically terminate and the Loans, all accrued and unpaid interest thereon, any Reimbursement Obligations owing or contingently owing in respect of all outstanding Letters of Credit and all other amounts owing under the Loan Documents shall immediately become due and payable, and the Borrower shall forthwith deposit an amount equal to the Letter of Credit A and B Exposure of all Lenders in a cash collateral account with and under the exclusive dominion and control of the Collateral Agent, and (ii) if it is any other Event of Default, upon the direction of the Required A or B Lenders the Administrative Agent shall (A) by notice to the Borrower, declare all Revolving Credit A or B (as applicable) Commitments, the Swing Line A or B (as applicable) Commitment, and the Letter of Credit A or B (as applicable) Commitment to be terminated forthwith, whereupon such Revolving Credit A or B (as applicable) Commitments, such Swing Line A or B (as applicable) Commitment and such Letter of Credit A or B (as applicable) Commitment shall immediately terminate, and/or (B) by notice to the Borrower, declare the Revolving Credit A or B (as applicable) Loans and the Swing Line A or B (as applicable) Loans, all accrued and unpaid interest thereon, any Reimbursement Obligations owing or contingently owing in respect of all outstanding Letters of Credit issued under the Letter of Credit A or B (as applicable) Commitment and all other amounts owing under the Loan Documents to the Administrative Agent, the Swing Line Lender in respect of the Swing Line A or B (as applicable) Commitment or the Swing Line A or B (as applicable) Loans, each Issuing Bank in respect of the Letter of Credit A or B (as applicable) Commitment or the Letters of Credit issued thereunder, and the A or B (as applicable) Lenders in respect of the Revolving Credit A or B (as applicable) Commitments or the Revolving Credit A or B (as applicable) Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable, and the Borrower shall forthwith deposit an amount equal to the Letter of Credit A or B (as applicable) Exposure of all A or B (as applicable) Lenders in a cash collateral account with and under the exclusive dominion and control of the Collateral Agent.  Except as otherwise provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.  The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

(b)                                 In the event that the Revolving Credit A or B (as applicable) Commitments of all the A or B (as applicable) Lenders, the Swing Line A or B (as applicable) Commitment of the Swing Line Lender and the Letter of Credit A or B (as applicable) Commitment shall have been terminated or the Revolving Credit A or B (as applicable) Loans and the Swing Line A or B (as applicable) Loans, all accrued and unpaid interest thereon, any Reimbursement Obligations owing or contingently owing in respect of all outstanding Letters of Credit issued under the Letter of Credit A or B (as applicable) Commitment and all other amounts owing under the Loan Documents to the Administrative Agent, the Swing Line Lender in respect of the Swing Line A or B (as applicable) Commitment or the Swing Line A or B (as applicable) Loans, each Issuing Bank in respect of the Letter of Credit A or B (as applicable) Commitment or the Letters of Credit issued thereunder, and the A or B (as applicable) Lenders in respect of the Revolving Credit A or B (as applicable) Commitments or the Revolving Credit A or B (as applicable) Loans shall have been declared due and payable pursuant to the provisions of this Section, any funds received by the Administrative Agent, the Swing Line Lender, the Issuing Banks and the Revolving Credit A or B (as applicable) Lenders from or on behalf of the Borrower in respect of or on account of the foregoing shall, subject to the Collateral Agent Agreement, be remitted to and applied by the Administrative Agent in the following manner and order: (i) first, to the payment of interest on, and then the principal portion of, any Revolving Credit A or B (as applicable) Loans which the Administrative Agent may have advanced on behalf of any A or B (as applicable) Lender for which the Administrative Agent has not then been reimbursed, (ii) second, to reimburse the Administrative Agent, the Swing Line Lender in respect of the Swing Line A or B (as applicable) Loans, the Issuing Banks in respect of the Letters of Credit issued under the Letter of Credit A or B (as applicable) Commitment and the A or B (as applicable) Lenders for any expenses due from the Borrower pursuant to the provisions of Section 11.5 and the Reimbursement Agreements, (iii) third, to the payment of the Reimbursement Obligations in respect of the Letters of Credit issued under the Letter of Credit A or B (as applicable) Commitment and the outstanding principal amount of the Swing Line A or B

(as applicable) Loans (together with all interest thereon), (iv) fourth, to the payment of the Fees owing to the Administrative Agent, the Swing Line Lender in respect of the Swing Line A or B (as applicable) Commitment or the Swing Line A or B (as applicable) Loans, each Issuing Bank in respect of the Letter of Credit A or B (as applicable) Commitment or the Letters of Credit issued thereunder, and the A or B (as applicable) Lenders in respect of the Revolving Credit A or B (as applicable) Commitments or the Revolving Credit A or B (as applicable) Loans, (v) fifth, to the payment of any other fees, expenses or amounts (other than the principal of and interest on the Revolving Credit A or B (as applicable) Loans and the Swing Line A or B (as applicable) Loans) payable by the Borrower under the Loan Documents to the Administrative Agent, the Issuing Banks in respect of the Letter of Credit A or B (as applicable) Commitment or the Letters of Credit issued thereunder, the Swing Line Lender in respect of the Swing Line A or B (as applicable) Commitment or the Swing Line A or B (as applicable ) Loans or any of the A or B (as applicable) Lenders, (vi) sixth, to the payment, pro rata according to the Outstanding Percentage of each A or B (as applicable) Lender, of interest due on the Revolving Credit A or B (as applicable) Loans, (vii) seventh, to the payment, pro rata according to the Outstanding Percentage of each A or B (as applicable) Lender, of principal on the Revolving Credit A or B (as applicable) Loans, and (viii) eighth, any remaining funds shall be paid to whomsoever shall be entitled thereto or as a court of competent jurisdiction shall direct.

10.                                 THE ADMINISTRATIVE AGENT

10.1.                        Appointment

Each Issuing Bank and each Lender hereby irrevocably designates and appoints BNY as the Administrative Agent of such Issuing Bank and such Lender under the Loan Documents and each Issuing Bank and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto.  The duties of the Administrative Agent shall be mechanical and administrative in nature, and, notwithstanding any provision to the contrary elsewhere in any Loan Document, the Administrative Agent shall not have any duties or responsibilities other than those expressly set forth therein, or any fiduciary relationship with, or fiduciary duty to, any Issuing Bank or any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

10.2.                        Delegation of Duties

The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely upon, and shall be fully protected in, and shall not be under any liability for, relying upon, the advice of counsel concerning all matters pertaining to such duties.

10.3.                        Exculpatory Provisions

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except the Administrative Agent for its own gross negligence or willful misconduct), or (ii) responsible in any manner to any Issuing Bank or any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any other Credit Party or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, perfection, enforceability or sufficiency of any of the Loan Documents or for any failure of the Borrower or any other Credit Party or any other Person to perform its obligations thereunder.  The Administrative Agent shall not be under any obligation to any Issuing Bank or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the Property, books or records of the Borrower or any other Credit Party.  Each Issuing Bank and the Lenders acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted under the Loan Documents unless the Administrative Agent shall be instructed in writing to do so by such Issuing Bank and Required Lenders and such instructions shall be binding on such Issuing Bank and all Lenders and all holders of the Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or is contrary to law or any provision of the Loan Documents.  The Administrative Agent shall not be under any liability or responsibility whatsoever, as Administrative Agent, to the Borrower or any other Credit Party or any other Person as a consequence of any failure or delay in performance, or any breach, by any Issuing Bank or any Lender of any of its obligations under any of the Loan Documents.

10.4.                        Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by a proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower or any other Credit Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may treat each Issuing Bank or each Lender, as the case may be, or the Person designated in the last notice filed with it under this Section, as the holder of all of the interests of such Issuing Bank or such Lender, as the case may be, in its Loans, Notes, Letters of Credit and Reimbursement Obligations, as applicable, until written notice of transfer, signed by such Issuing Bank or such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.  The Administrative Agent shall not be under any duty to examine or pass upon the validity, effectiveness, enforceability or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.  The Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required A Lenders, the Required B Lenders or the Required Lenders, as applicable, as it deems appropriate.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request or direction of the Required A Lenders, the Required B Lenders or the Required Lenders, as applicable, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon the Issuing Banks, all the A or B (as applicable) Lenders and all future holders of the Revolving Credit A or B (as applicable) Notes, the Swing Line A or B (as applicable) Note and the Reimbursement Obligations in respect of the Letters of Credit issued under the Letter of Credit A or B (as applicable) Commitment.

10.5.                        Notice of Default

The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received written notice thereof from an Issuing Bank, a Lender, or the Borrower.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Issuing Banks, the Lenders and the Borrower.

10.6.                        Non-Reliance on Administrative Agent and Other Lenders

Each Issuing Bank and each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Issuing Bank and each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any Lender, and based on such documents and information as it has deemed appropriate made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Borrower or any other Credit Party and the value and Lien status of any collateral security and made its own decision to enter into this Agreement.  Each Issuing Bank and each Lender also represents that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under any Loan Document, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Borrower or any other Credit Party and the value and Lien status of any collateral security.  Except for notices, reports and other documents expressly required to be furnished to the Issuing

Banks and/or the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Issuing Bank or any Lender with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of the Borrower or any other Credit Party which at any time may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7.                        Indemnification

Each Lender agrees to indemnify and hold harmless the Administrative Agent in its capacity as such (to the extent not promptly reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), pro rata according to its Credit Exposure (or at any time when the Aggregate Credit Exposure is zero, according to its Aggregate Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever including, without limitation, any amounts paid to the Lenders (through the Administrative Agent) by the Borrower pursuant to the terms of the Loan Documents, that are subsequently rescinded or avoided, or must otherwise be restored or returned which may at any time (including, without limitation, at any time following the payment of the Loans, the Notes and the Reimbursement Obligations) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the finally adjudicated gross negligence or willful misconduct of the Administrative Agent.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its pro rata share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrower under Section 11.5, to the extent that the Administrative Agent has not been paid such fees or has not been reimbursed for such costs and expenses by the Borrower.  The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its pro rata share of any amount required to be paid by the Lenders to the Administrative Agent as provided in this Section shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its pro rata share of such amount, but no Lender shall be responsible for the failure of other Lender to reimburse the Administrative Agent for such other Lender’s pro rata share of such amount.  The agreements in this Section shall survive the termination of the Revolving Credit A and B Commitments of all of the Lenders, the Swing Line A and B Commitments of the Swing Line Lender, the Letter of Credit A and B Commitments, and the payment of all amounts payable under the Loan Documents.

10.8.                        Administrative Agent in Its Individual Capacity

BNY and its affiliates may make secured or unsecured loans to, accept deposits from, issue letters of credit for the account of, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any other Credit Party as though BNY were not Administrative Agent hereunder and BNY Capital Markets did not arrange the transactions contemplated hereby.  With respect to any Revolving Credit Commitment or any Swing Line Commitment made or renewed by BNY and the Notes issued to, and the Reimbursement Obligations owing to, BNY, BNY shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall in each case include BNY.

10.9.                        Successor Administrative Agent

If at any time the Administrative Agent deems it advisable, in its sole discretion, it may submit to each Issuing Bank and each of the Lenders a written notice of its resignation as Administrative Agent under the Loan Documents, such resignation to be effective upon the earlier of (i) the written acceptance of the duties of the Administrative Agent under the Loan Documents by a successor Administrative Agent and (ii) on the 30th day after the date of such notice.  Upon any such resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and accepted such appointment in writing within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Issuing Banks and the Lenders, appoint a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States or any State thereof and having a combined capital, surplus, and undivided profits of at least $100,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent’s rights, powers, privileges and duties as Administrative Agent under the Loan Documents shall be terminated.  The Borrower, the other Credit Parties, the Issuing Banks and the Lenders shall execute such documents as shall be necessary to effect such appointment.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it, and any amounts owing to it, while it was Administrative Agent under the Loan Documents.  If at any time there shall not be a duly appointed and acting Administrative Agent, the Borrower agrees to make each payment due under the Loan Documents directly to the Issuing Banks and the Lenders entitled thereto during such time.

10.10.                  Documentation Agent, Syndication Agent and Lead Arranger

The Documentation Agent, the Syndication Agent and the Lead Arranger shall have no duties or obligations under the Loan Documents in their respective capacities as Documentation Agent, Syndication Agent and Lead Arranger.  The Documentation Agent, the Syndication Agent and the Lead Arranger shall be entitled to the same protections, indemnities and rights as the Administrative Agent.

10.11.                  Appointment of Collateral Agent

Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to enter into the Collateral Agent Agreement on behalf of and for the benefit of such Lender or such Issuing Bank and agrees to be bound by the terms of the Collateral Agent Agreement.  Each Lender and each Issuing Bank hereby authorizes the Collateral Agent to enter into the Security Documents and to take all action contemplated by the Security Documents.  Each Lender and each Issuing Bank agrees that it shall have no right individually to seek or to enforce or to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Parties upon the terms of the Security Documents.

11.                                 OTHER PROVISIONS

11.1.                        Amendments and Waivers

Notwithstanding anything to the contrary contained in any Loan Document, with the written consent of the Required Lenders the Administrative Agent and the appropriate Credit Parties may, from time to time, enter into written amendments, supplements or modifications thereof and, with the consent of the Required Lenders, the Administrative Agent on behalf of the Swing Line Lender, the Issuing Banks and the Lenders, may execute and deliver to any such Credit Parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences; provided that: (A) solely with the consent of the Required A or B (as applicable) Lenders (i) the Revolving Credit A or B (as applicable) Commitment Amount of any A or B (as applicable) Lender or the Aggregate Revolving Credit A or B (as applicable) Commitment Amount may be decreased, (ii) the Revolving Credit Commitment Period applicable to the Revolving Credit A or B (as applicable) Commitments may be shortened, (iii) the amount of the Commitment Fee in respect of the Revolving Credit A or B (as applicable) Commitments or the Letter of Credit Commissions in respect of the Letter of Credit A or B (as applicable) Commitment may be increased, or the time of payment thereof may be shortened, (iv) the rate of interest on any Revolving Credit or Swing Line A or B (as applicable) Loan or Note may be increased, or the time of payment thereof may be shortened, (v) the amount of any installment or other payment of principal on any Revolving Credit or Swing Line A or B (as applicable) Loan or Note may be increased, or the time of payment thereof may be shortened, or (vi) subject to (B) immediately below, change any other provision contained in Sections 2 or 3 (or any related definition contained in Section 1.1) of this Agreement relating solely to the Revolving Credit A or B (as applicable) Commitments or Loans, the Swing Line A or B (as applicable) Commitment or Loans, the Letter of Credit A or B (as applicable) Commitment or the Letters of Credit issued thereunder, or the Commitment Fee in respect of the Revolving Credit A or B (as applicable) Commitment or the Letter of Credit Commissions in respect of the Letter of Credit A or B (as applicable) Commitment; and (B) no such amendment, supplement, modification, waiver or consent, however, shall:

(a)                                  without the consent of all of the A or B (as applicable) Lenders (i) increase the Revolving Credit A or B (as applicable) Commitment Amount of any A or B (as applicable) Lender or the Aggregate Revolving Credit A or B (as applicable) Commitment Amount, (ii) extend the Revolving Credit Commitment Period applicable to the Revolving Credit A or B (as applicable) Commitments, (iii) reduce the amount, or extend the time of payment, of the Commitment Fee in respect of the Revolving Credit A or B (as applicable) Commitments or the Letter of Credit Commissions in respect of the Letter of Credit A or B (as applicable) Commitment, (iv) reduce the rate, or extend the time of payment of, interest on any Revolving Credit or Swing Line A or B (as applicable) Loan or Note, (v) reduce the amount, or extend the time of payment of any installment or other payment of principal on any Revolving Credit or Swing Line A or B (as applicable) Loan or Note, (vi) decrease or forgive the principal amount of any Revolving Credit or Swing Line A or B (as applicable) Loan or Note, (vii) change the definition of “Required A Lenders” or “Required B Lenders”, (viii) change the several nature of the A or B (as applicable) Lenders’ obligations, or (ix) change any provision governing the sharing of payments and liabilities among the A or B (as applicable) Lenders; and without the consent of all A and B Lenders, (i) consent to any assignment or delegation by the Borrower of any of its rights or obligations under any Loan Document, (ii) except as provided in Section 11.1(e), release all or any part of the Collateral or the obligations of any Guarantor under the Subsidiary Guaranty, (iii) change the provisions of Section 3.5, 3.6, 3.7, 3.9, 3.10, 9.1(a), this Section 11.1 or Section 11.7(a), (iv) change the definition of “Required Lenders”, (v) change the several nature of the Lenders’ obligations, or (vi) change any provision governing the sharing of payments and liabilities among all of the A and B Lenders;

(b)                                 without the written consent of the applicable Issuing Banks, change the Letter of Credit A or B (as applicable) Commitment, change the amount or the time of payment of the Letter of Credit Commissions or the Fronting Fees or change any other term or provision of this Agreement which relates to the Letter of Credit A or B (as applicable) Commitment or the Letters of Credit issued thereunder or any other rights or obligations of the applicable Issuing Banks under any Loan Document;

(c)                                  without the written consent of the Administrative Agent, amend, modify or waive any provision of Section 10 or otherwise change any of the rights or obligations of the Administrative Agent hereunder or under the Loan Documents;

(d)                                 without the written consent of the Swing Line Lender, change the Swing Line A or B (as applicable) Commitment or change any other term or provision that relates to the Swing Line A or B (as applicable) Commitment or the Swing Line A or B (as applicable) Loans or any other rights or obligations of the Swing Line Lender under any Loan Document; and

(e)                                  notwithstanding anything to the contrary contained in this Section 11.1, each of the Lenders (i) hereby authorizes the Administrative Agent, to the extent that the Administrative Agent is acting as the Required Lender Representative under and as such term is defined in the Security Agreement, to instruct the Collateral Agent pursuant to Section 7.1(b) of the Collateral Agent Agreement to release any Collateral (but not the proceeds thereof) in connection with a disposition of such Collateral as permitted by Section 8.4 and (ii) hereby authorizes the Administrative Agent to release all or any of the obligations of any Guarantor under the Subsidiary Guaranty in connection with a Disposition of such Guarantor as permitted by Section 8.4 or a dissolution of such Guarantor as permitted by Section 7.3.

Any such amendment, supplement, modification, waiver or consent shall apply equally to the Administrative Agent, the Swing Line Lender, the Issuing Banks and each of the Lenders and shall be binding upon the parties to the applicable Loan Document, the Lenders, the Issuing Banks, the Administrative Agent, the Swing Line Lender and all future holders of the Notes and the Reimbursement Obligations.  In the case of any waiver, the parties to the applicable Loan Document, the Issuing Banks, the Lenders, the Swing Line Lender and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and other Loan Documents to the extent provided for in such waiver, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

11.2.                        Notices

All notices, requests and demands to or upon the respective parties to the Loan Documents to be effective shall be in writing and, unless otherwise expressly provided therein, shall be deemed to have been duly given or made when delivered by hand, one Business Day after having been sent by overnight courier service, three Business Days after having been deposited in the mail, first-class postage prepaid, or, in the case of notice by facsimile, when sent, addressed as follows in the case of the Borrower, the Administrative Agent or the Swing Line Lender, and as set forth in Schedule 11.2 in the case of each Lender and each Issuing Bank, or addressed to such other addresses as to which the Administrative Agent may be hereafter notified by the respective parties thereto or any future holders of the Notes:

The Borrower:
Building Materials Corporation of America
1361 Alps Road
Wayne, New Jersey 07470
Attention: Treasurer
Telephone: (973) 628-3000
Facsimile:  (973) 628-3326

The Administrative Agent or the Swing Line Lender:
The Bank of New York
One Wall Street
Agency Function Administration
18th Floor
New York, New York 10286
Attention: Sandra Morgan

Telephone: (212) 635-4692
Facsimile:  (212) 635-6365

with a copy to:

The Bank of New York
One Wall Street
New York, New York 10286
Attention: David Judge,

Senior Vice President

Telephone: (212) 635-6861

Facsimile:  (212) 635-7498,

except that any notice, request or demand by the Borrower to or upon the Administrative Agent, the Swing Line Lender, the Issuing Banks or the Lenders pursuant to Sections 2.5, 2.9 or 3.3 shall not be effective until received.  Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by facsimile or other electronic means as fully as if originally signed.

11.3.                        No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Issuing Bank, the Swing Line Lender or any Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.                        Survival of Representations and Warranties and Certain Obligations

(a)                                  All representations and warranties made under the Loan Documents and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of the Loan Documents.

(b)                                 The obligations of the Borrower under Sections 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 11.5 and 11.8 shall survive the termination of the Revolving Credit Commitments of all of the Lenders, the Swing Line Commitments, the Letter of Credit Commitments and the payment of the Loans, the Reimbursement Obligations and all other amounts payable under the Loan Documents.

11.5.                        Expenses

The Borrower agrees, promptly upon presentation of a statement or invoice therefor, and whether any Loan is made or any Letter of Credit is issued (i) to pay or reimburse the Administrative Agent and BNY Capital Markets for all their respective out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation, execution and syndication of, the Loan Documents and any amendment, supplement or modification thereto (whether or not executed or effective), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including the fees and disbursements of Special Counsel, Wachtell, Lipton, Rosen & Katz and Policano & Manzo, (ii) to pay or reimburse the Issuing Banks, the Administrative Agent, the Swing Line Lender and the Lenders for all of its costs and expenses, including reasonable fees and disbursements of counsel, incurred in connection with (A) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out” (whether consummated or not) of the obligations of any Credit Party under any of the Loan Documents and (B) the enforcement of this Section and (iii) to pay, indemnify, and hold the Issuing Banks, the Lenders, the Swing Line Lender and the Administrative Agent harmless from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (iv) to pay, indemnify and hold the Issuing Banks, the Lenders, the Swing Line Lender and the Administrative Agent and each of its officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable counsel fees and disbursements) with respect to the enforcement and performance of the Loan Documents, the use of the proceeds of the Loans and the Letters of Credit and the enforcement and performance of the provisions of any subordination agreement involving the Administrative Agent and the Lenders (all the foregoing, collectively, the “Indemnified Liabilities”) and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower agrees to make the maximum payment not prohibited under applicable law; provided, however, that the Borrower shall have no obligation to pay Indemnified Liabilities to the Administrative Agent, the Swing Line Lender, any Issuing Bank or any Lender arising from the finally adjudicated gross negligence or willful misconduct of the Administrative Agent, the Swing Line Lender, such Issuing Bank or such Lender.  The agreements in this Section shall survive the termination of the Commitments and the payment of all amounts payable under the Loan Documents.

The Borrower agrees to pay on the date of this Agreement all fees for which invoices have been received of Bryan Cave LLP, Wachtell, Lipton, Rosen & Katz and Policano & Manzo in connection with the development, preparation, negotiation and execution of the Loan Documents and the transactions contemplated thereby.

11.6.                        Lending Offices

Each Lender agrees that, upon the occurrence of any event giving rise to any increased cost or indemnity under Sections 3.6, 3.7 and 3.10 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans and Reimbursement Obligations affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.5, 3.6, 3.7 and 3.10.

11.7.                        Successors and Assigns

(a)                                  This Agreement, the Notes and the other Loan Documents to which the Borrower is a party shall be binding upon and inure to the benefit of the Borrower, the Issuing Banks, the Swing Line Lender, the Administrative Agent, the Lenders, all future holders of the Notes and Reimbursement Obligations and their respective successors and assigns.  Neither the Borrower nor any other Credit Party shall delegate any obligation or duty under any Loan Document without the prior written consent of each Issuing Bank, the Swing Line Lender, the Administrative Agent and each Lender.

(b)                                 Subject to Section 11.7(e), each Lender, the Swing Line Lender and each Issuing Bank may at any time assign all or any portion of its rights under any Loan Document to any Federal Reserve Bank.

(c)                                  In addition to its rights under Section 11.7(b), each Lender shall have the right to sell, assign, transfer or negotiate (each an “Assignment”) all or any portion of all of its Loans, its Commitments and its Notes and its interest in the Loan Documents to any subsidiary or Affiliate of such Lender, to any other Lender or, with the prior written consent of each Issuing Bank that has a Letter of Credit outstanding, the Administrative Agent and the Swing Line Lender (which consents shall not be unreasonably withheld), to any bank, savings and loan institution, insurance company, thrift institution, pension fund, mutual fund (provided that no Affiliated Fund Distressed Debt Group shall own more than 30% of the aggregate Revolving Credit A or B (as applicable) Loans and Commitments) or, subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed), other financial institution, provided that (i) each such Assignment shall be of a constant, and not a varying, percentage of all of the assignor Lender’s rights and obligations under the Loan Documents that are being assigned, (ii) the Revolving Credit A or B (as applicable) Commitment Amount of the Revolving Credit A or B (as applicable) Commitments assigned shall be not less than $5,000,000 or the full Revolving Credit A or B (as applicable) Commitment Amount of such assignor Lender’s Revolving Credit A or B (as applicable) Commitment, and (iii) the assignor Lender and such assignee shall deliver to the Administrative Agent three copies of an Assignment and Acceptance Agreement executed by each of them, along with an assignment fee in the sum of $3,500 for the account of the Administrative Agent.  Upon receipt of such number of executed copies of each such Assignment and Acceptance Agreement together with the assignment fee therefor and the Borrower’s consent to such Assignment, if required, the Administrative Agent shall record the same and execute not less than two copies of such Assignment and Acceptance Agreement in the appropriate place, deliver one such copy to the assignor and one such copy to the assignee, and deliver one photocopy thereof, as executed, to the Borrower.  From and after the Assignment Effective Date specified in, and as defined in, such Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and shall for all purposes of this Agreement and the other Loan Documents be deemed an “A or B (as applicable) Lender” and a “Lender” and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under this Agreement and the other Loan Documents.  The Borrower agrees that, if requested, in connection with each such Assignment, it shall at its own cost and expense execute and deliver (1) to the Administrative Agent or such assignee a Revolving Credit A or B (as applicable) Note in a maximum principal amount equal to the Revolving Credit A or B (as applicable) Commitment Amount of the Revolving Credit A or B (as applicable) Commitments assumed by such assignee, and (2) to the Administrative Agent or such assignor Lender, in the event that such assignor Lender shall not have assigned all of its Revolving Credit A or B (as applicable) Commitment, a Revolving Credit A or B (as applicable) Note in a maximum principal amount equal to the Revolving Credit A or B (as applicable) Commitment Amount of the Revolving Credit A or B (as applicable) Commitment retained by such assignor, in each case either in escrow pending the delivery of, or against receipt of, such assignor Lender’s existing Revolving Credit A or B (as applicable) Note.  The Administrative Agent shall be entitled to rely upon the representations and warranties made by the assignee under each Assignment and Acceptance Agreement.

(d)                                 In addition to the participations provided for in Section 11.11(b), each Lender may grant participations in all or any part of its Loans, its Notes and its Commitments to one or more banks, insurance companies, pension funds, mutual funds or other financial institutions, provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement and the other Loan Documents for the performance of such obligations, (iii) the Borrower, the Swing Line Lender, the Issuing Banks, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) the granting of such participation does not require that any additional loss, cost or expense be borne by the Borrower at any time, and (v) the voting rights of any holder of any participation shall be limited to decisions that in accordance with Section 11.1 require the consent of all of the A or B (as applicable) Lenders or all of the Lenders.  The Borrower acknowledges and agrees that any such participant shall for purposes of Section 3.5, 3.6, 3.10 and 11.5 be deemed to be an “A or B (as applicable) Lender” and a “Lender”, provided that in no event shall the Borrower be liable for any amounts under said Sections in excess of the amounts for which it would be liable but for such participation.

(e)                                  No Lender shall, as between and among the Borrower, the Administrative Agent, the Swing Line Lender, the Issuing Banks and such Lender, be relieved of any of its obligations under the Loan Documents as a result of any assignment of or granting of participations in, all or any part of its Loans, its Commitments and its Notes, except that a Lender shall be relieved of its obligations to the extent of any such assignment of all or any part of its Loans, its Commitments or its Notes pursuant to Section 11.7(c).

11.8.                        Indemnity

The Borrower agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, BNY Capital Markets, the Issuing Banks, the Swing Line Lender and each and all of the Lenders, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel to such Indemnified Persons in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, including any liabilities and costs under environmental laws, Federal, state or local health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of the Borrower, any other Credit Party, or their respective predecessors in interest, or the past, present or future environmental condition of the Property of the Borrower or any of its Subsidiaries, the presence of asbestos-containing materials at any such Property, or the release or threatened release of any hazardous substance into the environment from any such Property) in any manner relating to or arising out of the Loan Documents or the transactions contemplated thereby, any commitment letter or fee letter executed between or among (x) the Borrower or any of its Subsidiaries, and (y) the Swing Line Lender, an Issuing Bank and/or the Administrative Agent, the capitalization of the Borrower or any of its Subsidiaries, the Commitments, the Letter of Credit Commitments, the making of, issuance of, management of and participation in the Loans or the Letters of Credit, or the use or intended use of the Letters of Credit and the proceeds of the Loans hereunder, provided that the Borrower shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent found in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or willful misconduct of such Indemnified Person.  The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise, and shall survive any termination of the Loan Documents, the expiration of the Revolving Credit Commitments, the Letter of Credit Commitments, the Swing Line Commitments and the payment of all Indebtedness of the Credit Parties under the Loan Documents.

11.9.                        Limitation of Liability

No claim may be made by the Borrower, any of its Subsidiaries, any other Credit Party, any Lender, any Issuing Bank or other Person against the Administrative Agent, any Lender, any Issuing Bank or the Swing Line Lender or any directors, officers, employees, or agents of any of them, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by any Loan Document, or any act, omission or event occurring in connection therewith, and each of the Borrower, its Subsidiaries, such other Credit Party, any such Lender, any such Issuing Bank or other Person hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

11.10.                  Counterparts

Each Loan Document (other than the Notes) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document.  It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged.  A counterpart of any Loan Document or to any document evidencing, and of any amendment, modification, consent or waiver to or of any Loan Document transmitted by facsimile shall be deemed to be an originally executed counterpart.  A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with each of the Borrower and the Administrative Agent.  Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by facsimile or other electronic means to the same extent as if originally signed.

11.11.                  Adjustments; Set-off

(a)                                  In addition to any rights and remedies of each Lender provided by law, upon the occurrence of an Event of Default and acceleration of the Notes, or at any time upon the occurrence and during the continuance of an Event of Default under Sections 9.1(a) or 9.1(b), each Lender, the Swing Line Lender and each Issuing Bank shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and apply against any indebtedness or other liability, whether matured or unmatured, of the Borrower to such Lender, the Swing Line Lender or such Issuing Bank arising under the Loan Documents, any amount owing from such Lender, the Swing Line Lender or such Issuing Bank to the Borrower.  To the extent permitted by applicable law, the aforesaid right of set-off may be exercised by such Lender, the Swing Line Lender or such Issuing Bank against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditors, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender, the Swing Line Lender or such Issuing Bank prior to the making, filing or issuance of, service upon such Lender, the Swing Line Lender or such Issuing Bank of, or notice to such Lender, the Swing Line Lender or such Issuing Bank of, any petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant.  Each Lender, the Swing Line Lender and each Issuing Bank agrees promptly to notify the Borrower and the

Administrative Agent after each such set-off and application made by such Lender, the Swing Line Lender or such Issuing Bank, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application.

(b)                                 If any Lender, the Swing Line Lender or any Issuing Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of its Revolving Credit or Swing Line A or B (as applicable) Loans, its Revolving Credit or Swing Line A or B (as applicable) Notes or Reimbursement Obligations in respect of Letters of Credit issued under the Letter of Credit A or B (as applicable) Commitment in excess of its Outstanding Percentage of payments then due and payable on account of the Revolving Credit or Swing Line A or B (as applicable) Loans, the Revolving Credit or Swing Line A or B (as applicable) Notes or Reimbursement Obligations in respect of Letters of Credit issued under the Letter of Credit A or B (as applicable) Commitment received by all of the A or B (as applicable) Lenders, the Swing Line Lender and the Issuing Banks, such Lender, the Swing Line Lender or such Issuing Bank, as the case may be, shall forthwith purchase, without recourse, for cash, from the other A or B (as applicable) Lenders, the Swing Line Lender and the applicable Issuing Banks such participations in their Revolving Credit or Swing Line A or B (as applicable) Loans, Revolving Credit or Swing Line A or B (as applicable) Notes and Reimbursement Obligations in respect of Letters of Credit issued under the Letter of Credit A or B (as applicable) Commitment as shall be necessary to cause such purchaser to share such excess payment with each of them according to their applicable Outstanding Percentages, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchaser, such purchase shall be rescinded and the related seller shall repay to such purchaser the purchase price to the extent of such recovery, together with an amount equal to such seller’s pro rata share (according to the proportion of (i) the amount of all other related required repayments to (ii) the total amount so recovered from the purchaser) of any interest or other amount paid or payable by the purchaser in respect of the total amount so recovered.

11.12.                  Construction

Each party to a Loan Document represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

11.13.                  Governing Law

The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws, but including Section 5-1401 of the General Obligations Law.

11.14.                  Headings Descriptive

Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

11.15.                  Severability

Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

11.16.                  Integration

All exhibits to a Loan Document shall be deemed to be a part thereof.  Except for agreements between the Administrative Agent, the Swing Line Lender and/or an Issuing Bank and the Borrower with respect to certain fees, the Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the Swing Line Lender, the Issuing Banks and the Lenders with respect to the subject matter thereof and supersede all prior agreements and understandings among them with respect to the subject matter thereof.

11.17.                  Consent to Jurisdiction

Each party to a Loan Document hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents.  Each party to a Loan Document hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each Credit Party hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

11.18.                  Service of Process

Each party to a Loan Document hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 11.2 of the applicable Loan Document executed by such party.  Each party to a Loan Document hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

11.19.                  No Limitation on Service or Suit

Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of the Borrower, the Administrative Agent, the Swing Line Lender, any Issuing Bank or any Lender to serve process in any manner permitted by law or limit the right of the Administrative Agent, the Swing Line Lender, any Issuing Bank or any Lender to bring proceedings against any Credit Party in the courts of any jurisdiction or jurisdictions in which such Credit Party may be served.

11.20.                  WAIVER OF TRIAL BY JURY

EACH OF THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER, THE ISSUING BANKS, THE LENDERS, AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN.  FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE SWING LINE LENDER, THE ISSUING BANKS, THE ADMINISTRATIVE AGENT, OR THE LENDERS, OR COUNSEL TO THE SWING LINE LENDER, THE ISSUING BANKS, THE ADMINISTRATIVE AGENT OR THE LENDERS, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE SWING LINE LENDER, THE ISSUING BANKS, THE ADMINISTRATIVE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.  THE BORROWER ACKNOWLEDGES THAT THE SWING LINE LENDER, THE ISSUING BANKS, THE ADMINISTRATIVE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.

11.21.                  Treatment of Confidential Information

Each Lender, each Issuing Bank, the Swing Line Lender and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrower or any of its Subsidiaries pursuant to this Agreement which (a) is identified by such Person as being confidential at the time the same is delivered to such Lender, such Issuing Bank, the Swing Line Lender or the Administrative Agent, or (b) constitutes any financial statement, financial projection or forecast, budget, compliance certificate, audit report, management letter or accountants’ certification delivered hereunder, provided, however, that nothing herein shall limit the disclosure of any such information (i) to the extent required by law, rule, regulation or judicial process, provided that, unless prohibited by applicable law or court order, each Lender, each Issuing Bank, the Swing Line Lender and the Administrative Agent, prior to the disclosure thereof, shall endeavor to notify the Borrower of any request for disclosure of any such confidential information by any governmental agency or representative thereof (other than in connection with an examination of the financial condition of such Issuing Bank, such Lender, the Swing Line Lender or the Administrative Agent by such governmental agency) or pursuant to legal process, (ii) on a confidential basis, to counsel to any Lender, any Issuing Bank, the Swing Line Lender or the Administrative Agent, (iii) to bank examiners, auditors or accountants, and any analogous counterpart thereof, (iv) to the Administrative Agent, the Lenders, the Swing Line Lender or the Issuing Banks, (v) in connection with any litigation or proceeding to which any one or more of the Lenders, the Issuing Banks, the Swing Line Lender or the Administrative Agent is a party, (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) agrees to keep such information confidential on substantially the same basis as set forth in this Section, or (vii) to affiliates of the Administrative Agent, the Swing Line Lender, each Lender and each Issuing Bank, so long as such affiliate agrees to keep such information confidential on substantially the same basis as set forth in this Section.

11.22.                  Conversion to DIP Facility

In the event that the Borrower shall become the subject of any bankruptcy proceedings under Chapter 11 of Title 11 of the United States Code, the Lenders and the Issuing Banks, together with JPMorgan Chase Bank under the Chase Platinum Substitute Note and Fleet National Bank under the Fleet LC Agreement, in each case severally and not jointly and based on their respective interests at the time in this Agreement, the Chase Platinum Substitute Note and the Fleet LC Agreement, and the Borrower agree, subject to receipt of all appropriate bankruptcy court approvals, to refinance and consolidate in full the indebtedness evidenced by (i) this Agreement, the Notes and the Letters of Credit, (ii) the Chase Platinum Substitute Note and (iii) the Fleet LC Agreement with a new debtor-in-possession credit facility (the “DIP Facility”), on terms and conditions (including a first priority perfected security interest on all of the Collateral (including a Mortgage on each Mortgaged Property listed on Part B of Schedule 1.1(m)) and an administrative claim against all estates, and the Borrower agrees to use its best efforts to provide a super priority administrative claim against such estates) substantially identical to this Agreement, the Chase Platinum Substitute Note and the Fleet LC Agreement in an aggregate amount (not exceeding $210,000,000 plus the principal amount of the Chase Platinum Substitute Note and the principal amount of the Fleet LC) equal to the Aggregate Revolving Credit A Commitment Amount, the Aggregate Revolving Credit B Commitment Amount plus the principal amount of the Chase Platinum Substitute Note and the principal amount of the Fleet LC, which DIP Facility will (i) refinance in full all Loans and Letters of Credit under this Agreement and all obligations under the Chase Platinum Substitute Note and the Fleet LC Agreement, whereupon this Agreement, the Chase Platinum Substitute Note and the Fleet LC Agreement will terminate, (ii) mature on August 18, 2004, (iii) allow for the cash payment of interest on the Senior Note Indentures, except that no interest may be paid on the Senior Note Indentures at any time during the continuance of a Default or Event of Default under the DIP Facility or if the Borrower shall not at the time have a Fixed Charge Coverage Ratio (as defined below) of greater than 1.50:1.00 (such Fixed Charge Ratio to be included in the DIP Facility), (iv) provide that Section 8.15 would no longer be applicable, provided that any asbestos costs and expenses of the Borrower and its Subsidiaries that are allocable to any Parent would reduce by an equal amount the amount available for loans made to any Parent under Section 8.6(ii), and

(v) if the DIP Facility is not consummated pursuant to a final court order (which order is in effect and not stayed and not under appeal, provided that an order that may be, but has not been, appealed shall be considered final) within 45 days of the Borrower becoming the subject of any such bankruptcy proceedings, an Event of Default (or similar event) shall have been deemed to occur under this Agreement, the Chase Platinum Substitute Note and the Fleet LC Agreement, upon which, in addition to all other rights and remedies available at such time, the default rate of interest and the default rate on letter of credit commissions under each such agreement, if not otherwise in effect, shall become applicable, commencing on the 46th day after the Borrower shall have become the subject of any such bankruptcy proceedings.  For purposes hereof, “Fixed Charge Coverage Ratio” shall mean the ratio of (x) Consolidated EBITDA to (y) the sum, without duplication, of all cash payments made in respect of Indebtedness (including all principal, interest, commitment fees, letter of credit fees, and similar fees), capital expenditures, Restricted Payments, loans and other advances and payments (including payments made under the Tax Sharing Agreement) to any Parent or Affiliate, and all restructuring, administration and other expenses and charges (to the extent such expenses and charges are not included (but are not expressly excluded) in the determination of Consolidated EBITDA), in each case determined on a Consolidated basis in accordance with GAAP for the four fiscal quarter period ending on the date of calculation or, if the date of calculation is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarters.

Prior to bankruptcy court approval of the DIP Facility, if no Event of Default shall exist and be continuing (including, without limitation, an Event of Default caused by the provisions of clause (v) in the preceding paragraph), the Borrower shall be entitled to use cash collateral for all purposes permitted under this Agreement as long as the Lenders are granted adequate protection in the form of a first priority perfected replacement lien on all postpetition accounts receivable and inventory and a super priority administrative claim against all estates, provided, however, if the bankruptcy court does not grant such adequate protection on the first day the order for relief is in effect, the Borrower may use cash collateral for three Business Days for ordinary course purposes.  The Lenders agree that any interim or final order approving the DIP Facility may not constitute a determination as to any third parties (specifically excluding the Borrower) regarding whether the Lenders are entitled to receive postpetition interest, fees or administrative status on refinanced prepetition indebtedness (except as otherwise provided in such interim or final order and approved by the bankruptcy court).  If (i) a Title 11 case in respect of the Borrower is commenced less than 91 days after the Liens under the Security Documents have been perfected with respect to the obligations outstanding under this Agreement, the Chase Platinum Substitute Note and the Fleet LC Agreement, (ii) no Revolving Credit B Loans, Swing Line B Loans or Letters of Credit issued under the Letter of Credit B Commitment have been made or issued, and (iii) the final order approving the DIP Facility does not provide that such obligations shall be refinanced with proceeds from the DIP Facility, then, in addition to all other rights and remedies available at such time, the commitment amount of the DIP Facility shall be reduced to reflect that such obligations shall not be so refinanced.

If the Borrower is in compliance with all conditions precedent under Section 6 of this Agreement, the Lenders shall not assert any defense that may otherwise be available under

Bankruptcy Code section 365(c) with respect to Lenders’ obligations herein concerning the DIP Facility.

Notwithstanding the foregoing, if the Lenders do not furnish the DIP Facility, or the bankruptcy court does not approve it, the Borrower does not waive any rights it has under Title 11 of the United States Code or otherwise.

Notwithstanding the foregoing, if the Borrower does not accept the DIP Facility, or the bankruptcy court does not approve it, the Lenders do not waive any rights they have under Title 11 of the United States Code or otherwise.

If and when the DIP Facility is approved by the bankruptcy court, the Borrower may use its funds for all valid corporate purposes, including, without limitation, professional fees, as long as there is no default under the DIP Facility (including any default of any covenant limiting such use).  The DIP Facility shall include a carveout of $7,500,000 for professional services.

If (i) the Borrower or any of its Subsidiaries shall not be permitted to perform its obligations under this Agreement that relate to the granting or delivery of Collateral (including a Mortgage on each Mortgaged Property listed on Part B of Schedule 1.1(m)) within the applicable time periods prescribed thereby due solely to an order of a court of competent jurisdiction issued within nine months of the Effective Date enjoining the Borrower or any of its Subsidiaries from performing any of such obligations within such applicable prescribed time periods (and the Lenders shall not have agreed to waive such failure to perform), the DIP Facility shall not have become effective and no other Default or Event of Default shall exist and (ii) the Borrower shall not be able to obtain an alternate debtor-in-possession credit facility on reasonable terms in an amount not exceeding $100,000,000 (an “Alternate DIP Facility”) without priming the liens on the Collateral (including a Mortgage on each Mortgaged Property listed on Part B of Schedule 1.1(m)) securing this Agreement, the Chase Platinum Substitute Note and the Fleet LC Agreement, then (x) an Alternate DIP Facility shall be permitted to prime such liens on the Collateral (including a Mortgage on each Mortgaged Property listed on Part B of Schedule 1.1(m)) and (y) such Alternate DIP Facility may, if such Alternate DIP Facility so requires, restrict the payment of interest on this Agreement, the Chase Platinum Substitute Note and the Fleet LC Agreement, provided that (A) the Revolving Credit B Commitments, the Swing Line B Commitment and the Letter of Credit B Commitment shall be immediately terminated and all principal, interest, letter of credit obligations and other obligations in respect of the Revolving Credit B Commitments and Loans, the Swing Line B Commitment and Loans and the Letter of Credit B Commitment and Reimbursement Obligations in respect of Letters of Credit issued thereunder shall have been paid in full in cash and (B) this Agreement, the Chase Platinum Substitute Note and the Fleet LC Agreement shall continue to be secured by a perfected security interest in all Collateral (including a Mortgage on each Mortgaged Property listed on Part B of Schedule 1.1(m)) subject only to the prior lien of such Alternate DIP Facility.

11.23.                  Consolidation and Restatement

This Agreement is the consolidated and restated credit agreement contemplated by Section 11.23 of both the $110 Million Credit Agreement and the $100 Million Credit Agreement.  Certain terms and provisions contained in the $110 Million Credit Agreement and the $100 Million Credit Agreement that related to prior periods have been deleted for convenience.

11.24.                  Chase Platinum Substitute Note

The Chase Platinum Substitute Note is hereby incorporated into this Section 11.24 as fully as if set forth in full herein.

11.25.                  Fleet LC Agreement

The Fleet LC Agreement is hereby incorporated into this Section 11.25 as fully as if set forth in full herein.

BUILDING MATERIALS CORPORATION OF AMERICA
CONSOLIDATED CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Consolidated and Restated Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BUILDING MATERIALS CORPORATION OF AMERICA, as the Borrower and as a party to the Chase Platinum Substitute Note and the Fleet LC Agreement

By:	/s/ John F. Rebele
Name:	John F. Rebele
Title:	Sr. Vice President - CFO

BUILDING MATERIALS MANUFACTURING CORPORATION, for purposes of Section 11.25, as a party to the Fleet LC Agreement

By:	/s/ John F. Rebele
Name:	John F. Rebele
Title:	Sr. Vice President - CFO

BUILDING MATERIALS CORPORATION OF AMERICA
CONSOLIDATED CREDIT AGREEMENT

THE BANK OF NEW YORK, as Administrative Agent

By:	/s/ Albert R. Taylor
Name:	Albert R. Taylor
Title:	Vice President

BUILDING MATERIALS CORPORATION OF AMERICA
CONSOLIDATED CREDIT AGREEMENT

FLEET NATIONAL BANK, for purposes of Section 11.25, as a party to the Fleet LC Agreement

By:	/s/ J.D. Smith
Name:	J.D. Smith
Title:	Vice President

BUILDING MATERIALS CORPORATION OF AMERICA
CONSOLIDATED CREDIT AGREEMENT

JPMORGAN CHASE BANK (formerly, The Chase Manhattan Bank), for purposes of Section 11.24, as a party to the Chase Substitute Platinum Note

By:	/s/ Peter Dedousis
Name:	Peter Dedousis
Title:	Managing Director

SCHEDULES

Schedule 1.1(m)	List of Mortgaged Properties
Schedule 1.1(q)	List of Qualified Depositary Institutions
Schedule 4.1	List of Subsidiaries; Capitalization
Schedule 4.5	List of Litigation
Schedule 4.13	Disclosure of Ordinary Course of Business
Schedule 4.14	List of Real Properties
Schedule 4.16	List of Environmental Matters
Schedule 8.1	List of Existing Indebtedness
Schedule 8.2	List of Existing Liens
Schedule 8.5	List of Investments
Schedule 8.5(g)	[Intentionally Omitted]
Schedule 8.5(h)	[Intentionally Omitted]
Schedule 8.13	List of Existing Capital Leases and Sale Leaseback Transactions
Schedule 11.2	List of Addresses for Notices